As filed with the Securities and Exchange Commission on November 30, 2001



                                                     Registration No. 333-64020

-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
-------------------------------------------------------------------------------



                                 AMENDMENT NO. 3



                                       to

                                   FORM S-4

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                               DELTA MUTUAL, INC.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

   Delaware                      7389                         14-1818394
(State or other        Primary Standard Industrial         I.R.S. Employer
jurisdiction of          Classification Code              Identification No.
incorporation or
 organization)

                     1730 Rhode Island Ave., N.W., Suite 812
                             Washington, D.C. 20036
                                 (202) 408-1155
-------------------------------------------------------------------------------
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Kenneth A. Martin
                      President and Chief Executive Officer
                               Delta Mutual, Inc.
                    1730 Rhode Island Avenue, N.W., Suite 812
                             Washington, D.C. 20036
                                 (202) 408-1155
-------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 with copies to:

Michael Paige, Esq.                         J. Dapray Muir, Esq.
Jackson & Campbell, P.C.                    Ruddy & Muir, LLP
1120 20th Street, N.W.                      1730 K Street, N.W.
South Tower                                 Suite 304
Washington, D.C. 20036                      Washington, D.C. 20006
(202) 457-1600                              (202) 835-0566

                  --------------------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement and all other conditions precedent to the acquisition of assets of Enterprises Solutions, Inc. ("Enterprises") by Delta Mutual, Inc. ("Delta") have been satisfied or waived as described in the enclosed Proxy Statement-Prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [ ].

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering [ ].

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].



          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

          PRELIMINARY PROXY STATEMENT-PROSPECTUS SUBJECT TO COMPLETION
                             DATED NOVEMBER 30, 2001



                           ENTERPRISES SOLUTIONS, INC.
                            140 Wood Road, Suite 200
                               Braintree, MA 02184



                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD DECEMBER __, 2001



          A Special Meeting of Stockholders (the "Special Meeting") of Enterprises Solutions, Inc., a Nevada corporation (the "Company" or "Enterprises")), will be held at the Boston-Dedham Hotel and Conference Center, 55 Ariadne Road, Junction I95 and Route 1A, Dedham, Massachusetts 02026, on __________, 2001, at 10:00 A.M. (local time) for the following purposes:

         1. The sale of substantially all of the assets of the Company pursuant to the Agreement of Sale, as amended, (the "Agreement") between Delta Mutual, Inc. ("Delta") and the Company, as approved by your Board of Directors, in exchange for 11,068,307 shares of common stock of Delta;

         2. The dissolution of the Company under Nevada law.


         The foregoing items of business are more fully described in the Proxy Statement-Prospectus which is attached and made a part of this Notice. In its distribution of the shares of Delta's common stock to Enterprises' stockholders following transfer of Enterprises' assets to Delta, Enterprises may be deemed to be an "underwriter" for purposes of the Securities Act of 1933, as amended.


         The Board of Directors has fixed the close of business on ___________, __________, 2001, as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

         All stockholders are cordially invited to attend the Special Meeting in person. However, whether or not you expect to attend the Special Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Special Meeting. If you send in your proxy card and then decide to attend the Special Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.




By Order of the Board of Directors,

/s/ CHARLES E. BOBBISH

Charles E. Bobbish


Secretary

                                    IMPORTANT
                                    ---------

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

THANK YOU FOR ACTING PROMPTLY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE DELTA COMMON STOCK TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS PROXY STATEMENT-PROSPECTUS.

Information contained in this Proxy Statement-Prospectus is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Proxy Statement-Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

                          DELTA MUTUAL, INC. PROSPECTUS
                                       AND
                   ENTERPRISES SOLUTIONS, INC. PROXY STATEMENT


ITEM                                                                                                        PAGE(S)
Where You Can Find Additional Information.........................................................................1
Forward-Looking Statements and Associated Risks...................................................................2
Prospectus Summary................................................................................................3
    The Companies.................................................................................................3
    The Transaction...............................................................................................4
    The Special Meeting...........................................................................................4
    Reasons for the Transaction...................................................................................5
    Plan of Liquidation and Dissolution...........................................................................6
    Recommendation to Stockholders................................................................................7
    Risk Factors and Conflicts of Interest........................................................................7
Risk Factors......................................................................................................8
Stockholder Approval of the Sale of Substantially All of Enterprises'
 Assets and of the Plan of Liquidation and Dissolution...........................................................12
     General.....................................................................................................12
     Record Date and Outstanding Voting Stock....................................................................12
     Revocability of Proxies.....................................................................................12
     Voting; Required Votes for Approval and Solicitation of Proxies.............................................13
     Quorum; Abstentions; Broker Non-Votes.......................................................................14
     Reasons for the Transaction and Recommendation of Enterprises' Board........................................14
     Reasons for Approval of Transaction - Delta.................................................................16
     Plan of Liquidation and Dissolution.........................................................................17
     Recommendation to Stockholders..............................................................................17
     Delta's Common Stock........................................................................................17
     Comparative Per Share Market Price Data.....................................................................17
     Interests of Certain Persons in the Transaction.............................................................18
     Security Ownership of Certain Beneficial Owners and Management..............................................19
     Background to the Transaction...............................................................................20
     Restrictions on Sales of Shares by Affiliates of Delta......................................................22
     Deregistration of Enterprises' Common Stock.................................................................22
     Failure to Complete the Transaction Could Negatively Impact
      Enterprises' Stock Prices and Future Business and Operations...............................................22
     Dissenters' or Appraisal Rights.............................................................................23
     Regulatory Requirements or Approvals Necessary..............................................................23
     Accounting Treatment........................................................................................23
     Material United States Federal Income Tax Consequences of the Transaction...................................23
         Tax Implications to Enterprises' Stockholders...........................................................25
         Tax Implications to Enterprises.........................................................................26
     Interests of Named Experts and Counsel......................................................................26
Description of the Agreement.....................................................................................27
     General.....................................................................................................27
     Assumed Liabilities.........................................................................................28
     Representations and Warranties..............................................................................30
     Covenants and Agreements....................................................................................31
     Conditions to Completion of the Purchase and Sale of Assets.................................................34

     Indemnification.............................................................................................35
     Amendment; Waiver...........................................................................................36
Description of the Plan of Liquidation and Dissolution...........................................................37
     General.....................................................................................................37
Description of Delta's Securities................................................................................39
     Delta's Common Stock........................................................................................39
     Percentage of Voting Shares Owned by Directors and Officers.................................................39
     Comparison of Rights of Holders of Enterprises' Stock and Holders of Delta's Stock..........................39
     Classes of Common Stock of Delta and Enterprises............................................................40
     Number of Directors.........................................................................................40
     Removal of Directors........................................................................................40
     Vacancies and Newly Created Directorships...................................................................40
     Ability to Call Special Meetings............................................................................41
     Enterprises' Preferred Stock................................................................................41
     Amendment of Delta's Certificate and Enterprises' Articles..................................................41
     Amendment of Bylaws.........................................................................................41
     Limitation of Liability of Directors........................................................................42
     Indemnification of Directors and Officers...................................................................42
Business of Enterprises..........................................................................................44
     History.....................................................................................................44
     Description of Business.....................................................................................44
     Products Available for Marketing............................................................................45
     Products under Development for 2002.........................................................................46
     Markets and Marketing.......................................................................................47
     Consulting Services to Be Marketed..........................................................................47
     Research and Development....................................................................................48
     Government Regulation.......................................................................................48
     Competition.................................................................................................48
     CODIS Computer GmbH.........................................................................................49
     Financing Activities........................................................................................49
     Investment Banking Relationship with Global Financial Group.................................................50
     Employees...................................................................................................50
     Properties..................................................................................................51
     Litigation..................................................................................................51
     Market for Enterprises' Common Stock........................................................................53
     Warrant Agreement for 1998 Warrants.........................................................................54
     Management..................................................................................................55
     Promoter and Former Control Person..........................................................................56
     Executive Compensation......................................................................................57
     Long-Term Incentive Plan Awards.............................................................................58
     Stock and Option Compensation of Officers and Directors.....................................................58
     2000 Restricted Stock Plan..................................................................................59
     Employment Agreements.......................................................................................60
     Certain Relationships and Related Transactions..............................................................61
Business of Delta................................................................................................62
     General.....................................................................................................62
     Change in Control...........................................................................................62
     Management..................................................................................................63
     Ownership of Delta's Common Stock...........................................................................65
     Employees...................................................................................................65
     Properties..................................................................................................65
     Legal Proceedings...........................................................................................65
     Market for Delta's Common Stock.............................................................................66
     Prior Acquisition Experience................................................................................66
     Conflicts of Interest.......................................................................................66
     Executive Compensation......................................................................................66
     Summary Compensation Table..................................................................................67
     Compensation Plans..........................................................................................67
     Employment Agreements.......................................................................................67
     Directors' Compensation.....................................................................................67

Certain Relationships and Related Transactions...................................................................67
Enterprises' and Delta's Plans of Operation .....................................................................68
Historical Financial Data of Delta..............................................................................F-1
Delta's Historical Quarterly Financial Data....................................................................F-15
Historical Financial Data of Enterprises.......................................................................F-16
Enterprises' Historical Quarterly Financial Data...............................................................F-35


Appendix A - Plan of Liquidation and Dissolution


Appendix B - Agreement of Sale and Amendments

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION


         Delta and Enterprises file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document Delta and Enterprises file at the SEC's public reference room in Washington, D.C. - 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Enterprises' and Delta's SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.


         Delta filed a registration statement on Form S-4 to register with the SEC the common stock to be issued in connection with the Agreement. This Proxy Statement-Prospectus is part of that registration statement and constitutes a prospectus in addition to being a proxy statement.

      You should rely only on the information or representations provided in or referred to in this Proxy Statement-Prospectus. Delta and Enterprises have not authorized anyone else to provide you with different information. You should not assume that the information in this Proxy Statement-Prospectus is accurate as of any date other than the date on the cover page of this document.

                 FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

This Proxy Statement-Prospectus contains for ward-looking statements made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical facts and can be identified by words such as "plan", "may", "expect," "anticipate," "estimate," "hopes," "believes," "continue," "intends," "seeks," "contemplates," "suggests," "envisions" or the negative thereof or other variations thereon or comparable terminology. Actual results could differ materially from these forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Proxy Statement-Prospectus will, in fact, occur. Delta does not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances and other factors discussed elsewhere in this Proxy Statement-Prospectus and the documents filed or to be filed by Delta with the SEC.

                               PROSPECTUS SUMMARY


         This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the (a) voluntary dissolution of Enterprises to be effected in accordance with the Plan of Liquidation and Dissolution, attached as Appendix A, and (b) the sale of Enterprises' assets pursuant to the Agreement of Sale, dated May 11, 2001, between Delta and Enterprises, attached as Appendix B, and the amendments thereto dated August 31, 2001, and November 27, 2001, attached as a part of Appendix B the Agreement of Sale, as so amended, is referred to herein as the "Agreement"). The sale of assets contemplated by the Agreement and the voluntary dissolution of Enterprises pursuant to the Plan of Liquidation and Dissolution are referred to collectively as the "Transaction". In particular, you should carefully read the documents, including the Plan of Liquidation and Dissolution and the Agreement, which are contained in this Proxy Statement-Prospectus.



The Companies


          Delta is a Delaware corporation with principal executive offices located at 1730 Rhode Island Avenue, N.W., Suite 812, Washington, D.C. 20036. Its telephone number is (202) 408-1155. It is a development stage company that intended to provide mortgage services through the Internet to the "sub-prime" market. At the time of its formation, companies with Internet based businesses were treated favorably in the capital markets, but over the past year the market for the stock of Internet based businesses has deteriorated substantially. The market decline for companies with Internet based businesses adversely impacted Delta's ability to raise the funds necessary to support its intended operations. Unable to secure additional financing, Delta determined that it was in the best interests of the company and its stockholders to consider other business opportunities, and on May 11, 2001, Delta entered into the Agreement to acquire substantially all of the assets of Enterprises in exchange for shares of Delta's common stock.



          Enterprises is a Nevada corporation with principal executive offices located at 140 Wood Road, Suite 200, Braintree, MA 02184 and its telephone number is (781) 356-4387. Enterprises' business is in the developmental stage. Its objective is to develop products and expertise which provide security for Internet and other networks and eBusiness transactions. Enterprises has developed three products, which it believes are ready for market. The first is a PC accessory consisting of a small keypad with card-swipe. Enterprises' keypad device generates its own encryption key and identification signal, which permits it to send protected data over open systems such as the Internet. Enterprises has also developed software which encrypts the transmission for secrecy and affords the receiver the means by which to ensure the data has not been altered en route. Enterprises' keypads cannot operate without supporting software. Enterprises has developed the above mentioned keypad device in another version with a fixed Global Positioning Satellite chip for personal security that has all of the functionality of the above keypads but also fixes the exact position and date and time of the transaction. Enterprises has also developed a complementary computer platform device to the above listed personal security devices, with designed in computer and network security, operating on the standard Intel-based architecture. Manufacturing arrangements for both keypad accessories have been concluded. Enterprises has assembled several production models of its third product, the Sapphire One server, and can produce additional units as required using available components. There have been no sales of such products and there can be no assurance that they will operate as envisioned or attain any commercial success. See "Risk Factors" at page 8. Enterprises' CEO, John A. Solomon, died on October 21, 2001, and its Treasurer, Alfred T. Saker, is now acting CEO.

The Transaction


         We propose a sale of assets by Enterprises to Delta. Following such sale, Enterprises will dissolve and liquidate. Both the Agreement between Enterprises and Delta and Enterprises' Plan of Liquidation and Dissolution are attached as Appendices to this document. We encourage you to read both documents. They are the legal documents governing the Transaction.


         Following the approval by the stockholders of Enterprises of the sale of substantially all of its assets to Delta, at a closing within several days of the special meeting, these assets would be assigned and transferred to Delta, and Delta would issue in exchange therefor a total of approximately 11,068,307 shares of its common stock to Enterprises and assume specified liabilities of Enterprises. Enterprises would then immediately distribute 8,731,703 shares of Delta common stock to Enterprises stockholders, on the basis of one share of Delta common for each share of Enterprises common held as of the closing date. Certificates for Enterprises common stock would be cancelled at the time Enterprises is liquidated. Within an estimated 120 to 180 days following the closing, Enterprises would be liquidated and all of its remaining assets, after satisfaction of its liabilities in accordance with Nevada law, would be distributed pro-rata to its stockholders. This final distribution would include the 2,336,604 shares of Delta common stock escrowed to satisfy any undisclosed liabilities of Enterprises, unless some or all of such shares were utilized to satisfy such liabilities. In its distribution of the shares of Delta's common stock to Enterprises' stockholders following transfer of Enterprises' assets to Delta, Enterprises may be deemed to be an "underwriter" for purposes of the Securities Act of 1933, as amended.


            Pursuant to the Agreement upon completion of the Transaction, Delta is expected to exchange 1.2676 shares of its common stock for each share of Enterprises. If and when all of Enterprises' stockholders exchange their shares, Enterprises' stockholders will own approximately 95.2% of Delta and the continuing business of Delta will be that of Enterprises. Although the transaction documents describe Delta as the acquirer, the reality of the situation is that Enterprises is the continuing entity. As a result, the accounting for the business combination will combine the net liabilities of Delta with the net assets of Enterprises from the effective date of the Transaction forward. The statements of operations and cash flows, currently and historically, will be those of Enterprises, but the capital structure will represent that of Delta with respect to the number of shares and par value.



         After the sale of substantially all its assets to Delta, it is not anticipated that Enterprises will have sufficient assets to satisfy its liabilities. In addition to accounts payable between $80,000 and $100,000, Enterprises is party to a lawsuit by two former employees, which suit is scheduled for trial December 17, 2001 (see "Litigation"). It is expected that such accounts payable and any judgment in favor of the former employees can be satisfied by payments from the 2,336,604 shares of Delta's stock held in escrow, in which event the number of Delta shares which would be available for distribution to Enterprises' stockholders could be reduced by 50% or more.

         In the second distribution of Delta common stock to Enterprises' stockholders, it is therefore not expected that the full .2676 share of Delta common stock would be distributed for each share of Enterprises common stock. In this distribution, no fractional shares of Delta common would be issued, and no cash adjustment would be made with respect thereto. For example, if you owned 100 shares of Enterprises' common stock on the closing date, in the initial distribution you would receive 100 shares of Delta common stock, and in the second distribution following the 90-day escrow period if all the escrowed shares were distributed (which is not expected) you would receive an additional 26 shares of Delta common stock. No fractional .76 share of Delta common stock would be issued, and no cash payment would be made to you.

            The parties are seeking to complete the sale of assets by December 31, 2001. The sale of assets should not result in any gain or loss for federal income tax purposes to Enterprises' stockholders. To review the tax consequences in greater detail, see pages 23 through 26.


            Enterprises' stockholders will not have any dissenters' or appraisal rights.

            After you have reviewed this document, indicate on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible, so that your shares will be represented at the special meeting.

The Special Meeting


            The special meeting will take place at the Boston-Dedham Hotel and Conference Center, 55 Ariadne Road, Junction I95 and Route 1A, Dedham, Massachusetts 02026, on __________, 2001, at 10:00 A.M. (local time). You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy card. In addition, you may withdraw your proxy and change your vote any time before the vote is taken at the special meeting by following the directions on page 12. If your shares are held in "street name", your broker will vote your shares only if you provide written instructions on how to vote. Without instructions, your shares will not be voted by your broker. The transfer agent may require you to return your certificate for you to be able to receive your new certificate for Delta common stock.

         If you have questions about the sale of Enterprises' assets or the special meeting, you may call Alfred T. Saker, Acting CEO and Treasurer of Enterprises, at (781) 356-4387.




Reasons for the Transaction



         The Board of Directors of Enterprises has received a fairness opinion on the Transaction from Trautman Wasserman & Company, New York, New York. The opinion estimates the value of the consideration to be paid in the Transaction by Delta to be $12.4 to $38.0 million, on a fully-diluted basis, based on a share price range of Delta common stock of $.65 to $2.00, and concludes, based on a review of Enterprises' financial statements and other information concerning Enterprises and companies in comparable businesses, that the consideration to be received by Enterprises' stockholders is fair from a financial view to such holders. Delta's Board of Directors has neither sought nor obtained a fairness opinion as to the consideration to be received by Delta in exchange for the shares of Delta's common stock to be issued in the Transaction.

         In reaching its decision to approve the Plan of Liquidation and Dissolution and the Agreement, Enterprises' Board concluded that the Transaction was in the best interests of Enterprises and its stockholders. In concluding that the Transaction is fair to, and in the best interests of, all Enterprises' stockholders, including unaffiliated stockholders, Enterprises' Board took into consideration, among other things, the fact that trading in Enterprises' stock was suspended by the SEC and has not traded except in private transactions since March, 2000. It also took into account the recent decision (see "Business of Enterprises--Litigation") of the U.S. District Court for the Southern District of New York in the SEC's action against Herbert S. Cannon, a former controlling person of Enterprises and John A. Solomon, Enterprises' former CEO, in which case Messrs. Cannon and Solomon were convicted of securities fraud and violating the Federal securities law. The Court had entered a temporary injunction, and then entered an injunction against, ordered restitution of $1,000,000 to be paid by and imposed a fine of $100,000 on Mr. Cannon. The Court imposed a fine of $10,000 on Mr. Solomon. As a part of Enterprises' settlement with the SEC in October, 2000, Enterprises was permanently enjoined from violating Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The Board determined that transferring the technology owned by Enterprises to a new company without securities regulatory issues would significantly enhance:



    o The investments of investors in Enterprises who have invested substantial amounts in Enterprises for development and commercialization of its network security technologies.
    o The ability to finance the further development and commercialization of these technologies.
    o The ability to attract management and to negotiate commercial arrangements with technology providers and customers.

Plan of Liquidation and Dissolution

         The voluntary dissolution of Enterprises will take place in accordance with the Plan of Liquidation and Dissolution. Enterprises and Delta expect that the dissolution will involve the completion of the following actions in the order set forth below:

     o    The sale of substantially all of Enterprises' assets to Delta;
     o The issuance to Enterprises of 11,068,307 newly-issued shares of Delta's common stock; and
     o The liquidation of Enterprises pursuant to the Plan of Liquidation and Dissolution.

Recommendation to Stockholders

          Enterprises' Board believes that the Transaction is fair to you and in your best interest and recommends that you vote in favor of sale of substantially all of Enterprises' assets to Delta and in favor of the dissolution of Enterprises pursuant to the Plan of Liquidation and Dissolution.


Risk Factors and Conflicts of Interest


         The proposed Transaction involves a number of risks, of which the following are only a few:

    o Delta and Enterprises are both development stage companies without substantial assets and no revenues.
    o There are substantial risks associated with the development of Enterprises' proposed business, as well as substantial capital requirements for Enterprises to develop and commercialize its proposed products.
    o Network security is a competitive field, with a number of competitive products available on the market, and virtually all of Enterprises' potential competitors have substantially greater financial resources than Enterprises.
    o The liabilities of Enterprises may reduce the number of shares of Delta's common stock to be received by Enterprises' stockholders if the Transaction is approved.

    o There are substantial relationships between the principals of Enterprises and the owner of the controlling stockholder of Delta, whose law firm acts as general counsel for Enterprises and who has represented Enterprises' former CEO, John A. Solomon, personally in the past, resulting in potential conflicts of interest. The interests of Mr. Martin as President of Delta and its largest beneficial owner, may differ from the interests of stockholders of Enterprises, for which his firm acts as general counsel.


         You should therefore read and consider carefully the information set forth under the captions "RISK FACTORS" commencing at page 8 and "STOCKHOLDER APPROVAL OF THE SALE OF SUBSTANTIALLY ALL OF ENTERPRISES' ASSETS AND OF THE PLAN OF LIQUIDATION AND DISSOLUTION--INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION" at page 12.

                                  RISK FACTORS

          The securities offered hereby are speculative, involve a high degree of risk. You should consider carefully the following risk factors arising in connection with the Transaction, as well as all other information set forth in this Proxy Statement-Prospectus, before casting your vote on the sale of substantially all of Enterprises' assets and its dissolution.

DELTA HAS NO BUSINESS OPERATIONS OF ITS OWN AND THE BUSINESS OF ENTERPRISES PROPOSED TO BE ACQUIRED BY DELTA IS IN THE DEVELOPMENTAL STAGE


          Delta has no business operations of its own, and the business of Enterprises to be acquired in the Transaction is only in the developmental stage. Enterprises has not yet successfully commenced marketing the limited number of products that it has developed, and many of its proposed products will take a substantial amount of time and funds to develop. Enterprises has not sold any of its products and has no customers for its products. A substantial marketing effort will be required to obtain customers, and Enterprises' products will require acceptance by vendors, other third parties and direct customers. No agreement for distribution of these products has been entered into as of this time. There is no assurance that, following completion of the Transaction, the business acquired by Delta will ever be successful in light of these and other factors.


DELTA EXPECTS TO INCUR LOSSES IN THE FUTURE

          Neither Delta's nor Enterprises' operations has ever generated any revenues or is profitable. Both companies have incurred net operating losses from the beginning of their development through June 30, 2001, of $64,609 and $7,864,659, and have accumulated deficits of $64,609 and $9,498,168, respectively; and it is expected that, following the completion of the Transaction, Delta will continue to incur operating losses in the future. Subject to the availability of additional financing following the completion of the Transaction, Delta expects to substantially increase its sales personnel, marketing expenses, and services and operating expenses in the future. Failure to achieve or maintain profitability may materially and adversely affect the future value of Delta's common stock.

DELTA WILL HAVE TO RAISE SIGNIFICANT ADDITIONAL CAPITAL FOLLOWING COMPLETION OF THE TRANSACTION


          Following completion of the Transaction, Delta will have to obtain significant additional capital to continue development of Enterprises' proposed products and to market its existing products and the new products as they are developed. Delta estimates that an additional $12 million will be required for research and development over the next four years. There is no assurance that Delta will be able to obtain sufficient capital to complete development of these proposed products and market these products successfully.


THE MARKET FOR E-SECURITY IS VERY COMPETITIVE

          Following completion of the Transaction, Delta will compete with:

          o Companies that currently offer network security products or services, including well-established companies.
          o Newly organized e-security companies that currently offer network security products and technologies; and
          o Established computer hardware and software companies that introduce their own network security products, either separately or bundled with their existing hardware or software products.

Virtually all of our current and potential competitors have significantly greater financial, marketing and technical resources than we have. As a result, they may be able to leverage a then-installed customer base, adapt more quickly to new technologies and changes in customer requirements, or devote greater resources to the promotion and sale of their products than we can.

CHANGES IN E-SECURITY TECHNOLOGY COULD RENDER OUR PLANNED PRODUCTS OBSELETE

         The market for e-security products is rapidly evolving. E-security technology is constantly changing as new products are introduced and as customer requirements quickly develop and change. Thus, the standards for e-commerce and network security continue to evolve. If any segments of our market adopt technologies or standards that are inconsistent with our products and technology, our planned products would not be marketable in those market segments. We may not be able to make the technological advances necessary to make us competitive.

THE VALUE OF THE DELTA'S COMMON STOCK YOU RECEIVE IN THE TRANSACTION MAY VARY


         The share prices of both Enterprises' common stock and Delta's common stock are by nature subject to the general price fluctuations in the market for publicly traded equity securities. The value of stocks in companies without established businesses are especially volatile. No prediction can be made as to the market prices of either Enterprises' common stock or Delta's common stock at any time before the completion of the Transaction or as to the market price of Delta's common stock after the completion of the Transaction. The number of shares of Delta's common stock you receive in the transaction is expected to be reduced since the assets retained by Enterprises will be insufficient to pay Enterprises' remaining liabilities.

DIVIDENDS UNLIKELY

         Delta has never paid dividends on its common stock. Delta's management anticipates that, following completion of the Transaction, any earnings generated from Delta's operations will be used to finance Delta's working capital, product development and marketing. For the foreseeable future, cash dividends will not be paid to holders of Delta's common stock.

DILUTION



         Enterprises has convertible securities, warrants and stock options outstanding that could, following completion of the Transaction, result in the issuance of 5,929,199 shares of Delta's common stock. A convertible note of Enterprises due September 25, 2001 following completion of the transaction would be convertible into approximately 44,271 shares of Delta's common stock. Of these warrants to be assumed by Delta, warrants to purchase 2,000,000 shares of Delta common stock would expire August 31, 2006, warrants to purchase 253,520 shares would expire April 12, 2003, warrants to purchase 2,281,680 shares would expire June 20, 2003, and warrants to purchase 405,632 shares would expire December 31, 2003. Of these options to be assumed by Delta, following completion of the Transaction, options expiring March 19, 2003, to purchase 126,760 shares of Delta's common stock, at an exercise price of $6.25, would be held by the estate of John A. Solomon, former CEO of Enterprises. As to the options to purchase 326,407 shares of Delta's common stock held by persons other than the estate of John A. Solomon or current officers or directors of Enterprises, options to purchase 47,535 shares would expire on February 10, 2002; options to purchase 12,676 shares would expire on August 31, 2002; options to purchase 126,760 shares would expire December 28, 2002; options to purchase 31,690 shares would expire March 19, 2003; options to purchase 76,056 shares would expire April 30, 2002; and options to purchase 31,690 shares would expire May 31, 2002. To the extent such options are exercised, the percentage of common stock held by Delta's stockholders following completion of the Transaction will be reduced. In addition, after the Transaction is completed, Delta will continue to have the right to issue additional shares of common stock or securities convertible into or exercisable for common stock, at prices, or subject to conversion and exercise terms, resulting in reduction of the percentage of outstanding common stock they hold and, under certain circumstances, a reduction of the net tangible book value of the stockholders' shares of common stock.



UNCERTAINTY OF PROTECTION OF PATENTS, COPYRIGHTS, LICENSES, TRADE SECRETS AND TRADEMARKS


         In the Transaction, Enterprises is assigning two patent applications to Delta. Patents will not issue where there is a prior patent or where there is insufficient invention. There can be no assurance that a patent or patents will issue for Enterprises' products, or that Delta can successfully enforce such patent against infringements. The network security industry is subject to rapid technological change and there can be no assurance that, following completion of the Transaction, Delta will be able develop and market products to adapt to such change in a timely fashion or that the introduction of new products by others will not render Delta's patents, copyrights, licenses, trade secrets, trademarks and products less competitive or obsolete. Delta plans to protect its confidential and proprietary information through confidentiality agreements with employees. There can be no assurance that these confidentiality agreements will adequately protect Delta's trade secrets or that competitors will not independently develop products similar to Delta's products.

LACK OF KEY EXECUTIVE PERSONNEL



         Delta does not have an executive officer with senior level industry experience. Delta is actively seeking a Chief Operating Officer and has identified and interviewed a qualified candidate. However, no arrangements have been concluded with this individual, and there is no assurance that Delta will be successful in recruiting such an executive, and other supporting personnel for its product development and marketing objectives, goals and plans following completion of the Transaction.



VOLATILITY OF STOCK PRICE


         The market price of Delta's common stock, as is the case for companies without established operations, is extremely volatile based on the future prospects for Delta generally and general market and economic conditions. During the four month period ended June 1, 2001, the closing per share price of Delta's common stock has fluctuated from $.25 to $2.95 per share. Following completion of the Transaction, the market price of Delta's common stock will reflect the operations of Enterprises. Enterprises' common stock has not traded since March, 2000. Delta's common stock currently trades in the OTC Bulletin Board market.


"PENNY" STOCK REGULATION OF BROKER-DEALER SALES OF OUR SECURITIES.


         The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Generally, penny stocks are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). If Delta's shares are traded for less than $5.00 per share, as they currently are, the shares will be subject to the SEC's penny stock rules unless
(1) Delta's net tangible assets exceed $5,000,000 during Delta's first three years of continuous operations or $2,000,000 after Delta's first three years of continuous operations; or (2) Delta has had average revenue of at least $6,000,000 for the last three years. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prescribed by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As long as Delta's common stock is subject to the penny stock rules, the holders of the common stock may find it difficult to sell Delta's common stock.

TAX TREATMENT OF THE TRANSACTION

         Enterprises believes that the Transaction should be treated as a tax deferred reorganization for U.S. Federal income tax purposes to Enterprises and the holders of Enterprises' common stock. However, because of a lack of controlling authority concerning whether Enterprises' business activities satisfy the "continuity of business enterprise" requirement, Enterprises is unable to state that the Transaction "will" be treated as a tax deferred reorganization for U.S. Federal income tax purposes. The statement that the Transaction "should" qualify as a tax deferred reorganization indicates less certainty than a statement that the Transaction will qualify as a tax deferred reorganization. The parties are not obtaining a ruling from the Internal Revenue Service, the opinion of special counsel concerning tax matters to be received by Enterprises is not binding on the Internal Revenue Service, and the Internal Revenue Service may take the position that the Transaction does not qualify as a tax deferred Reorganization. See "Material United States Federal Income Tax Consequences of the Transaction."

  STOCKHOLDER APPROVAL OF THE SALE OF SUBSTANTIALLY ALL OF ENTERPRISES' ASSETS
                 AND OF THE PLAN OF LIQUIDATION AND DISSOLUTION

GENERAL

          This Proxy Statement-Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Enterprises, for use at the Special Meeting of Stockholders, to be held at the Boston-Dedham Hotel and Conference Center, 55 Ariadne Road, Junction I95 and Route 1A, Dedham, Massachusetts 02026, on __________, 2001, at 10:00 A.M., or at any adjournment or postponement thereof. All shares of common stock represented by properly executed and returned proxies, unless such proxies have been previously revoked, will be voted at the meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Shares represented by properly executed and returned proxies on which no specification has been made will be voted for the sale of substantially all of the assets of Enterprises and for its dissolution.

         This Notice of Special Meeting, this Proxy Statement-Prospectus and the related proxy card are first being mailed to stockholders of Enterprises on or about ____________, 2001.

RECORD DATE AND OUTSTANDING VOTING STOCK

         The Board of Directors has fixed the close of business on _____, 2001, as the record date for determining the holders of Enterprises' outstanding common stock entitled to notice of, and to vote at, the meeting. On that date, there were 8,731,703 shares of Enterprises' common stock issued, outstanding and entitled to vote.

REVOCABILITY OF PROXIES


         Any stockholder who executes and returns a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of Enterprises, by executing a later-dated proxy and delivering it to the Secretary of Enterprises, or by attending the meeting and giving oral notice to the Secretary of Enterprises. Any written notice delivered to the Secretary of Enterprises should be sent to Charles E. Bobbish, Secretary, Enterprises Solutions, Inc., 140 Wood Road, Suite 200, Braintree, MA 02184.

VOTING; REQUIRED VOTES FOR APPROVAL AND SOLICITATION OF PROXIES

         Each holder of common stock is entitled to one vote, exercisable in person or by proxy, for each share of common stock held of record on the record date.

         You are entitled to vote at the special meeting if you owned shares of Enterprise' voting stock at the close of business on ___________, 2001. You can cast one vote for each share of voting stock that you own at that time. Delta is not required to submit the purchase of Enterprises' assets under the Agreement to their stockholders for approval.

         Delta is not required to submit the purchase of substantially all of Enterprises' assets under the Agreement to its stockholders for approval.

         In order to approve the sale of substantially all of Enterprises' assets to Delta, a majority of the voting power present at the special meeting of stockholders to be held on _________, 2001 must vote in favor of the sale.

         In order to approve the dissolution, the number of votes cast in favor of the dissolution at the special meeting must exceed the number of votes cast against the dissolution.



         The current directors and executive officers of Enterprises, as of October 31, 2001, owned 104,000 shares of Enterprises, representing approximately 1.2% of the shares entitled to vote on the sale of substantially all of Enterprises' assets and the dissolution of Enterprises. These individuals intend to vote all shares owned by them in favor of the sale of substantially all of Enterprises' assets and its dissolution, athough they have not signed an agreement to do so.



         Expenses incurred in connection with the solicitation of proxies will be paid by Enterprises. The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of Enterprises may solicit proxies personally or by telephone, for which they will receive no consideration other than their regular compensation. Enterprises will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of voting shares of Enterprises and will reimburse such persons for their reasonable expenses so incurred.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

         The presence, in person or by proxy, of the holders of at least a majority of the shares of Enterprises' common stock outstanding that are entitled to vote is necessary to constitute a quorum for the transaction of business at the special meeting. All votes will be tabulated by the inspector of election for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

         If a properly executed proxy is returned and the stockholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

         If a properly executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

REASONS FOR THE TRANSACTION AND RECOMMENDATION OF ENTERPRISES' BOARD

         The Board of Directors of Enterprises has received a fairness opinion on the Transaction from Trautman Wasserman & Company, New York, New York. The opinion estimates the value of the consideration to be paid in the Transaction by Delta to be $12.4 to $38.0 million, on a fully-diluted basis, based on a share price range of Delta common stock of $.65 to $2.00, and concludes, based on a review of Enterprises' financial statements and other information concerning Enterprises and companies in comparable businesses, that the consideration to be received by Enterprises' stockholders is fair from a financial view to such holders. Enterprises' Board did not adopt these findings as their own.

         Trautman Wasserman is a NASD member broker dealer. Mr. Trautman of Trautman Wasserman has acted as advisor, board member and banker for numerous public and private companies. Mr. Trautman was recently named by a large software company as one of the top venture capital professionals in the U. S. Trautman Wasserman were recommended to Enterprises by DVIC Inc., which Enterprises had engaged for the possible acquisition of a German public company, CODIS Computer GmbH (see "Business of Enterprises--Codis Computer GmbH"). Trautman Wasserman's fee for the fairness opinion was paid from the retainer paid by Enterprises to DVIC Inc. since the fairness opinion was originally to have been delivered in connection with the acquisition of CODIS, which acquisition was abandoned by Enterprises. Trautman Wasserman was instructed that the Enterprises' Board required a fairness opinion to back up their decision to proceed with the Transaction with Delta at the price for the Transaction approved by Enterprises' Board. Trautman Waserman was furnished with Enterprises' financial statements and projections and detailed technical descriptions of Enterprises' products. The procedures followed in the preparation of Trautman Wasserman's fairness opinion included review of Enterprises' audited financials for the four years ended December 2000 and the unaudited statements for the period ended March 31, 2001, review of Enterprises' business plan and its financial projections for the fiscal years ending December 2001 through December 2004, and review of other publicly available financial data for Enterprises and certain companies deemed by Trautman Wasserman comparable to Enterprises and of other financial matters related to Enterprises' business operation. Trautman Wasserman also held discussions with Enterprises' management to discuss the condition, future prospects and projected operations and performance of Enterprises. These procedures formed the basis for Trautman Wasserman's opinion that the consideration to be received by the stockholders of Enterprises is fair from a financial point of view to such stockholders. The fairness opinion states that, for purposes of the opinion, Enterprises is valued on a "take-out" basis, which is the value at which Enterprises would change hands between a willing buyer and willing seller, each having knowledge of the relevant facts, neither being under any compulsion to act, in an arm's length transaction under present conditions for the sale of comparable business enterprises. Trautman Wasserman expressed no opinion as to whether the aggregated company would actually be sold for the amount of its fair value as set forth in the fairness opinion. The opinion states that its conclusion does not constitute a recommendation that any shareholder of Enterprises vote to approve, ratify, disapprove or abstain from voting in connection with any action considered by the stockholders of either company. There are no affiliations whatsoever between Trautmann Wasserman, or any of its owners or officers, and either of the parties to the Transaction, or any of their directors, officers or stockholders. Enterprises understands that Trautman Wasserman was paid a fee of $50,000 by DVIC Inc. for the fairness opinion; Enterprises has not engaged Trautman Wasserman for any other purpose.

         Delta's Board of Directors has neither sought nor obtained a fairness opinion as to the consideration to be received by Delta in exchange for the shares of Delta's common stock to be issued in the Transaction.


         In reaching its decision to approve the Plan of Liquidation and Dissolution and the Agreement, Enterprises' Board concluded that the Transaction was in the best interests of Enterprises and its stockholders, including unaffiliated stockholders. In reaching such conclusion, the Enterprises' Board arrived at the exchange ratio for conversion of Enterprises common stock into Delta common stock based on other transactions with which it was familiar or of which it was advised where a public company such as Delta acquired technology or other assets from a company in a similar stage of development to Enterprises. Enterprises' Board took into consideration, among other things, the fact that trading in Enterprises' stock was suspended by the SEC and has not traded since March, 2000. It also took into account the recent decision (see "Business of Enterprises--Litigation") of the U.S. District Court for the Southern District of New York in the SEC's action against Enterprises, Herbert S. Cannon, a former controlling person of Enterprises, and John A. Solomon, Enterprises' former CEO. Enterprises settled its case in October, 2000. As a part of Enterprises' settlement with the SEC in October, 2000, Enterprises was permanently enjoined from violating Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The Court had entered a temporary injunction, and then entered an injunction against, ordered restitution of $1,000,000 to be paid by and imposed a fine of $100,000 on Herbert S. Cannon. The Court imposed a fine of $10,000 on John A. Solomon. Messrs. Cannon and Solomon were convicted of securities fraud by the Court in this case. The Board determined that transferring the technology owned by Enterprises to a new company without securities regulatory issues would significantly enhance:


         o The investments of investors in Enterprises who have invested substantial amounts in Enterprises for development and commercialization of its network security technologies.
         o The ability to finance the further development and commercialization of these technologies.
         o The ability to attract management and to negotiate commercial arrangements with technology providers and customers.

         Although Enterprises' Board, in approving the Transaction, did not believe that transfer of the assets of Enterprises to Delta would eliminate past securities regulatory issues associated with Enterprises, the Board believed that investors would look more favorably on financing Enterprises technology in a new corporate entity with new management and without Enterprises' history. The potential ability of the new entity to attract financing was viewed by the Enterprises Board as potentially enhancing the investments of prior investors in Enterprises and as permitting the new entity to attract senior management candidates.

         Enterprises' Board also considered potentially negative factors relating to the Transaction, including (a) the risk that the principal benefit sought in the Transaction (that investors would look more favorably on financing the new company) would not be achieved; (b) the risk that the Transaction would not be consummated, whether due to failure of Enterprises to obtain the requisite vote of its stockholders or for other reasons unknown to the Board; or
(c) the potential conflicts associated with the purchase of a controlling interest in Delta by Kenneth A. Martin, an attorney who acts as Enterprises general counsel and continues to represent Enterprises on various litigation and other corporate matters. The Board had concerns that the involvement of Enterprises' counsel as the controlling person to the other corporate party to the Transaction would cause Enterprises' stockholders to view the Transaction as not being arms length and not in their best interests, to further lose confidence in management and to vote against approval of the Transaction. The Board considered that the consequences of failure of Enterprises stockholders to approve the Transactions would be to increase the difficulty in obtaining operating capital from investors and in negotiating commercial transactions, since the stockholders of Enterprises would have shown a lack of support for management. Enterprises Board concluded that these factors were outweighed by the potential benefits to be gained by the Transaction.

         The foregoing discussion of the information and factors considered by Enterprises' Board is not intended to be exhaustive, but is believed to include the principal factors considered by Enterprises' Board. In view of the wide variety of information and factors, both positive and negative, considered by Enterprises' Board, the Board did not find it practicable, and did not quantify or otherwise assign relative or specific weights to the foregoing factors. After taking into consideration all of the factors set forth above, Enterprises' Board unanimously determined that the Plan of Liquidation and Dissolution and the Agreement were in the best interests of Enterprises and its stockholders, and that Enterprises should complete the Transaction by consummating the Plan of Liquidation and Dissolution and performing the Agreement.


REASONS FOR APPROVAL OF TRANSACTION--DELTA


         Delta's Board approved the Transaction for the reasons that acquisition of Enterprises' technology would provide Delta with potential to become an operating business and enhance:


         o The interests of Delta's stockholders, by providing Delta with technology to commercialize in the important area of internet and network security.
         o The ability of Delta to attract financing for this technology and new management.

         To the knowledge of Delta's current management, Delta had not previously considered other proposals for purchasing other companies. A principal factor in Delta's decision was that Delta's Board, through Mr. Kenneth
A. Martin, President and the owner of the controlling stockholder of Delta, was familiar with and had a high regard for Enterprises' technology.

PLAN OF LIQUIDATION AND DISSOLUTION

         The voluntary dissolution of Enterprises will take place in accordance with the Plan of Liquidation and Dissolution. Enterprises and Delta expect that the dissolution will involve the completion of the following actions in the order set forth below:


         o    The sale of substantially all of Enterprises' assets to Delta;

         o The issuance to Enterprises of 11,068,307 newly-issued shares of Delta's common stock; and

         o The liquidation of Enterprises pursuant to the Plan of Liquidation and Dissolution.


RECOMMENDATION TO STOCKHOLDERS

          Enterprises' Board believes that the Transaction is fair to you and in your best interest and recommends that you vote in favor of the dissolution of Enterprises pursuant to the Plan of Liquidation and Dissolution.

DELTA'S COMMON STOCK

         Delta's Common Stock is traded in the OTC Bulletin Board Market. Delta does not have any current plans to list its Common Stock for trading on any securities exchange or the NASDAQ stock market.

COMPARATIVE PER SHARE MARKET PRICE DATA


         The following table sets forth the high, low and closing prices per share of the common stock of Delta and Enterprises as reported in the over-the-counter market, on March 8, 2001, and April 19, 2001, respectively, the days on which these stocks traded next preceding the public announcement of the proposed transaction. The equivalent per share price in the table assumes the distribution of all of the escrowed shares.

         Delta    Enterprises       Equivalent Per
                                    Share Price
 +------+----------+--------+---------------------
  High:   $.468      $2.25            $2.85
 +------+----------+--------+---------------------
  Low:    $.468      $2.00            $2.53
 +------+----------+--------+---------------------
  Close:  $.468      $2.00            $2.53


         As of August 31, 2001, there were approximately 37 holders of Delta's common stock and approximately 108 holders of Enterprises' Common Stock.

         Delta and Enterprises historically have not paid cash dividends on common shares. Delta intends to retain all of its earnings for the future operation and growth of its business and does not intend to pay cash dividends in the foreseeable future.

         Because the market price of Delta's common stock may increase or decrease before completion of the Transaction you are urged to obtain current market quotations before deciding whether to vote in favor of the dissolution of Enterprises.

         Delta's common stock is traded on OTC Bulletin Board under the symbol "DLTM". Enterprises' common stock, whose trading symbol is "EPSO", has not traded on the OTC Bulletin Board since March 30, 2000. To the best of Enterprises' knowledge, market price information for Enterprises' common stock derives from private transactions reported on the Instinet Market Trading System.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

         When considering the recommendation of Enterprises' Board of Directors, you should be aware that certain officers and directors of Enterprises have interests in the transaction that are different from, or are in addition to, yours.

         Delta has agreed in the Agreement to assume the obligations of Enterprises under its employment agreement with Alfred T. Saker, a director of Enterprises and its acting CEO and Treasurer. It is expected that Mr. Saker will serve as Treasurer of Delta following completion of the Transaction. Enterprises' employment agreement, and the addendum thereto entered into as of January 1, 2001, with Alfred T. Saker, provides for Mr. Saker's employment for a period of five years from May 1, 2000, to April 30, 2005, at an annual salary of $83,500. The agreement provides for the issuance of 24,000 shares of Enterprises' common stock to Mr. Saker at a cost of $.001 per share, which shares were issued on February 13, 2001.

         On April 19, 2001, the three directors of Delta, James E. Platek, Bonnie J. Cunningham and Robert Franz resigned, and appointed Mr. Kenneth A. Martin as a director of Delta. Mr. Martin then appointed Mr. Sailor H. Mohler and Mr. Phillip Chung as additional directors of Delta. As part of this transaction, Kelcon, Inc., a Delaware corporation ("Kelcon") acquired 450,000 shares of Delta's common stock from two existing shareholders of Delta for a cash price of $450,000. Prior to the sale, James E. Platek (300,000 shares) and Bonnie J. Cunningham (150,000 shares) owned the controlling interest of 450,000 shares sold to Kelcon; such controlling interest constituted 80.78% of the outstanding 557,000 shares of Delta common stock at the time of the transaction and currently. Kelcon is solely owned by Mr. Martin, a principal in the Washington, D.C. law firm, Martin & Adams, PLLC, which firm is general counsel to Enterprises and renders services as to corporate legal matters as well as litigation matters. Michael J. Marshall, an overseas investor who had previously invested in Enterprises supplied $375,000 of the $450,000 invested in Kelcon and used to purchase the controlling interest in Delta, and Mr. Martin supplied the balance of $75,000. Kelcon has issued its 20% promissory note in the principal amount of $375,000, which was due October 31, 2001 and has not been paid, to Mr. Marshall, who has the right to convert $100,000 of the principal amount of the note into 100,000 shares of Delta's common stock owned by Kelcon.

         Mr. Marshall also beneficially holds options expiring December 28, 2002, to purchase 100,000 shares of Enterprises' common stock at an exercise price of $6.00 per share, and warrants expiring April 12, 2003, to purchase 200,000 shares of Enterprises' common stock. These options and warrants were issued to Mr. Marshall for services performed in connection with commercial contacts for Enterprises in Europe. Mr. Marshall, October 13, 2000 through March 26, 2001, purchased in varying principal amounts an aggregate principal amount of $719,000 of Enterprises' convertible promissory notes; all of such notes, plus accrued interest, were converted into an aggregate of 222,766 shares of Enterprises' common stock in the period October 26, 2000 to April 19, 2001.

         On February 13, 2001, Enterprises issued 100,000 shares of its common stock to Mr. Martin's law firm in payment for legal services rendered. Additionally, in 2000 Enterprises paid Mr. Martin's law firm $292,879.89, and in 2001 through July 31, 2001, paid his firm $196,173.00, for legal services rendered to Enterprises in connection with corporate and litigation legal matters. In April 2000, Mr. Martin acted as corporate secretary of Enterprises. It is contemplated that, upon consummation of the Transaction, Mr. Martin will have a two-year contract to serve as President of Delta, the surviving entity.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth, as of November 1, 2001, information concerning the beneficial ownership of the common stock of Enterprises by (i) each person who is known by Enterprises to own beneficially more than 5% of Enterprises' common stock, (ii) each director of Enterprises, and (iii) all directors and executive officers of Enterprises as a group. See "Business of Enterprises--Stock and Option Compensation of Officers and Directors" for information as to stock and options authorized to be issued to directors and officers.


Name and Address of                 Amount and Nature    % of
Beneficial Owner(4)(5)              Of Ownership         Class
----------------------              ----------------     ------
Estate of John A. Solomon(1)                525,000      6.013%

Alfred T. Saker(2)                           64,000          *

Charles E. Bobbish(3)                        40,000          *

All directors and officers as a group       104,000      7.204%

-------------------
* Less than 1%.

(1) The address for the Estate of Mr. Solomon is 15 Raven Road, Canton, Massachusetts. Mr. Solomon's estate is also the holder of an option expiring March 19, 2003, to purchase 100,000 shares of Enterprises' common stock at a purchase price of $6.25 per share. Enterprises has agreed to settle Mr. Solomon's employment agreement, contingent on completion of the Transaction, by the issuance to Mr. Solomon's Estate of warrants to purchase an aggregate of 2,000,000 shares of Enterprises common stock. See "Business of Enterprises--Employment Agreements".


(2) The address for Mr. Saker is 23 Welch Road, South Easton, Massachusetts
02375.

(3) The address for Mr. Bobbish is 82 Drake Road, Burlington, Massachusetts
01803.
(4) In 1998, World Net Communications, which Enterprises believes is owned by Mr. Herbert S. Cannon, purchased warrants expiring June 2003 to purchase 150,000 shares of common stock at an exercise price of $2.00 per share. See "Promoter and Former Control Person". Under consulting agreements previously in effect with Enterprises, provision is made for Mr. Cannon to be issued an aggregate of 300,000 shares of common stock. These shares have not been issued, and Mr. Cannon has filed suit to require Enterprises to issue these shares and for reimbursement for certain expenses. See "Business of Enterprises--Litigation."
(5) Pursuant to the conversion of the entire principal amount outstanding of $5,250,000 of notes issued under the April 2, 2000, Deed Poll, Enterprises has issued an aggregate of 2,015,000 shares of Enterprises' common stock in accordance with the instructions of Waltrag A.G., the representative of the noteholders under the Deed Poll. In this connection, Enterprises has issued additional three-year warrants to Waltrag to purchase 320,000 shares of common stock at a purchase price of $1.00 per share on or before December 31, 2003.

BACKGROUND TO THE TRANSACTION


         On March 2, 2001 Kenneth A. Martin suggested in a telephone conversation to Enterprises' former Chief Executive Officer, John A. Solomon, that if the opportunity presented itself, he would be interested in acquiring the assets of Enterprises through a company in which Mr. Martin was planning to take a majority interest. Mr. Martin disclosed that his interest in acquiring Enterprises' assets was motivated by his desire to preserve the value of the business for his own benefit, as well as for the benefit of Enterprises' other stockholders.



         From March 30, 2000, through the present, Enterprises has been hampered in its ability to raise capital by the suspension of trading of its stock. This inability to raise capital threatens Enterprises' continued operation. Although the suspension of trading of its stock lasted for only ten days, trading in Enterprises' common stock is reflected only in sporadic private transactions as of this date due to the fact that no market maker has been willing to make a market in the stock.


         Mr. Martin's law firm, Martin & Adams PLLC has served as general counsel for Enterprises from approximately January 2000 through the present. Martin represented Enterprises in its litigation with the SEC. During the period of his representation, Mr. Martin became knowledgeable about Enterprises' business plan, its technology, and its capitalization structure. Moreover, it was Mr. Martin's opinion and belief that Enterprises possessed a valuable business plan and technology, but that the Company could not succeed as a public entity with its history of regulatory problems deriving from the association with Herbert S. Cannon, a former controlling person of Enterprises, and with Enterprises' former President and CEO, John A. Solomon.

         Prior to being retained by Enterprises, and shortly thereafter, Mr. Martin had purchased approximately 4,800 shares of Enterprises' stock in the open market. Mr. Martin's law firm, Martin & Adams PLLC, subsequently acquired approximately 105,000 shares of Enterprises' common stock as partial payment for legal services rendered during the litigation with the SEC.

         On March 13, 2001 in a telephone conversation initiated by Solomon to Mr. Martin, at the request of Mr. Martin, Solomon introduced a current Enterprises' investor, Mr. Michael Marshall, to Mr. Martin. After the introduction, Mr. Solomon dropped off of the line and Mr. Martin discussed with Mr. Marshall the possibility of partially funding Kelcon, Inc. ("Kelcon"), a recently-formed Delaware corporation wholly-owned by Mr. Martin, in order for Kelcon to be able to purchase Delta.

         On March 14, 2001 Mr. Marshall called Mr. Martin to have follow-up discussions regarding Mr. Marshall's desire to partially fund Kelcon for the purpose of purchasing Delta. Mr. Marshall then wired $100,000 as a show of good faith to Kelcon prior to executing any agreements.

         On March 21, 2001, Mr. Martin telephoned Mr. Marshall to finalize and memorialize the agreement that they entered into over the telephone. The agreement was drafted and emailed and faxed between the parties. The agreement was executed as a Kelcon note due June 8, 2001, later extended to October 31, 2001.

         On April 12, 2001 Mr. Marshall wired an additional $275,000 to Kelcon for the remainder of the funding that he was providing to Kelcon.

         On April 19, 2001, through Kelcon, Mr. Martin purchased a majority of the common stock of Delta (450,000 out of the 557,000 outstanding shares) from two stockholders of Delta. Delta had no revenues and sales at the time Mr. Martin acquired control of Delta. Mr. Martin purchased the controlling interest in Delta with the view of acquiring the assets of Enterprises and substituting its business plan for that of Delta.

         On April 24, 2001, immediately following Kelcon's acquisition of control of Delta, Enterprises entered into an "Agreement in Principle" with Delta for Delta to purchase substantially all of Enterprises' assets in exchange for 10,583,000 shares of Delta's common stock or a number of shares of Delta's stock equal to 1.2676 shares of Delta common stock for each outstanding share of Enterprises' common stock effective on the date of the acquisition date. The terms of the Agreement in Principle had been discussed between Mr. Solomon and Mr. Martin for the week preceding April 23, and drafts of the Agreement had been circulated in this period in anticipation of Mr. Martin's acquiring control of Delta. Mr. Martin had discussed the Agreement in Principle with the new Delta Board of Directors on April 24, 2001, immediately prior to signing the Agreement, and received authorization to execute the Agreement in Principle on behalf of Delta.


         On April 24, 2001 Enterprises filed a Current Report on Form 8K with the SEC to notify the public of the entering of an "Agreement in Principle" with Delta.


         On May 4, 2001 Mr. Martin filed an Schedule 13D General Statement of Beneficial Ownership for Delta common stock with the SEC.

         On May 10, 2001 Mr. Martin received the Delta's Board's permission to make the offer prior to tendering it, and recused himself from any involvement in Enterprises' consideration of the offer.

         On May 10, 2001 Mr. Martin sought and obtained a written waiver of conflicts of interests from Enterprises prior to proceeding with the transaction.


         On May 11, 2001, Delta tendered its offer to Enterprises to purchase substantially all of its assets, pursuant to the Agreement of Sale, dated as of May 11, 2001.


         On May 11, 2001, the Board of Directors of Enterprises met and in a unanimous vote the Board accepted Delta's offer. On May 12, 2001, Mr. Solomon made a telephone call to Mr. Martin and advised that Delta's offer to purchase the assets of Enterprises was accepted by the Enterprises' Board.


         On May 11, 2001, Delta's Board also met and formally approved the Agreement of Sale.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF DELTA


         The shares of Delta's common stock to be issued in connection with the Transaction will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Delta's common stock issued to any person who is deemed to be an "affiliate" of Delta at the time of the Special Meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of Delta and include one of Delta' officers and directors, as well as its principal stockholder. Kelcon, Inc., a corporation solely owned by Kenneth
A. Martin ("Kelcon"), owns 450,000 shares of the 557,000 outstanding shares of Delta's common stock, and would be deemed an affiliate of Delta following completion of the Transaction. Mr. Martin, a director and the President of Delta, owns these 450,000 shares of Delta's common stock indirectly through Kelcon and would also be deemed an affiliate of Delta. Mr. Martin does not own any other shares of Delta. Michael J. Marshall, an investor in Kelcon who has the right to purchase 100,000 shares of Delta's common stock owned by Kelcon upon conversion of $100,000 of the principal amount of the $375,000 note payable from Kelcon to Mr. Marshall, may also be deemed an affiliate of Delta. No other officer or director of Delta owns any shares of Delta common stock. Affiliates may not sell their shares of Delta's common stock acquired in the liquidation of Enterprises except pursuant to:

         - an effective registration statement under the Securities Act covering the resale of those shares (however, Delta is not required to file any such registration statement);

         - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

         - any other applicable exemption under the Securities Act.

         Delta's Registration Statement on Form S-4, of which this Proxy Statement-Prospectus forms a part, does not cover the resale of shares of Delta's common stock to be received by affiliates in the liquidation.

DEREGISTRATION OF ENTERPRISES' COMMON STOCK

         If the Transaction is completed, Enterprises' common stock will deregistered under the Securities Exchange Act of 1934.

FAILURE TO COMPLETE THE TRANSACTION COULD NEGATIVELY IMPACT ENTERPRISES' STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS


         If the Transaction is not completed for any reason, Enterprises may be subject to the following material risks:


         - the price of Enterprises' common stock (which has not publicly traded since March, 2000) may decline to the extent that recent private transactions in this stock may have reflected the assumption that the Transaction will be completed; and

         - costs related to the Transaction, such as legal, accounting and financial advisor fees, must be paid even if the Transaction is not completed.

         If Enterprises terminates the Agreement by breach, Enterprises will be subject to all remedies available to Delta under the Agreement, at law or in equity, including without limitation an action seeking damages for breach of the Agreement. There are no termination fees provided in the Agreement if either party terminates the Agreement other than by breach.

DISSENTERS' OR APPRAISAL RIGHTS

         Under Delaware law, Delta's stockholders do not have any dissenters' or appraisal rights with respect to the Transaction.

         Under Nevada law, Enterprises' stockholders do not have any dissenters' or appraisal rights in connection with the Transaction.

REGULATORY REQUIREMENTS OR APPROVALS NECESSARY

         There are no regulatory approvals required for completion of the Transaction, although the SEC will have had to declare the Registration Statement effective prior to distribution of this Proxy Statement-Prospectus to the stockholders of Enterprises.

ACCOUNTING TREATMENT

         Although the transaction documents refer to Delta as purchasing the assets of Enterprises, the transaction for accounting purposes is considered a capital transaction rather than a business combination between the two companies. The continuing accounting entity and business is that of Enterprises and, as a result, Enterprises will include the results of operations and cash flows of Delta from the Transaction date forward. The transaction flow is that Enterprises is issuing stock for the net liabilities of Delta accompanied by a recapitalization. As a result, Delta's net liabilities are carried over at their net values as reflected in their books prior to the Transaction. Delta will record the transaction at the par value of the newly issued stock and adjust the additional paid-in capital account for the par value of Enterprises' retired stock and the elimination of Delta's deficit.

         The dissolution of Enterprises and the distribution to Enterprises' stockholders of the shares of Delta's common stock received by Enterprises under the Agreement will be recorded as a liquidating distribution and will result in a reduction in the equity of Enterprises to zero.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

         The following discussion summarizes the material U.S. Federal income tax consequences of the Transaction to Enterprises and the holders of Enterprises' common stock. It does not consider all U.S. Federal income tax consequences that might affect stockholders of Enterprises. In addition, this discussion does not provide information on the tax consequences of the Transaction under state, local, or foreign tax laws. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations proposed or promulgated thereunder, and administrative and judicial interpretations of each, all of which are subject to change, retroactively or prospectively. The discussion set forth below does not apply to certain categories of stockholders subject to special treatment under the Code, including, but not limited to, financial institutions, tax-exempt organizations, broker-dealers, insurance companies, holders who are not United States persons (as defined in Section 7701(a)(30) of the Code), and holders who acquired Enterprises' common stock pursuant to the exercise of employee stock options or otherwise as compensation. This discussion assumes that Enterprises' shares are held as capital assets (within the meaning of Section 1221 of the Code) at the time of the completion of the Transaction.


         Enterprises has not requested and does not intend to request a ruling from the Internal Revenue Service (the "IRS"). At Closing, Enterprises will receive an opinion of special counsel McGuire Woods LLP that the Transaction should qualify as a reorganization within the meaning of Section 368(a) of the Code and, if it qualifies as such a reorganization, that no gain or loss will be recognized by Enterprises or Delta, and that the stockholders of Enterprises that are U.S. persons will recognize gain only to the extent of the lesser of gain realized, if any, or cash (or property other than cash and Delta stock) received in the exchange. Among other things, McGuireWoods will base its opinion on (i) representations of fact contained in certificates of officers and stockholders of Enterprises and Delta, and (ii) certain assumptions. The certificates of officers and stockholders will include, among other things, factual representations relating to the business of Enterprises and other matters relevant to the opinion. The factual representations relating to the business of Enterprises are expected to include, among others, representations to the following effect: (i) for tax and financial purposes, Enterprises has treated itself as engaged in an active trade or business since 1987, even though the nature of its business changed in March, 1999; (ii) since May, 2001, Enterprises has had three products ready for market and has more than 100 of these products being used by potential customers on a trial basis; and (iii) following the transaction, Delta will continue the historic business of Enterprises or use a significant portion of Enterprises' historic business assets in a business. The factual representations will also include other matters relevant to the opinion. The parties will provide this information before closing, and the information must be correct as of the date it is provided and the time of the closing. Enterprises will not close on the Transaction unless it receives the opinion of special counsel.

         Opinions of counsel, such as that to be provided to Enterprises, merely reflect counsel's best judgment based on existing authorities and the representations, conditions, and assumptions noted above. These opinions are not binding on the IRS or the courts. The IRS may disagree with the opinions, and a court may sustain the IRS's position.

         Stockholders are urged to consult their tax advisors as to the specific tax consequences to them of the transaction described in this proxy statement-prospectus, including the applicable Federal, state, local and foreign income and other tax consequences of such transaction in their particular circumstances.

         Assuming the Transaction occurs in accordance with the Agreement and the Plan of Liquidation and Dissolution, the Transaction should constitute a reorganization within the meaning of Section 368(a)(1)(D) of the Code (the "Reorganization"). There are numerous requirements that must be satisfied in order for the Transaction to be accorded tax deferred treatment under the reorganization provisions of the Code. One such requirement is that the corporation acquiring the assets of another corporation continue the historic business of the corporation whose assets are acquired or continue to use a significant portion of the assets of the historic business in the acquiring corporation's business. This requirement is referred to as the "continuity of business enterprise" requirement. To satisfy this requirement, the corporation whose assets are acquired (Enterprises in this case) must have an historic business. It is not altogether free from doubt that Enterprises' business, which it began in March, 1999, constitutes an historic business for purposes of the continuity of business enterprise requirement. It is the lack of governing case law or other authority concerning the application of the continuity of business enterprise requirement in situations similar to that involving Enterprises that precludes this discussion from stating that the Transaction "will" qualify as a tax deferred reorganization within the meaning of Section 368(a)(1)(D) of the Code.


            The statement that the Transaction "should" qualify as a tax deferred reorganization indicates less certainty than a statement that the Transaction "will" qualify as a tax deferred reorganization. When such a discussion states that a transaction will qualify as a tax deferred reorganization, there is a high level of confidence that the highest court of appropriate jurisdiction would uphold that conclusion. When such a discussion states that a transaction should qualify as a tax deferred reorganization, there is less confidence that the highest court of appropriate jurisdiction would uphold the conclusion, usually because there exists either an issue of law or an issue of fact that could potentially cause a contrary result. The lack of governing case law or other authority regarding what constitutes an historic business for purposes of the continuity of business enterprise requirement is an issue that could potentially cause the Transaction not to qualify as a tax deferred reorganization.


         There is no specific period of time during which a corporation must conduct a "business" for it to be an historic business. The Income Tax Regulations provide that, "[i]n general, a corporation's historic business is the business it has conducted most recently." The regulations go on to provide, however, that an historic business is not one the corporation enters into as part of a plan of reorganization. Whether a corporation has engaged in an historic business depends on all the facts and circumstances.

         The "business" that Enterprises has conducted most recently is developing products and expertise to address two problems affecting commerce on the Internet and utilization of in-house data systems or "intranets." It has engaged in this "business" since March, 1999, and did not enter into this "business" as part of a plan of reorganization.

         Although Enterprises has incurred over $8 million in expenses since March, 1999, and has three products ready for market with over 100 units of these products being used by potential customers on a trial basis, it has not generated any revenue in this "business." The short-term existence of Enterprises' most recent "business" and the fact that it has not generated any revenue raises the question whether it has engaged in a business or is merely in its start-up phase for tax purposes. The fact that a company may be referred to as being in a start-up or developmental phase for securities purposes does not necessarily mean that it is in the start-up phase for tax purposes. If it were determined that Enterprises were still in the start-up phase and had not yet engaged in business for tax purposes, however, Enterprises would not have an historic business, and the continuity of business enterprises requirement could not be satisfied. Accordingly, the Transaction would not qualify as a tax deferred reorganization.

         Whether a taxpayer has engaged in a trade or business is relevant for a number of purposes of the Code. The IRS does not apply the same standard for when a business begins for each of the relevant Sections of the Code. The IRS has stated that the standard for determining when a business begins for purposes of certain Sections should be stricter than the standard under other Sections of the Code. There is no clear guidance on when a business begins for purposes of the continuity of business enterprise requirement under facts similar to those involving Enterprises.

         Enterprises' situation raises two questions regarding the continuity of business enterprise requirement. First, has Enterprises "begun" business? Second, has the business been conducted for a sufficient period of time?

         One factor the IRS considers in determining whether a business has begun is whether the business has generated revenues. The IRS appears to place significant weight on this factor. A number of courts, however, have specifically rejected the notion that a business must have revenues before it can be considered to have begun business for tax purposes.

         Enterprises has had employees, incurred research and development expenses of approximately $500,000 in 2000 and $175,000 in the first six months of 2001, has two provisional patents pending, has three products ready for market, has over 100 units of its products currently being used by potential customers on a trial basis, has its products available for testing by potential customers at its Northern Virginia office, has been performing work in connection with two contracts it entered into for the exploitation of the products it has and is developing, and has three leases. Accordingly, given this level of business activity, Enterprises should be treated as having begun a business for purposes of the continuity of business enterprise requirement. There can be no assurance, however, that the IRS would agree with this position, and there can be no assurance that a court with appropriate jurisdiction would agree with this position. The fact that Enterprises has not sold any products or otherwise received any revenue raises the possibility that the IRS would take the position that Enterprises has not begun business for purposes of the continuity of business enterprise requirement. If the IRS were to take such a position and a court were to sustain it, the Transaction would fail as a tax deferred reorganization.

         Enterprises has conducted its "business" since March, 1999. This should be a sufficient period of time for Enterprises' "business" to be treated as its historic business for purposes of the continuity of business enterprises requirement. There can be no assurance, however, that the IRS would agree with this position, and there can be no assurance that a court with appropriate jurisdiction would agree with this position. If the IRS were to take the position that two and a half years is not long enough to qualify a business as an historic business for purposes of the continuity of business enterprise requirement and a court were to sustain it, the Transaction would fail as a tax deferred reorganization.


Tax Implications of Tax Deferred Reorganization

         The following discussion assumes that the Transaction will qualify as a tax deferred reorganization within the meaning of Section 368 of the Code. Implicit in this assumption is that the Reorganization will satisfy the continuity of business enterprise requirement. As discussed above, Enterprises should satisfy the continuity of business enterprise requirement.

         Tax Implications to Enterprises' Stockholders of Tax Deferred Reorganization

         The U.S. Federal income tax consequences of the Reorganization to Enterprises' stockholders will be as follows: First, no gain or loss will be recognized by the stockholders of Enterprises upon the receipt of Delta common stock in the liquidation of Enterprises. Second, the tax basis of the shares of Delta common stock received by the Enterprises stockholders will be the same as the tax basis of the Enterprises common stock canceled upon liquidation of Enterprises. However, the tax basis of the Delta common stock will be (i) reduced by the fair market value of any property other than Delta common stock received and (ii) increased by any gain recognized upon receipt of property other than Delta common stock. Third, the holding period of the Delta common stock received by the Enterprises stockholders will include the period during which they held the Enterprises common stock canceled upon liquidation of Enterprises, provided the Enterprises common stock is held as a capital asset on the date of the transaction. Fourth, stockholders of Enterprises common stock will generally recognize gain (but not loss) or dividend income upon the receipt of property other than Delta common stock in the Reorganization.

         Tax Implications to Enterprises of Tax Deferred Reorganization

         The U.S. Federal income tax consequences to Enterprises of the Reorganization will be as follows: First, Enterprises and Delta will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code. Second, no gain or loss will be recognized by Enterprises upon the transfer of all of its assets to Delta in exchange for Delta common stock and the assumption by Delta of Enterprises' liabilities. Third, no gain or loss will be recognized by Enterprises on the distribution of the Delta common stock to Enterprises' stockholders in liquidation of Enterprises.

Tax Implications if Transaction Fails to Qualify as Tax Deferred Reorganization

         If the Transaction were not to qualify as a tax deferred reorganization within the meaning of Section 368 of the Code, Enterprises' stockholders would generally recognize gain or loss for U.S. Federal income tax purposes upon receipt of Delta common stock upon Enterprises' liquidation. Each Enterprises stockholder's gain or loss would generally be determined by comparing such stockholder's tax basis in his or her Enterprises stock to the value of all property received in the liquidation. Enterprises' agreement with Delta does not provide for any recission or adjustment if the transaction does not qualify as a tax deferred reorganization, and Delta would not be adversely impacted if the transaction does not qualify as a tax deferred reorganization. Therefore, the risk that the transaction might not qualify as a tax deferred reorganization is borne entirely by Enterprises' stockholders.

         If the Transaction were not to qualify as a tax deferred reorganization within the meaning of Section 368 of the Code, (1) Enterprises would recognize gain or loss on the transfer of its assets to Delta in exchange for the Delta stock measured by the difference between the sum of the fair market value of the Delta stock received and the amount of Enterprises' liabilities assumed by Delta, if any, on one hand, and Enterprises basis in the transferred assets, on the other hand; and (2) Enterprises would recognize gain or loss on the distribution of the Delta stock in complete liquidation to the extent of the difference, if any, between the fair market value of the Delta stock at the time Enterprises acquired it and the fair market value of the Delta stock at the time Enterprises distributes it to its stockholders. As a transferee of assets in liquidation of Enterprises, each Enterprises stockholder may be liable for a portion of Enterprises' tax liability from the Transaction. However, the maximum liability of any stockholder would be the value of Delta's common stock and any other property received in connection with the Plan of Liquidation and Dissolution.

         The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. Federal income tax consequences or any other consequences of the reorganization of Enterprises. In addition, this discussion does not address tax consequences that may vary with or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the reorganization. Accordingly, each Enterprises stockholder is strongly urged to consult with his or her tax advisor as to the specific tax consequences to him or her of the transaction described in this proxy statement-prospectus, including the applicable Federal, state, local and foreign income and other tax consequences of such transaction in his or her particular circumstances.

INTERESTS OF NAMED EXPERTS AND COUNSEL


         No expert or counsel has an interest in the purchase and sale of Enterprises' assets, with the following exception. In connection with the change in control of Delta (see "Business of Delta--Change in Control"), Kelcon, Inc. acquired 45O,000 shares of Delta's common stock from the existing shareholders of Delta. Kelcon is owned by Mr. Martin, a principal in the Washington, D.C. law firm, Martin & Adams, PLLC, and now a Director and the President of Delta. On February 13, 2001, Enterprises issued 100,000 shares of its common stock to Mr. Martin's law firm in payment of legal services rendered. In 2000, Enterprises paid an aggregate of $292,879.89 in legal fees to Mr. Martin's firm, and paid that firm $196,173.00 in fees (in addition to issuance of the shares of common stock referred to above) in the period January 1 through July 31, 2001. Mr. Martin also personally owns 4,800 shares of Enterprises' common stock. Mr. Martin's firm is responsible for representation of Enterprises in the legal matters referred to under "Business of Enterprises--Litigation". Mr. Martin's law firm has acted as and continues to act as general counsel for Enterprises.

         Following completion of the Transaction, Delta intends to enter into a two-year employment agreement with Mr. Martin, providing for an annual salary of $150,000 in the first year, and of $165,000 in the second year, plus payment by Delta of the premiums on a life insurance policy for $1,000,000 for Mr. Martin, an automobile allowance and country club dues.

                          DESCRIPTION OF THE AGREEMENT

GENERAL


         Under the Agreement, Delta will acquire substantially all of the assets of Enterprises and assume certain liabilities in exchange for 11,068,307 shares of Delta common stock ("Shares"). Of the 1.2676 shares of Delta's common stock issuable with respect to each outstanding share of Enterprises' common stock,
 .2676 shares of Delta's common stock for each outstanding share of Enterprises' common stock, or 2,336,604 shares (the "Escrowed Shares") will be placed in escrow for 90 days to cover any indemnity claims of Delta under the Agreement. If not so utilized within 90 days, the escrowed shares will be released to Enterprises, and Delta would have no further recourse against the escrowed shares.


         The closing of the Transaction is expected to take place within five business days of the special meeting, assuming the requisite approvals by stockholders.



         Under the Agreement Delta will assume an estimated $375,000 of liabilities of Enterprises in addition to employment contracts for three employees. Enterprises will retain liabilities for certain employment litigation (see "Business of Enterprises--Litigation") and other liabilities not expected to exceed $100,000. The litigation and other liabilities are the only contingent liabilities known to Enterprises as to which it may be necessary to apply a portion of the escrowed shares. If Enterprises is not able to settle the litigation and receives an adverse decision in the jury trial currently scheduled for mid-December, a portion estimated not to exceed 50% of the escrowed shares of Delta common stock may be required to satisfy the estimated $100,000 outstanding liabilities and the judgment resulting from such adverse decision, based upon an estimated settlement value for Delta common stock of $.50 to $1.00 per share, and an estimated possible $200,000 to $300,000 exposure in the litigation.

         All costs and expenses, including legal and accountant's fees incurred by Enterprises in connection with the Agreement and the transactions contemplated or required thereby, including all costs of dissolving Enterprises and all costs relating to the typesetting, printing, edgarizing, mailing, and distribution of this Proxy Statement-Prospectus, shall be paid by Enterprises at Closing, except that Delta shall issue to Enterprises up to an additional 200,000 shares of Delta's common stock in the event Enterprises' transaction costs exceed $100,000, such shares to be valued at $1.00 each for purposes of this provision. All costs and expenses incurred by Delta in connection with the Agreement and the transactions contemplated or required thereby, including legal and accountants fees, and all costs relating to the issuance and distribution of the shares of Delta's common stock to Enterprises shall be paid by Delta. Subject to the consummation of the acquisition of Enterprises' assets, Delta has agreed to guarantee payment of Enterprises' legal and accounting fees incurred in connection with the transaction. Either party may make an advance or advances to the other party to cover such other party's closing costs. Any such advance or advances must be repaid at the completion of the Transaction, with interest thereon at a rate of 12% per annum.



         If Enterprises' transaction costs exceed $100,000 (including amounts advanced to Delta to cover the latter's transaction costs, which advances total $13,000 as of August 31, 2001, and are estimated not to exceed $120,000 by the date of closing), Delta is obligated under the Agreement to issue up to an additional 200,000 shares of its common stock to Enterprises valued at $1.00 per share. Enterprises estimates that its total transaction costs, including advances to Delta, will approximate $120,000 (including $40,000 estimated to be advanced to Delta), and Delta would thus not be required under the Agreement to issue to Enterprises any additional shares of Delta common stock.

         Completion of the Transaction is subject to certain conditions described in the Agreement, including but not limited to (a) approval by the stockholders of Enterprises of the sale of substantially all of the assets of Enterprises, (b) approval by the stockholders of Enterprises of the dissolution of Enterprises and (c) registration under the Securities Act of 1933, as amended, of Delta's shares to be issued to Enterprises for distribution to the stockholders of Enterprises upon liquidation.

         There are numerous other provisions in the Agreement which are important in order to derive a full understanding of the Transaction. There can be no assurance that the sale of assets will close or, if closed, that it will occur under the terms and conditions described in the Agreement. The above summary is qualified in its entirety by reference to the text and terms and conditions of the Agreement. (See AGREEMENT AND AMENDMENT THERETO AT APPENDIX B.)

ASSUMED LIABILITIES

          The Agreement provides for Delta to assume the following liabilities of Enterprises:

1. All warranty obligations of Enterprises specified in Enterprises' Disclosure Statement.

2. Liabilities under the Employment Agreements of Enterprises with Alfred T. Saker, John Michener, and Paul Ryan (to be executed).


         The employment agreement, and an addendum thereto entered into as of January 1, 2001, with Alfred T. Saker, provides for Mr. Saker's employment for a period of five years from May 1, 2000, to April 30, 2005, at an annual salary of $83,500. The agreement provides for the issuance of 24,000 shares of common stock to Mr. Saker at a price of $.001 per share, which shares were issued on February 13, 2001.


         Mr. Michener's contract is for a term of five years from May 1, 2000, to April 30, 2005, and provides for annual compensation of $120,000, and for issuance of one-year options to purchase 25,000 shares of Enterprises' common stock at a price of $3.50 per share, every six months, or a total of 50,000 shares per year.

         Mr. Ryan's contract is for a term of two years from May 1, 2000, to May 1, 2002, and provides for annual compensation of $150,000, and for issuance of two-year options to purchase 30,000 shares of Enterprises' common stock, on each anniversary date of the contract, and additional two-year options to purchase 5,000 shares of Enterprises' common stock for each $1 million of revenues of Enterprises, with a cap of 20,000 options under this provision in each year. The option exercise price in Mr. Ryan's contract is not specified and would be determined by the Enterprises' Board at the time of issuance of the option.


3.  The following outstanding options and warrants of Enterprises:

                                            No. of
         Name                               Shares            Terms of Security
---------------------------------------------------------------------------------------------------------------
Estate of John A Solomon                      100,000         Option @ $6.25
---------------------------------------------------------------------------------------------------------------
                                            2,000,000         Warrant expiring August 31, 2006, at
                                                              an exercise price of $1.00 per share
                                                              (issuance contingent on completion
                                                              of Transaction)
---------------------------------------------------------------------------------------------------------------
John Michener                                  60,000         Cashless Option @ $3.50 plus:
---------------------------------------------------------------------------------------------------------------
                                               25,000         Cashless Options  - Due every 6 months.
                                                              6/30 & 12/31 for 3 years + renewals.
---------------------------------------------------------------------------------------------------------------
Jeffrey Moritz                                 22,500         @ $0.667
---------------------------------------------------------------------------------------------------------------
Jeffrey Moritz                                 15,000         @ $5.67
---------------------------------------------------------------------------------------------------------------
Nina Cannon                                    10,000         @ $7.50
---------------------------------------------------------------------------------------------------------------
Nina Cannon                                    25,000         @ $6.25
---------------------------------------------------------------------------------------------------------------
Marshall Charitable Settlement                100,000         Cashless Option @ $6.00
---------------------------------------------------------------------------------------------------------------
Warrants:
---------------------------------------------------------------------------------------------------------------
Various holders                             1,800,000         @ $2.00 expiring 06/20/03
---------------------------------------------------------------------------------------------------------------
Waltrag                                       320,000         @ $1.00 expiring 12/31/03
---------------------------------------------------------------------------------------------------------------
Michael J. Marshall Settlement Trust          200,000         @ $1.00 expiring 04/12/03
---------------------------------------------------------------------------------------------------------------


4. All obligations under the leases and consulting and other agreements specified in Enterprises' Disclosure Statement accruing on and after the Closing Date.

5. All deductibles for claims made after the Closing Date under those insurance policies of Enterprises for which Delta has elected, at its option, to be named as an additional insured. Enterprises has property and general liability coverage for its Virginia and Massachusetts offices and workers compensation insurance for its Massachusetts office. No claims have been made under any of these policies, and Delta is not assuming liability for any claims made under these policies.

6. Registration rights for Enterprises' common stock held by investors in Enterprises.

7. Warrant Agreement, dated as of September 19, 2000, between Enterprises and American Stock Transfer & Trust Company, as Warrant Agent.


         The Warrant Agreement provides for American Stock Transfer & Trust Company to act as Warrant Agent (the "Warrant Agent") for the warrants sold by Enterprises in 1998 (the "1998 Warrants"). The 1998 Warrants are entitled to purchase an aggregate of 1,800,000 shares of Enterprises common stock at an exercise price of $2.00 per share, subject to adjustment under the Warrant Agreement for certain events affecting the capital stock of Enterprises and for certain other corporate events. The Warrant Agent acts as transfer agent for the 1998 Warrants and acts as agent for Enterprises with respect to exercise of the Warrants. As of August 22, 2001, no 1998 Warrants had been exercised. Under the Agreement, each Warrant will be entitled to purchase 1.2676 shares of Delta common stock following completion of the Transaction for the same exercise price.

REPRESENTATIONS AND WARRANTIES

         Each of Delta and Enterprises has made a number of representations and warranties in the Agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the Transaction.

         The representations and warranties given by Enterprises cover the following topics, among others, as they relate to Enterprises:

         - corporate organization and good standing;

         - the authorization, execution, delivery performance and enforceability of the Agreement and related matters;

         - the absence of conflicts with Enterprises' articles of incorporation, bylaws, or any agreements to which Enterprises is a party;

         - the receipt of required governmental or other consents or approvals, if any;

         - compliance with applicable environmental laws;

         - title to its assets;

         - filings and reports with the SEC and Enterprises' financial statements;

         - liabilities;

         - litigation involving Enterprises and Enterprises' compliance with laws;

         - tax returns and payments;

         - the absence of certain changes in Enterprises' business from December 31, 2000, to May 11, 2001;

         - the completeness and condition of Enterprises' assets;

         - trademarks, copyrights and licenses;

         - Agreements to which Enterprises is a party;

         - no employee benefit plans subject to ERISA;

         - safety deposit boxes, lock boxes and securities;

         - transactions with affiliates;

         - customers and suppliers;

         - permits and licenses;

         - the accuracy of documents delivered by Enterprises to Delta;

         - inventory;

         - accounts receivable;

         - product warranties;

         - lack of broker's or finder's fee in regard to Enterprises' sale of substantially all of its assets to Delta; and

         - securities law compliance.



         The representations and warranties given by Delta cover the following topics, among others, as they relate to Delta:

         - corporate organization and good standing;

         - the authorization, execution, delivery, performance and enforceability of the Agreement and related matters;

         - the absence of conflicts with Deltas certificate of incorporation, bylaws or any agreements to which Delta is a party;

         - the receipt of required consents or approvals, if any;

         - title to the shares of Delta's common stock to be issued pursuant to the Agreement;

         - filings and reports with the SEC and financial statements;

         - the absence of certain changes in Delta' business from December 31, 2000, to May 11, 2001;

         - tax returns and payments;

         - litigation involving Delta and compliance with laws;

         - lack of brokers' or finder's fee in regard to Delta' purchase of substantially all of Enterprises' assets;


         - the Proxy Statement-Prospectus and Registration Statement of which it is a part; and


         - the absence of preemptive rights for Delta's capital stock.

         Enterprises believes that the above summary describes all material terms of the representations and warranties in the Agreement. You are, however, urged to carefully read the sections of the Agreement entitled "Representations and Warranties of Seller" and "Representations and Warranties of Buyer" located at Appendix B.

COVENANTS AND AGREEMENTS

         The Agreement includes certain covenants and agreements of Delta and Enterprises with respect to the purchase and sale of substantially all of Enterprises' assets.

         Enterprises agreed that, from the date of the Agreement through the closing date of the purchase and sale of substantially all of Enterprises' assets unless Delta consents in writing or as otherwise expressly contemplated by the Agreement, Enterprises would not:

         - modify its practices with respect to employee compensation or benefits;

         - issue or contract to issue any debt or guarantees of debt other than draws under existing lines of credit;

         - enter into any joint venture, partnership or other similar arrangement for the conduct of its business;

         - make any loans or advances to any employee, officer, director or affiliate of Enterprises; except that Enterprises may settle its obligations to John A. Solomon, its President and CEO, under its employment agreement with Mr. Solomon for not more than the amount determined in good faith by the Board of Directors of Enterprises to represent Enterprises' obligation thereunder to Mr. Solomon;

         - directly or indirectly dispose or accelerate realization of any of its assets, including inventory and receivables, except in the ordinary course of business and consistent with past practice;

         - change the character of its business;

         - enter into any other transaction not in the ordinary course of business;

         - enter into any contract to merge or consolidate with any other corporation; or

         - sell, transfer, or otherwise dispose of or encumber all or any part of the assets to be purchased by Delta, other than in the ordinary course of business.

         Enterprises also agreed that, prior to the closing date of the purchase and sale of Enterprises' assets, it would:

         - use commercially reasonable efforts to preserve its business organization intact;

         - maintain its books, accounts and records in the usual manner consistent with prior years; and

         - maintain in good repair, working order and condition, reasonable wear and tear excepted, all tools, furniture, machinery, vehicles, equipment and all other items of tangible, personal property purchased under the Agreement.

         Enterprises further agreed to:

         - permit Delta to have reasonable access to Enterprises' properties and records;

         - keep certain information confidential;

         - cooperate in the preparation and filing the registration statement and Proxy Statement-Prospectus included therein;

         - cause the holding of the special meeting of Enterprises' stockholders to take place;

         - take such action as may be necessary under the federal securities laws to file all documents necessary to complete the sale of substantially all of Enterprises' assets under the Agreement;

         - advise and cooperate with Delta before issuing any public announcements;

         - notify Delta with respect to certain complaints, court orders, or investigations that would affect the sale of substantially all of Enterprises' assets under the Agreement; and

         - if requested by Delta to name Delta as an additional insured under Enterprises' existing insurance policies.

         Delta agreed to:

         - keep certain information confidential;

         - prepare and file the Registration Statement and Proxy
Statement-Prospectus;

         - take such action as may be necessary under the federal securities laws to file all documents necessary to complete Delta's purchase of assets in the Agreement;



         - advise and cooperate with Enterprises before issuing any public announcements;

         - notify Enterprises with respect to any complaints, court orders, investigations that would affect Delta's purchase of assets than the Agreement;

         - maintain the OTC Bulletin Board listing for the shares of Delta's common stock and to use best efforts to cause all shares of Delta's common stock to be issued to Enterprises in the Transaction to be approved for quotation on the OTC Bulletin Board; and

         - assume Enterprises' obligations under the three license agreements or leases for real property described under "Business of Enterprises--Properties".



         Delta expects to hold a special meeting of stockholders in December, 2001, on a date closely proximate to the date of Enterprises' special meeting to approve the changes in capitalization and change of its name to Trusted Authentication Devices, Inc.



         The covenants and agreements contained in the Agreement are complicated and not easily summarized. You are urged to carefully read the sections of the Agreement entitled "Conduct of Business" and "Additional Covenants" located at Appendix B.

CONDITIONS TO COMPLETION OF THE PURCHASE AND SALE OF ASSETS

         The Agreement provides that Enterprises' obligations to complete the sale of assets under the Agreement are subject to the satisfaction or waiver of each of the following additional conditions:

         - Delta must perform in all material respects its obligations and covenants under the Agreement;

         - Delta's representations and warranties contained in the Agreement must be true and correct in all material respects as of the closing date of the purchase and sale of the assets under the Agreement;

         - Enterprises must receive a written opinion of Delta's counsel covering certain issues specified in the Agreement;

         - no litigation shall have been commenced or be pending against Delta seeking to restrain, prevent or change the transactions contemplated by the Agreement;

         - the Registration Statement and Proxy Statement-Prospectus shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement or the Proxy Statement-Prospectus shall have been issued;

         - Enterprises' stockholders shall have approved the dissolution of Enterprises;



         - Delta shall have accepted the assignment of Enterprises' license agreements or leases described under the caption "Business of Enterprises--Properties";

         - the shares of Delta's common stock will be listed for trading in the OTC Bulletin Board Market as of the date of completion of the Transaction;

         - all matters and proceedings in connection with the Agreement shall be reasonably satisfactory to Enterprises and Enterprises' counsel; and


         - Enterprises shall have received the opinion of its special counsel for Federal tax matters to the effect that the discussion of the Federal income tax consequences of the Transaction to Enterprises' stockholders under the caption "Material United States Federal Income Tax Consequences of the Transaction" in this Proxy Statement/Prospectus is accurate.

         The Agreement provides that Delta's obligations to complete the purchase of substantially all of Enterprises' assets are subject to the satisfaction or waiver of each of the following additional conditions:

         - Enterprises must perform in all material respects its obligations and covenants under the Agreement;

         - Enterprises' representations and warranties contained in the Agreement must be true and correct in all material respects as of the closing date of the purchase and sale of assets under the Agreement;

         - Delta must receive a written opinion of Enterprises' counsel covering certain issues specified in the Agreement;

         - no litigation shall be commenced or pending against Enterprises seeking to restrain, prevent or change the transactions contemplated by the Agreement;

         - Delta shall have received evidence satisfactory to Delta and its counsel that all consents, if any, to be discharged by Enterprises have been duly obtained;

         - all matters and proceedings in connection with the purchase and sale of assets under the Agreement shall be reasonably satisfactory to Delta and Delta's counsel;

         - the Registration Statement and Proxy Statement-Prospectus shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement or the Proxy Statement-Prospectus shall have been issued;


         - Enterprises shall have assigned Enterprises' license agreements and leases to Delta as described in the Agreement;


         - Enterprises' stockholders shall have approved the dissolution of Enterprises;

         - the escrow agreement covering the Escrowed Shares as contemplated by the Agreement shall have been executed;

         - the shares of Delta's common stock shall be listed for trading in the OTC Bulletin Board Market as of the date of completion of the Transaction; and

         - ten (10) days prior to the closing of Delta's purchase of substantially all of Enterprises' assets, Enterprises shall deliver a list of its affiliates for purposes of Rule 145 under the Securities Act to Delta.

INDEMNIFICATION


         The Agreement provides that Enterprises indemnify Delta (including its officers, directors, employees and stockholders) from any losses incurred in connection with:


         - any breach of any covenant, obligation, representation or warranty of Enterprises contained in the Agreement;

         - any liability of Enterprises or its officers other than the liabilities assumed by Delta pursuant to the Agreement;

         - except with respect to certain liabilities assumed by Delta, the operation of Enterprises' business or the use of the assets purchased from Enterprises prior to the date of closing;

         - any actions, claims, suits, or proceedings asserted by third parties alleging personal injury or property damage due to, arising out of, or by reason of the design, manufacture or use of any products of Enterprises' business manufactured on or prior to the closing date;

         - any worker's compensation claims of any employee or former employee of Enterprises relating to events occurring on or prior to the closing date;

         - any and all claims for compensation and other employee benefits (such as severance pay, outplacement benefits, disability benefits, health, retiree medical, worker's compensation, tuition assistance, death benefits, and pension and profit sharing plans and claims relating to employment or termination of employment) accruing on or prior to the closing date, or on or after the closing date with respect to the payment of severance benefits and other welfare benefit payments, if any, with respect to (i) employees in Enterprises' business who are laid off on or prior to the date of the Agreement and (ii) employees in Enterprises' business who, on the date of the Agreement, are on medical leave or disability, and related costs and liabilities, regardless of whether such claims and related costs and liabilities are made or incurred before, on or after the closing date;

         - any liabilities, obligations or expenses of Enterprises not included in the Assumed Liabilities assumed by Delta pursuant to the provisions of the Agreement; and

         - all claims, investigations, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys fees and expenses, incident to the foregoing (other than Assumed Liabilities).



         The Agreement provides that Delta will indemnify Enterprises (including its officers, directors, employees, and stockholders) against any losses incurred in connection with:


         - any misrepresentation in or breach of the representations and warranties of Delta or the failure of Delta to perform any of its covenants or obligations contained in this Agreement, or in any exhibit, schedule, certificate or other instrument or document furnished or to be furnished by Delta pursuant to the Agreement or in connection with the transactions contemplated by the Agreement;

         - the use by Delta of the Purchased Assets after Delta has received good and valid title to the Purchased Assets;


         - the Assumed Liabilities; and

         - all claims, investigations, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees and expenses, incident to the foregoing.



         The Agreement further provides that: (a) neither Delta nor Enterprises will assert a claim for indemnification unless indemnified losses exceed $50,000; and (b) the total liability of either Delta and Enterprises for indemnified losses will not exceed the value of Escrowed Shares to be transferred to Enterprises.


         Enterprises' indemnification obligations to Delta do not limit Delta's recourse to the Escrowed Shares, but 90 days after the closing, any remaining Escrowed Shares will be released to Enterprises, after which Enterprises will be able to distribute those shares to its stockholders in a liquidating distribution.


AMENDMENT; WAIVER

         The Agreement may only be amended by a written instrument signed on behalf of Delta and Enterprises.


         At any time prior to the closing date, Delta and Enterprises may, in a written instrument, waive compliance with any obligation of the other party, or with any conditions to its own obligations under the Agreement. No material obligation of either party to the Agreement would be waived without approvals of the Enterprises' Board and Delta's Board, or without the requisite notice to stockholders of Enterprises prior to the special meeting.

             DESCRIPTION OF THE PLAN OF LIQUIDATION AND DISSOLUTION

GENERAL

         The dissolution of Enterprises will take place in accordance with the Plan of Liquidation and Dissolution, and will involve the completion of the following steps in the order set forth below:

         The Plan of Liquidation and Dissolution will become effective upon the approval of Enterprises' stockholders at the special meeting.

         Enterprises will file a Certificate Approving Dissolution pursuant to
Section 78.580 of the Nevada Private Corporations Act with the Nevada Secretary of State.

         Enterprises then will consummate the sale of substantially all of Enterprises' assets to Delta in exchange for shares of common stock of Delta pursuant to the Agreement. At a closing within several days of the special meeting, these assets would be assigned and transferred to Delta, and Delta would issue in exchange therefor a total of 11,068,307 shares of its common stock to Enterprises and assume specified liabilities of Enterprises. Enterprises would then immediately distribute 8,731,703 shares of Delta common stock to Enterprises stockholders, on the basis of one share of Delta common for each share of Enterprises common held as of the closing date. You would not need to exchange your certificates for Enterprises common stock, unless your certificates are registered in your name as opposed to your broker's street name. The Enterprises stock certificates would be cancelled at the time Enterprises is liquidated.


         After the sale of substantially all its assets to Delta, it is not anticipated that Enterprises will have sufficient assets to satisfy its liabilities. In addition to accounts payable between $80,000 and $100,000, Enterprises is party to a lawsuit by two former employees, which suit is scheduled for trial December 17, 2001 (see "Litigation"). It is expected that such accounts payable and any judgment in favor of the former employees can be satisfied by payments from the 2,336,604 shares of Delta's stock held in escrow, in which event the number of Delta shares which would be available for distribution to Enterprises' stockholders could be reduced by 50% or more.


         Enterprises' Board of Directors will ascertain and pay or make provision for the payment of all obligations of and claims against Enterprises' retaining an amount of assets which, in the judgment of Enterprises' Board of Directors, will be sufficient to satisfy the requirements of Nevada law and to pay such obligations and claims. Enterprises will make one or more pro rata distributions to Enterprises' shareholders of all Enterprises' remaining assets, including the shares of Delta's common stock held as security for contingent liabilities of Enterprises, if and to the extent such shares are not required to be utilized to satisfy such liabilities.

         Enterprises will be formally dissolved in accordance with Nevada law upon receipt of a certificate of dissolution from the Nevada Secretary of State. The outstanding shares of Enterprises' common stock will be cancelled as part of the voluntary dissolution. (See PLAN OF LIQUIDATION AND DISSOLUTION AT APPENDIX A.) If you are a record holder of Enterprises' common stock (i.e., your stock is not held in street name), you will be required to surrender your Enterprises' stock certificate to receive your Delta certificate in exchange.


         Enterprises will retain an amount of assets which, in the judgment of Enterprises' Board of Directors, will be sufficient to satisfy the requirements of Nevada law and sufficient to pay or adequately provide for the payment of any known, actual or contingent liabilities of Enterprises. As of the date of this Proxy Statement-Prospectus, Enterprises have very low cash reserves, and Enterprises' Board of Directors intends to utilize the 2,336,604 escrowed shares of Delta common stock for the payment of liabilities. This amount is subject to change and may not be known until after the date of the special meeting.


         You will have a beneficial interest in the retained assets in the same proportion as your ownership of Enterprises' common stock.


         Following payment of its creditors, Enterprises will be liquidated and the remaining assets (including the balance remaining of the escrowed shares of Delta's common stock) will be distributed to you as soon as practicable following the winding up of Enterprises' affairs. The remaining assets will be distributed on a pro rata basis; no fractional shares of Delta's common stock will be issuable, and no cash payment made with respect to such fractional shares not issued. Any shares not issued by reason of the lack of provision for fractional shares shall be retransferred forthwith by Enterprises to Delta. Enterprises will then be dissolved in accordance with Nevada law. Outstanding shares of Enterprises' common stock will be canceled as part of the voluntary dissolution.

                        DESCRIPTION OF DELTA'S SECURITIES

DELTA'S COMMON STOCK


         Delta has 20,000,000 authorized shares of common stock, $.0001 par value per share, of which 557,000 shares were issued and outstanding as of September 1, 2001. All shares of Delta's common stock outstanding are, and the shares to be issued in the Transaction will be, legally issued, fully paid and non-assessable. Holders of Delta's common stock are entitled to one vote per share with respect to all matters that are required by law to be submitted to vote of shareholders. Holders of the common stock are not entitled to cumulative voting. This means that the holder(s) of more than fifty percent of the aggregate voting rights of Delta's common stock can elect all of the directors of Delta. The common stock has no redemption, preemptive or sinking fund rights. Holders of Delta's common stock are entitled to dividends when, as and if declared by Delta's Board of Directors from funds legally available therefor. Delta has never paid any dividends on its common stock and does not intend to pay dividends for the foreseeable future. Earnings generated by Delta's operations, if any, will be used to finance Delta's working capital and market expansion requirements. Delta, therefore, does not anticipate that any dividends will be paid to holders of its common stock. In the event of the liquidation, dissolution or winding up of Delta, holders of common stock are entitled to share ratably in the amount available for distribution.


         Under the Agreement, Delta has agreed to submit to its stockholders for approval in connection with the Transaction an increase in its authorized common stock to 100,000,000 shares and to authorize a new class of 5,000,000 shares of preferred stock, par value $.001 per share, issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as Delta's Board may determine without further action by Delta's stockholders.

PERCENTAGE OF VOTING SHARES OWNED BY DIRECTORS AND OFFICERS


         Delta's directors and officers (through Kelcon, Inc.) own approximately 80.78% of Delta's common stock. In April, 2001, Kelcon, Inc. acquired 45O,000 shares of Delta's common stock from existing stockholders of Delta. Kelcon is owned by Mr. Martin, a principal in the Washington, D.C. law firm, Martin & Adams, PLLC, which firm has from time to time rendered legal services to Enterprises. See "Business of Delta--Change in Control".


COMPARISON OF RIGHTS OF HOLDERS OF ENTERPRISES' STOCK AND HOLDERS OF DELTA'S
STOCK

         Enterprises' Articles of Incorporation, as amended ("Enterprises' Articles"), Enterprises' By-Laws, as amended ("Enterprises' By-Laws"), and the Nevada Private Corporations Act ("NPCA") currently govern the rights of Enterprises' stockholders. Delta's Certificate of Incorporation ("Delta's Certificate"), Delta's By-Laws ("Delta's By-Laws") and the Delaware General Corporation Law ("DGCL") govern the rights of Delta's stockholders. After the dissolution, Delta's Certificate, Delta's By-Laws and the DGCL will govern the rights of Enterprises' stockholders who become stockholders of Delta in conjunction with the liquidation of Enterprises. In some respects, the rights of holders of Enterprises' common stock are similar to the rights of holders of Delta's common stock and in other respects the rights differ. The following is a summary comparison of the rights of holders of common stock of Enterprises and Delta. This summary is not a complete comparison of these rights, and is qualified in its entirety by reference to Enterprises' Articles, Enterprises' By-Laws, the NPCA, Delta's Certificate, Delta's By-Laws and the DGCL.

         While we believe the following summary covers the material differences between the rights of holders of Delta's and Enterprises' capital stock, it may not contain all of the information that is important to you. You should carefully read this Proxy Statement-Prospectus and the other documents we refer to in this summary for a more complete understanding of these rights.

CLASSES OF COMMON STOCK OF DELTA AND ENTERPRISES

         Delta has only one class of common stock issued and outstanding. All shares of Delta's issued and outstanding common stock entitle each holder to identical rights and privileges.

         Enterprises' Articles authorize only one class of common stock. All shares of Enterprises' common stock entitle each holder to identical rights and privileges.

NUMBER OF DIRECTORS

         Delta's Board currently consists of three directors. The number of seats can be changed by action of the shareholders or by vote of a majority of Delta's Board.

         Delta's By-Laws provide that the number of directors may not be less than one nor more than twelve.

         Enterprises' Board currently consists of two directors, due to Mr. Solomon's death. The number of seats on Enterprises' Board can be fixed from time to time by resolution of the stockholders.


         Enterprises' By-Laws provide that the number of directors of the corporation shall be not less than one nor more than nine, unless and until otherwise determined by vote of a majority of the entire Board of Directors. The number of directors cannot be less than three, unless all of the outstanding shares of stock are owned beneficially and of record by less than three stockholders, in which event the number of directors shall not be less than the number of stockholders or the minimum permitted by statute.


REMOVAL OF DIRECTORS

         Delta's directors or Delta's entire active Board may be removed, with or without cause, by the holders of securities of Delta possessing a majority of the voting power of all Delta's securities.

         Enterprises' directors, or Enterprises' entire Board, may be removed, with or without cause, at any special meeting called for such purpose, by the holders of a majority of the shares then entitled to vote at an election of directors.

VACANCIES AND NEWLY CREATED DIRECTORSHIPS

         Newly created directorships and vacancies in Delta's Board, including vacancies resulting from the resignation of directors effective immediately or at a future date or from removal of directors, with or without cause, may be filled by vote of Delta stockholders, by vote of majority of Delta directors then in office (including directors whose resignations are effective at a future date), although less than a quorum, or by the sole remaining director.

         Any vacancy occurring in Enterprises' Board may be filled by an affirmative vote of a majority of Enterprises' directors remaining in office, even though the remaining directors be less than a quorum. Any vacancy in the authorized number of directors may be filled by a majority vote of the directors serving at the time. Any newly created directorship may be filled by resolution of Enterprises' stockholders.

ABILITY TO CALL SPECIAL MEETINGS

         Special meetings of Delta's stockholders may be called by Delta's President, and shall be called by Delta's President or Secretary at the request in writing of a majority of members of Delta's Board or at the request in writing of the holder(s) of a majority of the directors or stockholders entitled to vote.

         Special meetings of Enterprises' stockholders may be called by the President or by the Board of Directors, or as otherwise required by law.

ENTERPRISES' PREFERRED STOCK


         Enterprises' Articles authorize a class of 5,000,000 shares of preferred stock, par value $.001 per share, and provide that its Board is authorized to provide for the issuance of shares of undesignated preferred stock in one or more series, and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof. As of the date of this Proxy Statement-Prospectus, no shares of Enterprises' preferred stock are issued or outstanding.


AMENDMENT OF DELTA'S CERTIFICATE AND ENTERPRISES' ARTICLES


         Delta may amend its Certificate by the affirmative vote of the holders of record of a majority of the outstanding votes then entitled to be cast on the proposed amendment.

         Enterprises may amend its Articles in accordance with the NPCA, which provides that an amendment to a corporation's articles of incorporation must be approved by a majority of the voting power of the shares entitled to vote on the proposed amendment.


AMENDMENT OF BYLAWS


         Under the DGCL, stockholders of Delta entitled to vote have the power to adopt, amend or repeal Delta's By-Laws. In addition, Delta's Board is expressly authorized to adopt, amend and repeal Delta's By-Laws at any regular or special meeting of Delta's Board. Delta's By-Laws may also be adopted, amended and repealed by the affirmative vote of the holders of a majority of the aggregate voting power of Delta's outstanding securities entitled to vote.

         Under the NPCA and Enterprises' By-Laws, a majority of the stockholders of Enterprises entitled to vote have the power to amend Enterprises' By-Laws at any time. Enterprises' Board has power to make, adopt, alter, amend and repeal, from time to time, Enterprises' By-Laws; provided, however, that the stockholders may alter, amend or repeal By-Laws or amendments thereto made by the Enterprises' Board, except that the Enterprises' Board has no power to change the quorum for meetings of stockholders or of the Board or to change any provisions of the By-Laws with respect to the removal of directors or the filling of vacancies in the Board resulting from the removal by the stockholders.

LIMITATION OF LIABILITY OF DIRECTORS

         Delta's Certificate provides that no director of Delta shall be personally liable to Delta or any stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) for by breach of the directors' duty of loyalty to Delta or its stockholders, (ii) for acts or omissions not in good faith, (iii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iv) under Section 174 of the Delaware General Corporation Law, or any amendment thereto or successor provision thereto, or (v) for any transaction from which the director derived an improper personal benefit.

         Enterprises' Articles provide that directors of Enterprises shall not be held personally liable for obligations, suits of any kind including but not limited to malpractice suits, class action suits, discrimination suits, personal injury suits, anti-trust suits, liens, acts or judgments of the corporation, or any other liability which may be construed to be contained within the scope of the laws and statutes of the State of Nevada which pertain to director liability.

         While the provisions limiting the liability of Delta's Board and Enterprises' Board provide their respective directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate that duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his duty of care.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The DGCL permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action which they had no reasonable cause to believe was unlawful.

         Pursuant to the DGCL, Delta's Articles of Incorporation provide that Delta shall, to the fullest extent permitted by the DGCL, indemnify any and all persons whom it shall have power to indemnify under the DGCL, and include provisions limiting the liability of directors for certain violations of the duty of care. Accordingly, under certain circumstances, the stockholders of Delta will have more limited recourse against those individuals than would be the case in the absence of such provisions.

         Chapter 78 of the NCPL, permits, in general, a Nevada corporation to indemnify any person who was or is a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding including the estimated expenses of litigating the proceeding to conclusion and the expenses, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. The NCPL permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. The NCPL provides that the indemnification and advancement of expense provisions contained in the NCPL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

         Enterprises' By-Laws provide that each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Enterprises or is or was serving at the request of Enterprises as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action or inaction in an official capacity or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Enterprises to the fullest extent permitted by the laws of Nevada, as the same exist or may hereafter be amended, against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, Enterprises' By-Laws provide that Enterprises shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Enterprises' Board. Enterprises' By-Laws provide that right to indemnification is a contract right and includes the right to be paid by Enterprises the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if Nevada law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to Enterprises of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified. Enterprises may, by action of its Board of Directors, provide indemnification to employees and agents of the company with the same scope and effect as the foregoing indemnification of directors and officers. Under Enterprises' By-Laws, if a claim under these indemnity provisions is not paid in full by the company, the claimant may at any time thereafter bring suit against Enterprises to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant would be entitled to be paid also the expense of prosecuting such claim. The By-Laws provide that Enterprises may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the company or other corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not Enterprises would have the power to indemnify such person against such expense, liability or loss under Nevada law.

         Enterprises' By-Laws further provide that the company may enter into agreements with any director, officer, employee or agent of the company to the fullest extent permitted by Nevada law.

         Enterprises has not entered into separate indemnification agreements with any of its officers and directors.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Delta and Enterprises have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                            BUSINESS OF ENTERPRISES

History

            Enterprises Solutions, Inc., a Nevada corporation (sometimes referred to herein as "ESI" or the "Company"), was incorporated in 1987 under the name Sedgewicke Business Alliance, Inc. In December 1994, the Company changed its name to American Casinos International, Inc. ("ACII") and from that time focused its operations on the gaming industry. In particular, ACII operated a casino in Venezuela. In mid-1997, the Venezuelan government effectively shut down all casinos pending re-licensing under a much changed and restrictive law. Although the new law had not yet been interpreted or clearly defined as to how it would ultimately be implemented, ACII's casino could not reopen as it had previously operated.


            In August 1998, the Company capitalized $779,897 in shareholder loans and accrued payroll expenses. The shareholders to whom the loan and payroll were owed sold their shares to new investors and were allowed to keep the gaming equipment in Venezuela as compensation for any and all liabilities associated with the discontinued gaming operations. The Company also terminated a certain licensing agreement and the rights to offer Internet bingo and casino games, which the Company no longer considered part of its corporate business focus.

            In March 1999, the Company changed its name to Enterprises Solutions, Inc. and began to focus on developing products and solutions for Internet security.


Description of Business


            Enterprises' business is in the developmental stage. Its objective is to develop products and expertise which provide security for Internet and other networks and eBusiness transactions. Enterprises has developed three initial products, which are for specific applications and commence to address certain of the problems discussed below. Enterprises' full planned family of products would address the overall network security issues discussed below.


         Enterprises' products will address two problems affecting commerce on the Internet and utilization of in-house data systems or "Intranet". The first problem is that of assuring data is coming from a known source, and that such data is reliable and has not been corrupted. While use of a pass word and credit card number may be sufficient for small transactions, Enterprises believes that high value transactions and transmissions involving highly confidential data require greater security.

         The second problem being addressed by Enterprises is that of protecting a company's system and database from unauthorized access, or "hacking". Unauthorized access permits hackers to plant viruses and other destructive codes, and permits access to confidential data stored within a system.

Protection against hacking and prying requires barriers, commonly known as "firewalls", that protect in varying degrees different segments of a network from unauthorized access. Firewalls suffer from the fact that they must protect against all conceivable modes of attack, while the hacker focuses on only one. Moreover, firewalls frequently offer limited protection against access from within a network, as opposed to access from outside. Increased sophistication and power of personal computers makes firewalls susceptible to constantly changing threat. Enterprises planned server products would be designed to provide a high degree of integrity for firewalls integrated in servers.

Products Available for Marketing

         Enterprises has developed three products, which it believes are ready for market.

         The first is a PC accessory consisting of a small keypad with card-swipe. The device consists of a processor, which provides secure cryptographic functionality, with its own display, keypad, and magnetic card or chip card reader, and a wire for connection to the PC. When a transaction is entered in the host PC, Enterprises' device encrypts the transaction. Using the card swipe and PIN number, the user can confirm his or her identity, and after reviewing the transaction on the accessory's screen, the transaction is confirmed and authorized by pressing the authorization button on the keypad. The locked transaction is then returned to the PC for transmission.

         Enterprises' keypad device generates its own encryption key and identification signal, which permits it to send protected data over open systems such as the Internet. Knowing (or guessing) a password is not enough to enter the system, since the password and card can only work from a specific keypad. By assuring the recipient that the data comes from a known computer platform, security is significantly enhanced. In addition to providing a means for incorporating a passcode which the receiver knows is from a particular source, the keypad provides identification of the user and strong protection of the data transmitted.

         Enterprises' keypad accessory is contemplated for use in compact, high value transactions, such as Internet banking transactions, Internet gambling, large orders, and dissemination of confidential information to and from field offices. This device has been fully developed and an order for the manufacture of 500 keypad accessories, some with and some without GPS, has been placed with a division of Panasonic. Enterprises is required to make a $35,000 payment to cover non-recurring engineering costs to activate this order, which is a simple purchase order for 300 keypad accessories without GPS and 200 keypad accessories with GPS, for a total purchase price of $146,000. From that point it will take Panasonic three weeks to deliver the 500 keypad accessories. Upon delivery of the order, an additional $111,000 would be due Panasonic. Enterprises does not intend to activate this order until financing is available or it has a firm purchase order from a buyer for the keypad accessories. Enterprises will accordingly require additional capital to make this payment but no sales have been recorded to date. Enterprises has applied for two U.S. patents; one on the underlying concept of this device, and the second patent is for token transaction technology, which applications are pending.


         Enterprises has developed the above mentioned keypad device in another version with a fixed Global Positioning Satellite chip for personal security that has all of the functionality of the above keypads but also fixes the exact position and date and time of the transaction.

         Enterprises has also developed a complementary computer platform device to the above listed personal security devices, with designed in computer and network security, operating on the standard Intel-based architecture. This device provides a platform which takes the encrypted signals from the keyboard devices above and authorizes transactions at an otherwise unsecure client workstation and adds additional security to the transaction by providing audit accountability, authentication, non-repudiation and protection of infrastructure operations data without the storage and reporting impediments and expense associated with NSA Type-1 Encryption.

         Enterprises has assembled several production models of its third product, the Sapphire One server, and can produce additional units as required using available components.

         Enterprises has also developed software which encrypts the transmission and affords the receiver the means by which to ensure the data has not been altered en route. Enterprises' keypads cannot operate without appropriate software. While Enterprises believes such software can be developed by customers or acquired from others, it also believes that customers will generally want the convenience and confidence of ordering a complete system from one source.

            Used together, Enterprises believes its system provides strong protection, especially for compact, high value transactions conducted on the Internet or on corporate or government Intranet systems. Use of Enterprises' system requires only minor changes to a company's information technology infrastructure.


            There have been no sales of such products and there can be no assurance that they will operate as envisioned or attain any commercial success. See "Risk Factors" at page 8. Enterprises' products and technology have not been tested in the marketplace, and there can be no assurance that its approach will be accepted by industry, or that it will not be overtaken by competing technologies or future developments in hacking.




         Enterprises' initial technology is based on strong encryption algorithms, which it intends to incorporate into devices with secure paths for display and user data entry. Enterprises intends to market internally developed products manufactured to its specifications by independent contractors, to license others to utilize Enterprises' technology in their security products, and to become a "value added reseller" of products manufactured by others with high assurance security technologies. Enterprises will seek to augment its engineering and evaluation efforts and shorten product time to market by integrating existing high assurance security technologies through acquisitions and VAR relationships. Enterprises had negotiated a teaming agreement with Gemini Computers, Incorporated for a teaming arrangement between the two companies with respect to Gemini's A-1 evaluated platform computer systems. Gemini terminated this agreement immediately following initiation of the SEC proceeding against Enterprises in April, 2000. Enterprises does not believe that the termination of this agreement has had any material effect on Enterprises' business. Enterprises is in negotiations with a manufacturer of servers incorporating an expensive security technology with a view to marketing it as an alternative to its proprietary products. While there are a number of technologies that could help in the timely implementation of its product line, Enterprises believes that its planned product line is not dependent on any one specific technology or technology provider.



Products Under Development for 2002

            Enterprises has a number of other products and software under development, which it believes will be available for marketing in early 2002, subject to financing.


            Enterprises has developed a specialized ADP server designed to be very resistant to hacker attacks. The server, known as "Sapphire One" incorporates a hardened UNIX operating system. Other planned secure servers, such as a secure web page hosting server, will require further development, which would be subject to the availability of additional capital.

            Enterprises has a number of improvements, variations, and related products under development. One is a network control device, which would provide "firewall" protection from hackers.

            Other products under development are a front-end communications guard system that evaluates the accuracy of DHCP (dynamic host control protocol, the mechanism by which Internet protocol addresses are issued) requests from Client systems, and a two-level server designed to protect a web server during transmission of HTML or XML transactions. With the support of chip cards, a programmable keypad would be developed for security-critical markets, such as government contractors.

            There is no assurance that such products will be successfully developed, or that they will operate as envisioned or attain any commercial success. Development will depend on Enterprises' success in raising the necessary funds for research and development, estimated at $12 million. See "Risk Factors" at page 8, and "Enterprises' and Delta's Plans of Operation", at page 68.


Markets and Marketing

         Enterprises believes that e-Commerce will continue to grow over the coming years, and that concern for security will accompany that growth. Enterprises' believes that as more and more businesses come to rely on the Internet as a means of communicating and conducting transactions with suppliers, customers and business partners, the need for secure, trusted network products will become critical.

         Enterprises intends to market its products to corporations and governments. Enterprises believes that such market includes defense related agencies and contractors, banks and financial institutions, insurance companies, long-distance telephone companies, health care, commodity trading, on-line universities, accounting firms, and on-line casinos. Enterprises intends to focus its initial marketing on U.S. government agencies and the financial industry.

         Enterprises will also seek to establish agreements with original equipment manufacturers ("OEMs") for incorporation of its products in their products. It will also seek to forge relationships with equipment and software providers dominant in particular industries, with a view to facilitating acceptance by such industries.


            In connection with its marketing in foreign countries, Enterprises may be obliged to acquire rights to technologies of other firms. As an example, for marketing in Germany, Enterprises would be required to license software which has been evaluated by Information Technology Security Criteria ("ITSEC") at a high level. ITSEC is a baseline of computer security requirements a system must meet in order to attain an industry standard label (EAL2, EL4). By the mid-1990's, an international consortium of computer security entities began developing a new set of criteria from the original NSA criteria published in 1985. In January 1996, the United States, United Kingdom, Germany, France, Canada, and the Netherlands released a jointly developed evaluation standard for a multinational marketplace called the Common Criteria for Information Technology Security Evaluation, which has been shortened to ITSEC. In due course, Enterprises will have to establish an adequate technical basis for providing digital signatures per statutes in several U.S. states.


Consulting Services to Be Marketed

            Enterprises believes that the expertise which arises from the development and marketing of its security products and systems will be marketable in the form of consulting services to corporations and governments who require advice with respect to IT security. It also foresees providing support and training services for users of its products.

Research and Development


            Enterprises' first two products are believed to be ready for market, but continued research and development will be required for its new products, and for de-bugging, improvements, and customization for particular customers and industries. Enterprises currently has two full-time engineers engaged in research and development; when funding is available following completion of the Transaction, it is expected that additional engineers would be employed for research and development. Enterprises spent $489,822 the past fiscal year on research and development and had no research and development expenditures in 1999. Future research and development is expected to require as much as approximately $12 million over the next four years.


Government Regulation


         There are no federal government regulations which specifically address the manufacture or application of encryption or other security devices. Because of military and law enforcement concerns, however, there are U.S. restrictions on the export of commercial encryption products. In recent years, however, such restrictions have become less and less burdensome. As a general rule, the export of encryption products requires a license from the Bureau of Export Administration in the U.S. Department of Commerce. There are numerous exceptions, however, and subject to various conditions and requirements, no license is required for exports of encryption products to foreign subsidiaries of U.S. companies, exports to end-users in the European Union and certain other countries, and various other categories. However, there can be no assurance that new restrictions will not be adopted for the sale and export of encryption devices in light of the recently announced war on terrorism.


         Some countries have stringent controls on the use of encryption software and hardware. For example, France does not permit the use of cryptographic products unless the algorithm has been registered with the French government. Private use of encryption technology is illegal in South Korea, Taiwan, and the People's Republic of China. Russia also has import controls.

         A number of states have adopted electronic signature laws which make electronic signatures legally binding if certain conditions are met. The law of Maryland, for example, allows recognition of an electronic signature in lieu of a written one if the electronic identifier: (i) is intended by the authorized signer to have the same force and effect as the use of a manual signature; (ii) is unique to the authorized signer; (iii) is capable of verification; (iv) is under the sole control of the authorized signer; (v) is linked to data in such a manner that if the data are changed, the signature is invalidated; and (vi) conforms to regulations adopted by the Secretary of State. Enterprises believes its products, properly installed and used, will meet the requirements of such laws, and does not believe such laws will have an adverse impact on its market.

Competition

            The market in which Enterprises plans to compete is that of secure, business-to-business network security products and services. Enterprises will compete with:

         o Established e-security companies that currently offer network security products or services.
         o Newly organized e-security companies that currently offer network security products and technologies; and

         o Established computer hardware and software companies that introduce their own network security products, either separately or bundled with their existing hardware or software products.

         Virtually all of our current and potential competitors have significantly greater financial, marketing and technical resources than we have.

         Government sponsored security technologies provide very strong protection. The commercial security technologies, however, are mostly not strong enough to protect important information and tend to retain vulnerabilities from their initial creation. Hence the computer security industry has focused on two levels of protection which are at opposite ends of the spectrum. The products that that are offered these both areas are competitive to the products Enterprises intends to offer.


         A number of security technologies are created or sponsored by the National Security Agency ("NSA") or other government agencies. These provide varying levels of security, up to the highest level, known as "A1" and the lowest level "D". Enterprises planned products would fall in the "B" category ("B3" and "B2") or the commercial equivalent rating. Less expensive security technologies available to commerce and industry generally do not provide the same level of protection. Enterprises believes that there is a market opportunity for security products in the "B3" and "B2" range between those providing the highest level of security and the less expensive but less secure products prevalent in the market.


         The high end computer security products (e.g., Motorola AIM, HP Radiant Mercury, GGS Command and Control Guard) tend to be aligned with US and NATO government departments and agencies. As such, they are used to protect classified (i.e., Confidential, Secret and Top Secret) information and the systems that the classified information traverses. In many cases, these Government computer security products (e.g., KY-157, KG-8X) require a Secret or Top Secret clearance to handle the systems operational keying material. These systems are costly, require extensive infrastructure support and can only be used for the business of the Government.

         The low-end computer security products are designed to work in heterogeneous environments. The products at this level that are competitive with Enterprises' proposed product offering include Argus' Watchdog, Trusted Solaris (Hewlett Packard) and Boeing's Sidewinder. Others potential competitors make source available on the Internet (e.g., Secure LINUX, Secure Shell, Secure Socket Layer, Coast Watcher Intrusion Detection) in an attempt to broaden the base of users and contributors of new source code.

         Although Enterprises would encounter competition from companies marketing both levels of network security products, Enterprises' products are intended to be concentrated in the market area between the very expensive Government computer security systems and those low-end commercial products that we believe are complex and vulnerable to attack, in which area management believes that there is less competition. In the area in which Enterprises intends to market its products, several other firms could be considered to be potential competitors, including ISS, Checkpoint, RSA and Verisign.

CODIS Computer GmbH

         In March, 2000, Enterprises made a loan in the amount of $150,000 to CODIS Computer GmbH ("CODIS"), Munich, Germany, which is a development stage company. The loan was due May 29, 2000, but Enterprises extended the due date of the loan to June 30, 2001, at which time the loan was still unpaid. There is no assurance that this loan or any portion thereof will ever be repaid.

Financing Activities


         On April 2, 2000, Enterprises executed a Deed Poll under the laws of Switzerland in favor of the holders of notes issued pursuant thereto (the "Deed Poll"). The Deed Poll is similar to a note purchase agreement to which only Enterprises and Waltrag, A.G. are parties, where the terms of the notes are set forth. Upon application of Waltrag A.G., in exchange for a purchase price of $5,000,000, Enterprises issued to Waltrag, the initial holder ("Waltrag"), $5,000,000 principal amount of its Convertible Notes pursuant to the Deed Poll.

The Company received payment of the $5,000,000 purchase price for the above notes on April 4, 2000.



            In connection with the issuance of the notes, as a commission without payment of additional consideration, Waltrag was also issued an additional note in the principal amount of $250,000, the terms of which note are the same as those of the $5,000,000 of notes and warrants to purchase 550,000 shares of common stock of Enterprises on or before April 2, 2003.

            Pursuant to a Memorandum of Agreement, dated as of December 31, 2000, between Waltrag and Enterprises, Waltrag, as representative of the noteholders of the entire principal amount outstanding of $5,250,000 of notes issued pursuant to the Deed Poll, on March 5, 2001, gave notice, effective as of December 31, 2000, of its exercise of its right to convert the entire principal amount of such notes outstanding, plus interest accrued thereon through December 31, 2000, into an aggregate of 2,015,000 shares of Enterprises common stock. In connection with this conversion, the warrant to purchase 550,000 shares of common stock was cancelled, and Enterprises has issued new three-year warrants to Waltrag's nominees to purchase 320,000 shares of common stock at a purchase price of $1.00 per share on or before December 31, 2003.


Investment Banking Relationship with Global Financial Group

         On January 24, 2000, Enterprises entered into an agreement with Global Financial Group, Inc. ("Global"), Minneapolis, Minnesota, pursuant to which Global was engaged to act as Enterprises' non-exclusive investment advisor, non-exclusive private placement agent and non-exclusive investment banker. The term of the original agreement was for 12 months, which term was extended on January 23, 2001, for an additional 90-day period expiring April 24, 2001. Under the agreement, for compensation as acting as Enterprises' investment advisor, Global was entitled to receive a monthly issue of 10,000 warrants at a strike price equal to the closing price on February 24, 2000; the monthly issue of warrants was limited to a total of 60,000 shares. Global is entitled to one demand registration and "piggyback" registration rights with respect to the shares of common stock issuable upon exercise of the warrants. As of May 31, 2001, Enterprises issued an aggregate of 231,103 shares of its common stock to Global and its nominees in satisfaction of this obligation. Pursuant to the agreement, Global raised $5,500,000 of capital, and Enterprises paid Global total commissions of $537,000 and expenses of $165,000. In addition, on October 25, 2000, Enterprises entered into an Agency Agreement with Global for a term of 90 days, pursuant to which Global acted as the non-exclusive agent of Enterprises with respect to the sale on a best efforts basis of $1,500,000 to $5,000,000 principal amount of Enterprises 10% Convertible Subordinated Notes; the Agency Agreement provides for Global to receive a 10% cash commission based on the principal amount of Notes so placed. Pursuant to this Agency Agreement, Global raised $1,134,625 of capital, and Enterprises paid Global total commissions of $113,462.50. On May 17, 2001, Enterprises entered into an additional Agency Agreement with Global, providing for Global to use its best efforts to raise $1,500,000 to $5,000,000 of equity capital; this agreement provides for a 15% cash commission (including expense allowance) for equity capital raised by Global for Enterprises. Under this Agency Agreement, Global did not raise any capital for Enterprises, and was not paid any commissions or expenses.

Employees



            Enterprises currently has three full-time employees, consisting of two engineers and one executive, and two part-time employees, consisting of one engineer and one market research analyst, and plans to hire additional employees, particularly engineers, to assist in the development of its products. Enterprises has also four consultants that it utilizes in the marketing and engineering areas.

Properties

            Enterprises' executive headquarters is located Southeast of Boston at 140 Wood Road, Suite 200, Braintree, Massachusetts 02184. The office is leased at a rate of $1,680 per month, initially for a 60-day term commencing May 1, 2000, and renewable on a month-to-month basis thereafter. Enterprises' engineering and product development division was formerly located at 50 Ragsdale Drive, Suite 150, Monterey, California 93940. Enterprises had entered into a lease for this facility which has a three year term commencing on September 15, 1999 and expiring on September 14, 2002. The lease provides for a base rent of $5,919 per month. Pursuant to the lease, Enterprises is also responsible for 21.37% of (1) the operating expenses (estimated at $2,320 per month for the first year and including real property and any public authority taxes), (2) the services and utilities and (3) the Landlord's performance of Tenant Company's Covenants (if applicable). The building is a two-story office building of approximately 4,735 square feet. Enterprises has closed this office and has sublet these premises to a third party for the balance of the term of the lease and on the same terms and conditions to which it is subject under the lease.


            On March 8, 2001, Enterprises leased approximately 2700 square feet of additional office space for research and sales in Sterling, Virginia, for a period of five years, at a monthly base rental of $4,116.25 escalating at the rate of 3% per year, plus $788 per month for common area maintenance and other landlord expenses, adjusted quarterly. Under this lease, Enterprises is responsible for utilities attributable to the leased premises.


Litigation

            Securities and Exchange Commission. On March 30, 2000, the Securities and Exchange Commission ("Commission") announced the temporary suspension, pursuant to Section 12(k) of the Securities Exchange Act of 1934 (the "Exchange Act"), of trading of the common stock of Enterprises at 9:30 a.m. on March 30, 2000 and terminating at 11:59 p.m. on April 12, 2000. The Commission announced that it temporarily suspended trading in the securities of Enterprises because of questions concerning the accuracy and completeness of assertions made by Enterprises in its filings with the Commission, in its recent press releases, and on its Internet website, including questions about the identity of persons in control of the operations and management of Enterprises.


            On April 6, 2000, the Commission filed in the U.S. District Court for the Southern District of New York (1) a motion for Temporary Restraining Order, which the Court granted, Order to Show Cause and Orders Granting Other Relief against Enterprises and Herbert S. Cannon, Defendants; (2) a Verified Complaint against Enterprises, Herbert S. Cannon and John A. Solomon, Defendants, and Rowen House Ltd. and Montville Ltd., Relief Defendants; and (3) an Ex Parte Application For Order Freezing Assets, Order To Show Cause Re Preliminary Injunction and Other Relief against Enterprises, Herbert S. Cannon, Rowen House, Ltd. and Montville, Ltd. The Commission's Verified Complaint alleged securities fraud in violation of the Exchange Act Section 10(b) and Rule 10b-5 promulgated thereunder and requested relief enjoining Enterprises, Herbert
S. Cannon and John A. Solomon from violating the Exchange Act, the aforementioned Section 10(b) and Rule 10b-5; ordering Herbert S. Cannon to account for and disgorge, with interest, all profits he has realized from any sales of the Company's Common Stock, including sales through brokerage firms over which he had any direct or indirect control, including those of relief defendants, Rowen House, Ltd. and Montville, Ltd.; imposing a constructive trust upon any and all proceeds from Enterprises' Common Stock sales being held in the brokerage accounts of relief defendants Rowen House, Ltd. and Montville, Ltd.; and ordering Herbert S. Cannon and John A. Solomon to pay appropriate civil penalties.


            On October 10, 2000, as a result of negotiation between Enterprises and the Commission, the Commission requested that the Court enter judgment consistent with the Settlement Agreement reached with Enterprises and the Commission. The Court approved the Settlement Agreement on October 16, 2000, thus settling all matters between Enterprises and the Commission. The Agreement is without any findings of fact and imposes no sanctions. Pursuant to the Settlement Agreement Enterprises has committed that it will comply with all securities laws.



         The trial in this case as to Mr. Solomon and Herbert Cannon was held in January, 2001, and on June 8, 2000, the Honorable Judge Cedarbaum of the U.S. District Court for the Southern District of New York issued her decision in the matter of the Securities and Exchange Commission versus Herbert S. Cannon and John A. Solomon, et. al. The Company had previously settled with the Commission in this case (see Form 8-K filed by the Company on October 16, 2000). As a part of Enterprises' settlement with the SEC in October, 2000, Enterprises was permanently enjoined from violating Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. In her opinion, Judge Cedarbaum found Herbert Cannon liable as the principal architect of a fraudulent scheme related to his failure to disclose his role with the Company in the Company's registration statement for registration of its Common Stock under the Securities Exchange Act of 1934, filed with the Securities and Exchange Commission. Judge Cedarbaum ordered that Mr. Cannon disgorge $1,000,000 in profits he acquired through his acts of securities fraud; fined him $100,000; and issued a permanent injunction against him prohibiting him from committing further violations of securities laws in connection with the Company. In so ruling, the Court found that Mr. Cannon had an extensive history of criminal and regulatory violations, including securities fraud; that he was the principal architect of a scheme to conceal his involvement with the Company; and that he had the ability to affect the activities of the Company through his ownership interest in several Gibraltar entities which continue to own hundreds of thousands of shares of the Company's common stock. Judge Cedarbaum also found that Mr. Solomon, the Company's former resident and Chief Executive Officer, committed securities fraud, and was liable for two disclosure-related issues in the Company's registration statement and one publicity issue relating to the Company's web site and imposed a $10,000 fine.



         Employment Litigation. Roger Schell and Richard Lee, former employees of Enterprises, filed complaints with the Labor Commissioner, State of California, for nonpayment of wages, bonuses, expenses and benefits. Mr. Schell's total claim is $361,172, and Mr. Lee's total claim is $285,094. The Company filed answers denying any liability to either Mr. Schell or Mr. Lee, and these complaints were dismissed by the Labor Commission on September 5, 2000, for lack of jurisdiction. Mr. Schell and Mr. Lee on September 21, 2000, filed complaints with the Superior Court of the State of California, County of Monterey, for damages for breach of contract, including unpaid salary, lost earnings, stock compensation and other employee benefits; for interest on unpaid salary; for double damages as provided by the California Labor Code; for penalties in the amount of plaintiff's daily rate multiplied by thirty days pursuant to California Labor Code Section 203; for punitive damages; and for reasonable attorneys' fees and costs of the suit. The case has been removed to Federal court, where it is currently pending.


            In May 2001, Messrs. Schell and Lee filed a motion seeking an ex parte writ of attachment, temporary restraining order, and preliminary injunction, to attach funds held by Enterprises in two bank accounts in Massachusetts.

Plaintiffs sought to attach funds in the amount of $900,698, the estimated amount of their claimed damages. Plaintiffs also sought to freeze Enterprises' assets. Following a hearing on the Plaintiff's motion, on July 2, 2001, the Court denied this motion. The trial in this case is scheduled to commence December 17, 2001.

            Herbert S. Cannon/HSC Consulting, Inc. Litigation. On October 30, 2000, Herbert S. Cannon and HSC Consulting, Inc. filed a complaint in the County Court of the 15th Judicial Circuit in and for Palm Beach County, Florida, against Enterprises, claiming a breach of contract related to HSC Consulting, Inc.'s consulting agreement with the Company. Plaintiffs seek reimbursement of expenses in the amount of $14,058, and payment of 200,000 shares of Enterprises common stock as set forth in the consulting agreement. Plaintiffs also assert claims for an additional 100,000 shares of ESI common stock based on a 50% stock dividend issued to all stockholders; unspecified unpaid wages; quantum meruit for services and expenses rendered; and fraudulent inducement alleging Enterprises misrepresented that it would pay according to the consulting agreement. The case has since been transferred to the Circuit Court for Palm Beach County, Florida.

            On June 11, 2001, Enterprises filed its answer to Mr. Cannon's and HSC Consulting, Inc.'s complaint. Enterprises denies Plaintiffs' claims and asserted a counterclaim against Mr. Cannon and HSC Consulting, Inc. for failing to disclose Mr. Cannon's role in Infotex; failing to disclose Mr. Cannon's prior felony fraud convictions; failing to disclose Mr. Cannon's control and beneficial ownership of more than 5% of ESI stock through offshore companies; failing to disclose that Mr. Cannon actively traded Enterprises' stock for himself and/or third parties; issuing unauthorized press releases about the Company in March 1999; and subjecting the Company to claims of securities fraud by the SEC. Enterprises asserts causes of action including fraudulent inducement, fraud, conspiracy to defraud, and breach of contract, and seeks an award of $165,000,000 plus punitive damages against Mr. Cannon and HSC Consulting, Inc.


            In November 2001, Enterprises filed suit against its former counsel for malpractice and damages of $35,000,000 in connection with its representation in filing Enterprises' Form 10-SB in November 1999.


Market for Enterprises' Common Stock

            Prior to March 30, 2000, Enterprises' securities traded on the OTC Bulletin Board and in the over-the-counter market "pink sheets". Enterprises' trading symbol is "EPSO". Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. The following sets forth the range of high and low bid information for the quarterly periods through March 31, 2000 as reported by the National Quotation Bureau, the information for periods subsequent to March 31, 2000, to the best of Enterprises' knowledge, derives from private transactions reported on The Instinet Market Trading System.

                                 High       Low                                     High    Low
                                 ----       ---                                     ----    ---
1997:       1st Quarter         .21875     .0625        1998:        1st Quarter      .50     .25
            2nd Quarter         .21875     .03                       2nd Quarter     2.25     .125
            3rd Quarter         .05        .03                       3rd Quarter     5        2
            4th Quarter         .5625      .04                       4th Quarter     6.50     4.50

1999:       1st Quarter       11.25        6            2000:        1st Quarter    22.00     1.75
            2nd Quarter       15.125      11                         2nd Quarter    21.875    5.00
            3rd Quarter       14         13.50                       3rd Quarter     8.00     4.00
            4th Quarter        6          1                          4th Quarter     8.50     1.00

                                                        2001:        1st Quarter     3.875    1.00
                                                                     2nd Quarter     3.00     1.00
                                                                     3rd Quarter     3.00     1.00
                                                                     (through
                                                                     Aug. 31, 2001)


            The foregoing bid information has been adjusted for the stock dividend which occurred in June 1999.

Holders

            As of August 31, 2001, the number of holders of record of shares of common stock, excluding the number of beneficial owners whose securities are held in street name, was approximately 108.

Warrant Agreement for 1998 Warrants

            On September 19, 2000, Enterprises entered into a Warrant Agreement covering the 1,800,000 outstanding warrants sold in 1998 with American Stock Transfer & Trust Company, as Warrant Agent. The Warrants expire July 20, 2003, and each warrant entitles the holder thereof to purchase one share of common stock at an initial exercise price of $2.00 per share (the number of warrants was adjusted from 1,200,000 to 1,800,000, and the exercise price per share was adjusted from $3.00 to $2.00 per share, to reflect the June 1999 stock dividend).


            The following are initial purchasers of the warrants in 1998. The exemption relied on by Enterprises in the sale of the warrants was Regulation S under the Securities Act of 1933. Of these initial purchasers, Montville Ltd., Effingham Ltd. and World Net Communications are entities controlled by Herbert
S. Cannon as found by the U.S. District Court for the Southern District of New York (Securities and Exchange Commission v. Enterprises Solutions, Inc., et al., Case No. 00 Civ. 2685 (Cederbaum, J.) (U.S.D.C., S.D.N.Y.))




Name                                                              Warrants
                                                    ----------------------------
Montville Ltd.                                                          375,000
Effingham Ltd.                                                          375,000
Humphrey Ltd.                                                           375,000
Investa AG                                                              172,500
Nevada, Inc.                                                            307,500
Redington Overseas                                                       22,500
World Net Communications                                                150,000
Conegate Ltd.                                                            22,500
                                                    ----------------------------
                                                                      1,800,000

Management

            The Officers and Directors of Enterprises are as follows:


Name                              Age        Title


Alfred T. Saker                   53         Acting CEO and Treasurer, Director
Charles E. Bobbish                52         Secretary and Director



            John A. Solomon, who died on October 21, 2001, had served as Enterprises' President and Chief Executive Officer from October, 1999 to October 21, 2001. Mr. Solomon was also a member of Enterprises' Board of Directors.

            Alfred T. Saker is the acting CEO (since October 24, 2001) and Treasurer of Enterprises and was elected a Director on June 29, 2000, to fill the vacancy in the Board created by the resignation of Nina L. Cannon. Mr. Saker received a B.A. in Arts and Sciences in 1971, and a M.S. in Accounting in 1978, from Kent State University. From January 1998, Mr. Saker was self-employed and started a restaurant business with a partner, who bought Mr. Saker out in 2000 when Mr. Saker joined Enterprises. From 1996 to 1998, Mr. Saker was Finance Manager for International Shipholding Corporation, a marine transportation company. From 1993 to 1996, he was Treasurer for American Heavy Lift Shipping Company and, prior thereto, he held various positions with BP Oil Company, his last position, from 1990 to 1993, being Manager, Services and Control (Controller).

            Charles E. Bobbish was elected a Director of Enterprises on July 6, 2000, to fill the vacancy resulting from the resignation of Wayne G. Kight, and was elected Secretary on October 24, 2001, in conjunction with Mr. Saker's appointment as acting CEO. From April, 1991, to April, 1995, Mr. Bobbish was a Senior Vice President of Mosaic Data Systems, Inc., Bedford, Massachusetts, with responsibility for planning and coordinating information systems implementation and integration. In 1995, Mr Bobbish had a consulting business involving proposal and business development, which was, in early 1996, incorporated into Qualserv, Inc., Burlington, Massachusetts, a proposal writing and business development company, of which he has served as President from that time to the present. In his present position, Mr. Bobbish advises executives of large information technology companies on market positioning and provides inputs to business strategies, directions and proposals.

Promoter and Former Control Person



            In recent years, Herbert S. Cannon acted as a general business consultant to management pursuant to consulting agreements dated July 1, 1998, and January 7, 2000. As a consultant, Mr. Cannon performed a significant management role for Enterprises primarily with respect to raising capital for Enterprises and in interviewing and selecting management candidates, including Wayne B. Kight, a former CEO and President, and John A. Solomon, his successor as CEO and President. Mr. Cannon's consulting agreement entitled him to the payment of $3,000 per month and under both agreements provision is made for a total award of 300,000 shares of common stock in exchange for his services. The Board of Directors of Enterprises has determined not to authorize the issuance of these shares to Mr. Cannon and Mr. Cannon has filed suit to compel Enterprises to issue him these shares and for alleged unreimbursed expenses of $14,058. See "Business of Enterprises--Litigation". In 1998, WorldNet Communications, Inc., which Enterprises believes is owned by Herbert S. Cannon, purchased warrants to purchase 150,000 shares of common stock. See "Security Ownership of Certain Beneficial Owners and Management." Since January 1, 1999, Enterprises has paid Mr. Cannon approximately $111,257 in consulting fees, expense reimbursements and other compensation (including a $16,000 reimbursement for a loan made by Mr. Cannon on behalf of Enterprises to Infotex Holdings, Ltd. and including certain expenses incurred by Enterprises' Monterey, California, office that Mr. Cannon paid for with his personal credit card). Enterprises may have made other payments to entities controlled by Herbert S. Cannon. Mr. Cannon may be deemed a "promoter" and/or a "controlling person" of Enterprises, as those terms are defined under the Securities Act of 1933 and the Securities Exchange Act of 1934. John A. Solomon, Enterprises' former Chief Executive Officer, upon authorization of the Board of Directors, terminated Mr. Cannon's consulting arrangement effective March 20, 2000.

            Mr. Cannon also acted as a general business consultant to Infotex Holdings, Ltd., which Enterprises agreed to acquire in March 1999. In July 1999, Enterprises cancelled its agreement to acquire Infotex. In August 1999, certain investors in Infotex were afforded the opportunity to participate in a private placement of Enterprises' common stock at a low per share price. At a meeting held on October 12, 2000, the Board of Directors of Enterprises made the determination that the consideration received by Enterprises with respect to 934,180 shares of common stock issued in this private placement of units of common stock and warrants was inadequate, based on the market price for the common stock and other private sales made by Enterprises in that time period. The Board of Directors determined that Enterprises should consult with counsel as to the proper procedures under Nevada law and other applicable Federal and state laws to cancel these shares and to refund the purchase price therefor, with interest, to the purchasers thereof. After consultation with counsel, the Board of Directors has made a preliminary decision not to initiate procedures to cancel such shares.



            In addition, in a lawsuit described elsewhere (see "Business of Enterprises--Litigation"), the Securities and Exchange Commission has alleged, among other things, that Mr. Cannon, through several offshore entities, is a beneficial owner of more than 5% of Enterprises' outstanding common stock. That issue was litigated in court between the Commission and Mr. Cannon in January, 2001, and the Court issued a decision imposing an injunction, a fine of $100,000 and restitution of $1,000,000 on Mr. Cannon. See "Business of Enterprises--Litigation." In August, 1987, the SEC issued an order barring Mr. Cannon from the securities industry. In 1988 and again in 1993, in separate civil cases brought by the SEC, federal courts entered final judgments enjoining Mr. Cannon from violating certain provisions of the federal securities laws. In addition, in 1985, Mr. Cannon pleaded guilty to a charge of conspiracy to defraud the United States in the collection of income taxes. In 1987, a New York state court found Mr. Cannon guilty under that state's larcency statute while handling funds from a chartered bank. He also pleaded guilty in that proceeding to two misdemeanor counts of failure to file state tax returns. In 1988, Mr. Cannon pleaded guilty to one count of conspiracy to defraud the federal government. In 1994, he was sentenced by the U.S. District Court, Newark, New Jersey, to five years probation, and was ordered to pay $10,000 in court costs and engage in 500 hours of community service, for participation in a transaction which involved the sale of fraudulent coal mine tax shelters to investors where the West Virginia coal mines at issue did not engage in actual mining operations.

Executive Compensation
                           SUMMARY COMPENSATION TABLE

------------------- --------- ----------- ---------- ------------------- -----------------------------------------------------------
                                                                                           Long-Term Compensation
------------------- --------- ----------- ---------- ------------------- -----------------------------------------------------------
                          Annual Compensation                                          Awards                       Payouts
------------------------------------------------------------------------ ----------------------------------- -----------------------
       (a)            (b)         (c)          (d)            (e)              (f)               (g)             (h)         (i)
------------------- --------- ------------- ----------- ---------------- ---------------- ------------------ ------------ ----------
     Name and         Year       Salary       Bonus      Other Annual      Restricted        Securities         LTIP      All
Principal Position                ($)          ($)         Comp. ($)      Stock Awards       Underlying        Payouts    Other
                                                                               ($)        Options/ SARs(#)       ($)      Comp. ($)
------------------- --------- ------------- ----------- ---------------- ---------------- ------------------ ------------ ----------
John A. Solomon     1999      50,000                          -
President           2000      228,333       10,000          10,370(1)        475,000          100,000
& CEO(1)

------------------- --------- ------------- ----------- ---------------- ---------------- ------------------ ------------ ----------
Alfred T. Saker     2000      55,667        33,833            -               44,000
Treasurer
------------------- --------- ------------- ----------- ---------------- ---------------- ------------------ ------------ ----------

--------------
(1) Automobile expenses in 2000 paid by Enterprises as provided by Mr. Solomon's employment agreement totaled $5,370. Premiums paid by Enterprises in 2000 on a term life insurance policy on Mr. Solomon's life, with a death benefit of $3,000,000 payable to Mr. Solomon's family, totaled $5,000. For the year 2000, Mr. Solomon was paid total compensation of $228,333, including $110,000 in salary and bonus and $118,333 either directly or indirectly as a consultant.


Option/SAR Grants in Last Fiscal Year

-------------------------------------------------------------------------------------------------------------
                                             Individual Grants
-------------------------------------------------------------------------------------------------------------
         (a)                    (b)                   (c)                  (d)                   (e)
                             Number of            % of Total
                             Securities          Options/SAR's
                             Underlying           Granted to             Exercise
                           Options/SAR's           Employees             Or Base             Expiration
         Name               Granted (#)         in Fiscal Year         Price ($/Sh)             Date
----------------------- --------------------- -------------------- --------------------- --------------------
John A. Solomon         100,000               63%                  $6.25                 3/19/2003
----------------------- --------------------- -------------------- --------------------- --------------------


We have one Restricted Stock Plan. See "2000 Restricted Stock Plan" below.

Aggregated Option/SAR Exercises in Last Fiscal Year and F/Y-End Option/SAR
Values

----------------------- --------------------- -------------------- ----------------------- --------------------
(a)                             (b)                   (c)                   (d)                    (e)
                                                                         Number of
                                                                         Securities             Value of
                                                                         Underlying            Unexercised
                                                                        Unexercised           In-the-Money
                                                                      Options/SARs at        Options/SARs at
                                                                   FY-End(#) Exercisable/      FY-End ($)
                          Shares Acquired                              Unexercisable          Exercisable/
         Name             On Exercise (#)       Value Realized                                Unexercisable
----------------------- --------------------- -------------------- ----------------------- --------------------
John A. Solomon                                                    100,000/0               N.A.
----------------------- --------------------- -------------------- ----------------------- --------------------

Long-Term Incentive Plan Awards

            Enterprises has no Long-term Incentive Plan Awards currently in effect.

Stock and Option Compensation of Officers and Directors



         Enterprises issued 425,000 shares of Common Stock at no cost to Mr. Solomon, its former CEO and President, pursuant to Mr. Solomon's Employment Agreement with Enterprises, which agreement was replaced by a new agreement effective January 10, 2001 (see "Business of Enterprise -- Employment Agreements") and an additional 100,000 shares for his service as a director. At the Board of Directors meeting held on March 20, 2000, the Board authorized the issuance to Mr. Solomon of options to purchase 100,000 shares of Common Stock at a price of $6.25 per share. Such options were exercisable immediately and expire March 19, 2003. Of the 525,000 shares issued to Mr. Solomon, 501,000 shares were issued pursuant to Enterprises' 2000 Restricted Stock Plan (see "2000 Restricted Stock Plan" below), and 24,000 shares of common stock were issued to Mr. Solomon at no cost to Mr. Solomon on May 15, 2001, valued at $1.00 per share by the Board.


            Mr. Wayne B. Kight, a former Director and Executive Vice President of Enterprises, purchased 10,000 shares at $.05 per share (adjusted to 15,000 shares by reason of the stock split in June 1999) in June, 1998. At the Board of Directors meeting held on July 30, 1998, the Board authorized the issuance to Mr. Kight of options to purchase 22,500 shares of Common Stock at a price of $.67 per share and, as of July 30, 1999, options to purchase 15,000 shares of Common Stock at $5.67 per share (both options being adjusted for the June 1999 stock split). At the Board of Directors meeting held on September 1, 1999, the Board authorized the issuance to Mr. Kight of options to purchase 10,000 shares of Common Stock at an exercise price of $7.50 per share. Enterprises has authorized the issuance to Mr. Kight of 40,000 shares of Common Stock (and a balance owing of 80,000 shares) at no cost to Mr. Kight pursuant to Mr. Kight's Employment Agreement with Enterprises. At the Board of Directors meeting held on March 20, 2000, the Board authorized the issuance to Mr. Kight of options to purchase 25,000 shares of Common Stock at a price of $6.25 per share. In exchange for cancellation of Mr. Kight's options, Enterprises issued on February 13, 2001, 120,000 shares of Common Stock to Mr. Kight.


            At the Board of Directors meeting held on September 1, 1999, the Board authorized the issuance to Nina L. Cannon, a former Director of Enterprises, of options to purchase 10,000 shares of Common Stock at an exercise price of $7.50 per share. On March 20, 2000, the Board authorized the issuance to Ms. Cannon of options to purchase 25,000 shares of Common Stock at a price of $6.25 per share.

         All options referred to above issued to John A. Solomon, Wayne B. Kight and Nina L. Cannon expire three years from their respective dates of issuance.

2000 Restricted Stock Plan

            On August 7, 2000, the Board of Directors of Enterprises adopted the 2000 Restricted Stock Plan (the "Plan"), pursuant to which 1,000,000 shares of common stock are reserved for issuance to eligible participants under the Plan. Such eligible participants include any person who is an employee of or consultant or advisor to Enterprises and who provides bona fide services for Enterprises, where the services are not in connection with the offer or sale of securities in a capital raising transaction and where the services do not directly or indirectly promote or maintain a market for Enterprises' common stock. In no case may an award be made under the Plan where the common stock granted in the award is not eligible for registration pursuant to Form S-8 (or any successor form promulgated for the same general purposes by the Securities and Exchange Commission) under the Securities Act of 1933, as amended.

            The Plan is administered by the Board of Directors of Enterprises. Subject to the express limitations of the Plan, the Board has authority in its discretion to determine the eligible persons to whom, and the time or times at which, restricted stock awards may be granted, the number of shares subject to each award, the time or times at which an award will become vested, the performance criteria, business or performance goals or other conditions of an award, and all other terms of the award. The Board also has discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration. The Board may prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Board are final, conclusive, and binding upon all parties.




            On December 29, 2000, the Board of Directors of Enterprises waived the condition precedent (receipt by Enterprises of $10,000,000 of funding) under Mr. Solomon's employment agreement to the increase of his salary from $200,000 per annum to $500,000 per annum and authorized a stock issuance of 425,000 shares of common stock, the entire amount due under Mr. Solomon's employment agreement, without payment of consideration by Mr. Solomon, but valued at $1.00 per share by the Board. Effective January 10, 2001, the Board approved a new five-year employment agreement for Mr. Solomon. See "Executive Compensation--Employment Agreements." On May 15, 2001, Enterprises' Board authorized additional stock issuances under the Plan, all valued at $1.00 per share.

            The table below shows issuances under the Plan to executive officers and directors of Enterprises:

                                                                      Per Share
                                                                      Valuation
            Name                   No. of Shs.     Date of Grant      By Board
            ----                   -----------     -------------      --------

            John A. Solomon          275,000*        12/29/00           $1.00
                                     150,000*        12/29/00
                                      50,000         12/29/00
                                      26,000          5/15/01           $1.00

            Alfred T. Saker           24,000*        12/29/00           $1.00
                                      20,000         12/29/00           $1.00
                                      20,000          5/15/01           $1.00

            Charles E. Bobbish        20,000         12/29/00           $1.00
                                      20,000          5/15/01           $1.00

----------
* Issued pursuant to Mr. Solomon's and Mr. Saker's Employment Agreements. The other share issuances shown were for services of the individual as directors in 2000 and 2001.

            As of May 31, 2001, all 1,000,000 shares of common stock reserved for issuance under the 2000 Restricted Stock Plan had been issued.


Employment Agreements



            Effective January 10, 2001, Enterprises entered into a new five-year employment agreement with John A. Solomon, which agreement replaced an agreement previously in effect. The Agreement provided for Mr. Solomon's employment as the President and Chief Executive officer of Enterprises at an annual salary of $500,000. The agreement provided for bonuses as determined by the Board of Directors at the sole discretion of the Board, but not less than 7% of the Net Before Tax corporate profits in each year of employment. Under the agreement, Mr. Solomon was entitled to borrow $1,250,000 from Enterprises, of which amount, as of December 31, 2000, $750,000 had been borrowed under Mr. Solomon's prior employment agreement. All loans are repayable within 10 years of the first loan being taken out, and with Enterprises' stock as collateral in value at least equal to 25% of the loan amount, or such lesser amount as is necessary to fully secure the loan. On June 2, 2000, Mr. Solomon borrowed $650,000 under the similar provision in the prior employment agreement, and in the period August through December, 2000, borrowed an additional $100,000 thereunder. Enterprises issued to Mr. Solomon 425,000 shares of common stock under Enterprises' 2000 Restricted Stock Plan pursuant to the prior employment agreement and, under the new employment agreement, was required to issue to Mr. Solomon such number of shares of Enterprises' common stock so that Mr. Solomon's stock ownership remained equal to nine percent of Enterprises' outstanding common stock.

            On August 31, 2001, the Board of Directors of Enterprises approved a settlement of Mr. Solomon's employment agreement. The settlement provides that, effective with the closing of the Transaction, the agreement would terminate and Mr. Solomon (since his death on October 21, 2001, his estate) in lieu of all remaining compensation payable thereunder, would receive a five-year warrant to purchase 2,000,000 shares of Enterprises common stock at an exercise price of $1.00 per share (this warrant would be assumed by Delta in the Transaction, and would, following completion of the Transaction, entitle Mr. Solomon's Estate to purchase 2,535,200 shares of Delta's common stock at an exercise price of $.7889 per share.) Mr. Solomon's note in the principal amount of $750,000 will be assigned to Delta upon completion of the Transaction.

         In November 2001, Delta borrowed $250,000 from Rosanne Solomon, the widow of Enterprises' former CEO. Such note is payable on or before December 31, 2002, with interest at 10%. Mrs. Solomon has the right to convert the outstanding balance of such note into shares of Delta's common stock at the current market price. She also has the right, as does Delta, to exchange such note for the $750,000 note made by her late husband to Enterprises in consideration of cash advances. In effect, after the acquisition of Enterprises' assets, Mrs. Solomon will have the right to pay off Mr. Solomon's note for $250,000, and Delta will have the right to pay off its note to Mrs. Solomon by writing off the $750,000 owed by the Solomon Estate to Enterprises anytime before December 31, 2002. Delta's management was advised that there were not sufficient funds in Mr. Solomon's Estate to pay off such note directly. Mr. Solomon's note will be among the assets acquired by Delta in connection with the acquisition; the effect of the agreement with Mrs. Solomon will be that Delta will be able to write off its indebtedness to Mrs. Solomon by writing off the $750,000 due from Mr. Solomon's Estate. See "Appendix C - Promissory Note".


            Enterprises has entered into an employment agreement, and an addendum thereto entered into as of January 1, 2001, with Alfred T. Saker, providing for Mr. Saker's employment for a period of five years from May 1, 2000, to April 30, 2005, at an annual salary of $83,500. The agreement provides for the issuance of 24,000 shares of common stock to Mr. Saker at a nominal cost, which shares were issued on February 13, 2001.

         The employment agreements for both Mr. Solomon (the former CEO) and Mr. Saker provide for payment of the balance of compensation owed under the contract in the event of a "change in control" of Enterprises, as defined. For purposes of Mr. Solomon's employment agreement a "change in control" means a change that would be required to be reported in Item I (a) of Form 8-K under the Securities Exchange Act of 1934, which is the case with the Transaction. Mr. Saker's employment agreement defines "change in control" in a similar manner. Mr. Solomon's employment agreement will be terminated and settled upon completion of the Transaction, and Mr. Saker's agreement will be assumed by Delta. Given that Delta has agreed to assume Mr. Saker's employment agreement, Mr. Saker has waived any rights that he may have under his agreement's "change in control" provision, which provisions are substantially similar to those contained in Mr. Solomon's agreement. Therefore, the "change in control" provisions of these agreements will not become operative.


Certain Relationships and Related Transactions

            Omega Funding, Inc., a corporation that Enterprises is advised is 100% owned by Nina L. Cannon, a former director of Enterprises and the daughter of Herbert S. Cannon, made loans to Enterprises aggregating $94,500 in 1999, and an additional loan of $23,000 on February 24, 2000. In December, 1999, Nina L. Cannon also made a personal loan to Enterprises in the amount of $22,000, which was repaid in January, 2000. In 1999, Omega Funding was also assigned an additional loan made to Enterprises by ATM Site Locators Inc. in the amount of $10,000. In connection with Ms. Cannon's resignation as a director, all of the loans held by Omega Funding, Inc., aggregating $127,500, were repaid on June 29, 2000, with interest in the amount of $5,243, and Enterprises agreed to indemnify Ms. Cannon in accordance with Nevada law against liabilities arising from her having served as a director and officer of Enterprises.

            In February, 2001, Enterprises reached a settlement with Wayne G. Kight, a former director and president of Enterprises, pursuant to which Mr. Kight, on February 13, 2001, was issued 120,000 shares of common stock of Enterprises and agreed to cancellation of all common stock purchase options held by him and release of all other claims against Enterprises.

            On June 2, 2000, John A. Solomon, the former Chief Executive Officer, borrowed $650,000, and from August to December, 2000, borrowed an additional $100,000, from Enterprises pursuant to his employment agreement. The loan bears interest at the rate of 7% per annum, is due ten years from the drawdown date, May 31, 2000, with interest only payable monthly to maturity, and is secured by stock and options to purchase stock of Enterprises held by Mr. Solomon. At December 31, 2000, accrued unpaid interest on this loan amounted to $5,671. On October 18, 2000, Alfred T. Saker, Treasurer and Secretary of Enterprises, borrowed $7,500 from Enterprises. This loan is evidenced by a promissory note due October 18, 2002, bearing interest at the rate of 7% per annum. At December 31, 2000, accrued unpaid interest on this loan amounted to $107. In December, 2000, John A. Solomon was advanced $25,000 by Enterprises, without interest, which advance was repaid by Mr. Solomon in January, 2001. The promissory note representing this loan is being assigned by Enterprises to Delta in the Transaction.

            Effective January 10 and January 1, 2001, respectively, Mr. Solomon (the former CEO) and Mr. Saker entered into new employment agreements with Enterprises. Mr. Solomon's agreement was settled as discussed above under "Employment Agreements" upon completion of the Transaction, and Mr. Saker's agreement would in such event be assumed by Delta. As authorized by Enterprises' Board of Directors on December 29, 2000, Mr. Solomon was issued 475,000 shares of common stock under the Plan (425,000 pursuant to his employment agreement and 50,000 for services as a director); Mr. Saker was issued 44,000 shares of common stock under the Plan (24,000 pursuant to his employment agreement and 20,000 for his services as a director in 2000); and Charles E. Bobbish, a director, was issued 20,000 shares of common stock under the Plan for his services as a director. On May 31, 2001, for services as directors in 2001, Mr. Solomon was issued at no cost 50,000 shares of common stock (26,000 under the Plan and 24,000 shares directly; and Mr. Saker and Mr. Bobbish were each issued 20,000 shares of common stock under the Plan.


         See "Stockholder Approval of the Sale of Substantially all of Enterprises Assets and of the Plan of Liquidation and Dissolution -- Security Ownership of Certain Beneficial Owners and Management" and "Business of Enterprises -- Executive Compensation" and "Interests of Named Experts and Counsel" above for a more detailed description of these and other transactions with management.

                                BUSINESS OF DELTA

General

         Delta was incorporated under the laws of Delaware on November 17, 1999. It is a development stage company that originally intended to provide mortgage services through the Internet to the "sub-prime" market. Delta intended to offer varied levels of mortgage and lending services by capitalizing on the popularity of Internet based financial services companies. Delta believed both consumers and investors would be interested in this business plan and the services Delta intended to offer. Delta secured the domain name rights to the name deltamutual.com. Current management does not believe that Delta made any substantial efforts to provide mortgage services over the Internet, due to a lack of funding.

         At the time of its formation, companies with Internet based businesses were treated favorably in the capital markets, but over the past year the market for the stock of Internet based businesses has deteriorated substantially. Many companies with Internet based businesses have simply gone out of business because they were not able to generate sufficient revenues and were unable to raise additional capital.

         The market decline for companies with Internet based businesses adversely impacted Delta's ability to raise the funds necessary to support its intended operations. From inception through December 31, 2000, Delta raised a limited amount of capital ($10,750) through the sale of its common stock. Unable to secure additional financing, Delta determined that it was in the best interests of the company and its shareholders to consider other business opportunities. Current management is not aware that Delta considered any business opportunities other than the acquisition of the assets of Enterprises. In conjunction with the sale of the controlling interest in Delta, Delta entered into an Agreement in Principle on April 23, 2001, and on May 11, 2000, entered into the definitive Agreement of Sale, pursuant to which Delta would acquire all of the assets of Enterprises in exchange for 10,583,000 shares of Delta's common stock, or such number of shares of Delta's common stock as is equal to 1.2676 shares of Enterprises common stock for each outstanding share of Enterprises common stock outstanding on the effective date of the acquisition. It was the judgment of the new management of Delta that acquisition of the assets of Enterprises was in the best interests of the stockholders of Delta. However, this option considered only the Enterprises' assets acquisition, since no other options had been presented to the Board. Delta's Board could be viewed as looking favorably on the acquisition of Enterprises' assets due to Mr. Kenneth
A. Martin's exposure to Enterprises' technology, as general counsel for Enterprises, and his acquisition of control of Delta (see "Change in Control" immediately below).

Change in Control

    On April 19, 2001, the three directors of Delta, James E. Platek, Bonnie J. Cunningham and Robert Franz resigned, and appointed Mr. Kenneth A. Martin as a director of Delta. Mr. Martin then appointed Mr. Sailor H. Mohler and Mr. Phillip Chung as additional directors of Delta. As part of this transaction, Kelcon, Inc. ("Kelcon"), acquired 45O,000 shares of Delta's common stock from the existing shareholders of Delta. Kelcon is owned by Mr. Martin, a principal in the Washington, D.C. law firm, Martin & Adams, PLLC, which firm has from time to time rendered legal services to Enterprises, and by an overseas investor, who has previously invested in Enterprises. This overseas investor supplied $375,000 of the $450,000 invested in Kelcon and used to purchase the controlling interest in Delta, and Mr. Martin supplied the balance of $75,000. Kelcon has issued its 20% promissory note in the principal amount of $375,000 due October 31, 2001, to this overseas investor, and the investor has the right to convert $100,000 principal amount of the note into 100,000 shares of Delta's common stock owned by Kelcon.

    On February 13, 2001, Enterprises issued 100,000 shares of its common stock to Mr. Martin's law firm in payment of legal services rendered. In the year ended December 31, 2000, Enterprises paid an aggregate of $298,118.89 in legal fees to Mr. Martin's firm, and paid that firm $174.432.65 in fees (in addition to issuance of the shares of common stock referred to above) in the period January 1 through June 30, 2001. In April, 2000, Mr. Martin acted as corporate secretary of Enterprises.

Management

The Officers and Directors of Delta are as follows:

Name                              Age        Title
----                              ---        -----
Kenneth A. Martin                 45         President, C.E.O and Director
Sailor H. Moler                   57         Director
Phillip Chung                     39         Director and Secretary


          Delta is actively searching for a Chief Operations Officer with industry experience in network security to manage Delta following completion of the Transaction.


         Delta's directors are elected by the stockholders and its officers are appointed by Delta's board of directors. Officers hold office until their successors are elected and qualified. Vacancies in Delta's board are filed by the board itself. Delta's officers and directors are devoting their time to Delta on an "as needed" basis, pending completion of the Transaction. Set forth below are brief descriptions of the recent employment and business experience of Delta's officers and directors.


            Mr. Kenneth A. Martin has acted as a director and President of Delta since April 23, 2001, and since January 1997 has been an attorney and a principal of Martin & Associates, PLLC (prior to June 2000 incorporated as Martin & Associates, P.C.). Martin & Associates, PLLC and its predecessor Martin & Associates, P.C. have done business under the name Martin & Adams, PLLC from January 1999 to the present, and under the name Martin & Rylander, P.C. from January 1997 to January 1998. Born in Philadelphia, Pennsylvania in 1955, Mr. Martin is admitted to the bars of Pennsylvania, Massachusetts, the District of Columbia, the U.S. Courts of Appeals, Federal and District of Columbia Circuits, the U.S. District Court, District of Columbia; and the U.S. Federal Court of Claims. Mr. Martin's legal practice has focused on his representing commercial clients on various matters involving corporate law, public contract law, federal regulatory compliance, intellectual property, and commercial and criminal litigation. Mr. Martin graduated from Albright College in 1976, and graduated with honors from Suffolk University Law School in 1986. Prior to entering the practice of law in 1987, between 1980 and 1987, Mr. Martin served in the United States Air Force as a contracting specialist and contracting officer. Mr. Martin attained the rank of Captain. While in the Air Force Mr. Martin held a top secret security clearance and was responsible for the acquisition of highly sophisticated information technology and electronic systems on behalf of Department of Defense and Civilian agencies of the Federal Government.

         Mr. Sailor H. Mohler acted as a director of Delta since April 23, 2001, and has over 20 years of research, development, testing, and engineering experience in a wide variety of areas related to advanced electronics systems. In 1994, Mr. Mohler founded and became Vice President and principal technologist for a medical technology firm, Transmedica, Inc. Between 1994 and 1998 with Transmedica, Mr. Mohler originated, developed and patented several inventions focusing on the detection and diagnosis of coronary heart disease by the digital signal analysis of heart sounds. In 1999, Mr. Mohler continued this work as a founder and principal in Sonomedica, Inc., a Virginia limited liability company. He has developed numerous additional patents on the digital signal analysis of heart sounds, and conducted several clinical trials with the device at Johns Hopkins University and Walter-Reed Army Medical Center. Mr. Mohler continues this work today as Chief Scientist and director of Sonomedica, Inc.

Mr. Mohler has a Bachelor's degree in Physics and Math (1971), from the Virginia Polytecnic Institute, and has undergone one year of Doctoral Studies in Biomedical Engineering from the University of Virginia. Mr. Mohler has published numerous reports and articles for the U.S. Department of Defense. For his classified work on behalf of the U.S. Navy, Mr. Mohler held a top secret security clearance.


         Mr. Phillip Chung has acted as a director and Secretary of Delta since April 23, 2001, and since 1993 has been an attorney and principal of the law firm of Chung & Press, P.C., located in McLean, VA. Mr. Chung's legal practice focuses on commercial law and commercial litigation. Mr. Chung is a member of the Board of Directors of the George Washington University Law Alumni Association and a director and founding member of the Asian American Bar Association. Mr. Chung served as a member of the Diversity Task Force of the White House Conference on Small Business. Mr. Chung received his undergraduate degree from the University of Virginia, and his law degree from The George Washington University National Law Center. Mr. Chung is admitted to practice in the Commonwealth of Virginia as well as numerous federal courts.


         There are no family relationships between any of Delta's executive officers and/or directors.

Ownership of Delta's Common Stock

         The following table sets forth information concerning the holdings of Delta's common stock (i) by each person who, as of the close of business on August 31, 2001, holds of record or is known by Delta to hold beneficially or of record, more than 5% of Delta's common stock, and (ii) by each director, and by all directors and executive officers as a group who hold common stock. All shares are owned beneficially and of record.

                                                SHARES OWNED
                                                BENEFICIALLY        PERCENT OF
NAME                                            AND OF RECORD        CLASS(1)

Kelcon, Inc. (3)                                  450,000              80.8%
1730 Rhode Island Avenue
Suite 812
Washington, DC 20036

Kenneth A. Martin (2)(3)                          450,000              80.8%
1730 Rhode Island Avenue
Suite 812
Washington, DC 20036

Michael J. Marshall (3)                           100,000              17.95%
Swafham Prior House
Cambridge CB5 OLD
England

All officers and directors
as a group (3 persons)                            450,000              80.8%

(1) Based on 557,000 shares issued and outstanding as at the close of business on August 31, 2001. Beneficial ownership as reported in the table has been determined in accordance with applicable federal regulations and includes (a) shares of Delta's common stock as to which a person possess sole or shared voting and/or investment power and (b) shares of Delta's common stock which may be acquired within sixty days upon the exercise of outstanding stock options and warrants.

(2) Includes 45O,000 shares owned of record by Kelcon, Inc., a Delaware corporation, of which Mr. Martin is the sole shareholder.

(3) In connection with Mr. Marshall's loan of $375,000 to Kelcon, Inc., Mr. Marshall has the right to convert $100,000 of the principal amount of the loan into 100,000 shares of Delta's common stock owned by Kelcon.

Employees


         Delta has no full time employees. Delta's president and secretary have agreed, until completion of the Transaction, to allocate a portion of their time to Delta's activities without compensation.


Properties


         Delta has no properties and at this time no agreements to acquire any properties. Delta now operates from the offices of Martin & Adams, PLLC, 1730 Rhode Island Avenue, N.W., Washington, D.C. 20036. Kenneth A. Martin, the President and CEO of Delta, is a principal of Martin & Adams, PLLC. The space is provided to Delta on a rent free basis until completion of the Transaction. Delta believes that this space will meet its needs until completion of the transaction.


Legal Proceedings

         Delta is not involved in any legal proceedings and, to the knowledge of its management, no such proceedings are threatened.

Market for Delta's Common Stock

         Delta's common stock has been quoted on the Over-the-Counter Bulletin Board operated by the National Association of Securities Dealers, since approximately February 1, 2001. The common stock is listed under the symbol "DLTM". The quotations in the table below reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

                                                      High      Low
                                                      ----      ---
         2001:      1st Quarter                        .468      .25
                    2nd Quarter                       2.95      1.01
                    3rd Quarter                       1.10       .51
                     (through Aug. 31, 2001)

         As of August 31, 2001, there were 37 record holders of Delta's common stock.


         During the last two fiscal years, no cash dividends have been declared on Delta's common stock and management does not anticipate that dividends will be paid in the foreseeable future.

Prior Acquisition Experience

         None of Delta's officers and/or directors have had any direct experience in identifying emerging companies for investment and/or business combinations.

Conflicts of Interest



         Kenneth A. Martin, Delta's President and CEO, and the sole stockholder of Kelcon, Inc., which owns over 80% of the outstanding common stock of Delta, is a principal of Martin & Adams, PLLC, a Washington, D.C. law firm. This law firm commenced representation of Enterprises in 2000 and has represented Enterprises on numerous matters since the initial engagement, including representation of Enterprises in the proceeding initiated by the SEC against Enterprises, John A. Solomon and other defendants as described under the Enterprises' description of business in this Proxy Statement-Prospectus. Mr. Martin has represented Mr. Solomon, the former President and CEO of Enterprises personally, as well as companies with which Mr. Solomon had been involved, for over ten years. See "Business of Delta--Change in Control" and "Interests of Named Experts and Counsel".



         Delta does not have any standing audit, nominating, or compensation committees of the board of directors.

Executive Compensation

         None of Delta's officers or directors received any compensation for services from Delta's date of inception (November 17, 1999) to December 31, 2000. Current management has agreed to act without compensation until operations have commenced following completion of the Transaction. In the Transaction, Delta will assume certain employment agreements for an executive and other employees of Enterprises. See "Description of the Agreement".

Summary Compensation Table

         The following table sets forth information for James E. Platek, Delta's former Chief Executive Officer, during the fiscal year ended December 31, 2000.

                                                  LONG TERM COMPENSATION
                                               -----------------------------
           ANNUAL COMPENSATION                  AWARDS           PAYOUTS
           ----------------------------------- ----------------- -----------
                                    OTHER   RESTRICTED  SECURITIES
                                    ANNUAL    STOCK     UNDERLYING         ALL OTHER
NAME AND PRINCIPAL               COMPENSATION  AWARD(S) OPTIONS/ LTIP   COMPENSATION
POSITION    YEAR SALARY($) BONUS($)   ($)      ($)      SARS($)  PAYOUTS($)   ($)
------------------------------------------------------------------------------------
James E.    2000    -0-     -0-       -0-      -0-        -0-      -0-       -0-
Platek,     1999(1) -0-     -0-       -0-      -0-        -0-      -0-       -0-
President
& CEO(1)
------------------------------------------------------------------------------------

(1)      From inception (November 17, 1999) to December 31, 1999.

Compensation Plans

         Delta has not adopted any deferred compensation, pension, profit sharing, stock option or welfare benefit plan or programs for the benefit of its officers or future employees.

Employment Agreements


         Delta does not have any employment contracts with any of its officers or directors. Such persons are employed by Delta on an at will basis, and the terms and conditions of employment are subject to change. Following completion of the Transaction, Delta intends to enter into a two-year employment agreement with Kenneth A. Martin, its CEO, providing for an annual salary of $150,000 in the first year, and of $165,000 in the second year, plus payment by Delta of the premiums on a life insurance policy for $1,000,000 for Mr. Martin, an automobile allowance and country club dues. Unless terminated after the initial two years, the contract will renew each year with a 20% increase in compensation. In the event of termination due to a change of control, or for any reason other than death or disability, Mr. Martin will be entitled to a severance package at least equal to two years' then current salary. Mr. Martin has agreed to devote such time to the Company's affairs as is required by the board of directors, but subject to his ability to perform his duties to the Company, it is contemplated that he will continue to practice law.


Directors' Compensation

         Delta does not compensate directors in their capacity as such nor does Delta compensate its directors for attendance at meetings. Delta does reimburse its officers and directors for reasonable expenses incurred during the course of their performance.

Certain Relationships and Related Transactions

         During the period ended December 31, 1999, James E. Platek, at that time an officer, director and principal stockholder of Delta, advanced Delta $4,950. The loan accrued interest at the rate of 10% per annum, was unsecured and was repaid by Delta with interest in April, 2001.

         During the period ended December 31, 2000, James E. Platek purchased 300,000 shares of common stock from Delta at a price of $0.0001 per share for an aggregate of $30.00, and Bonnie J. Cunningham purchased 150,000 shares of common stock from Delta at a price of $0.0001 per share for an aggregate of $15.00.

         James E. Platek and Bonnie J. Cunningham may be deemed to be "promoters" or "founders" of Delta within the meaning of the rules and regulations promulgated under the Securities Act.

                  ENTERPRISES' AND DELTA'S PLANS OF OPERATIONS

Enterprises' Plan of Operations


         Enterprises has had no revenues and has incurred significant operating losses in each of the last three years. Under these conditions, Enterprises' cash reserves of $450,000 at June 30, 2001 may only be sufficient to sustain Enterprises through 4 to 6 months, unless additional funds are raised. Enterprises anticipates the need for up to $15 million in additional capital to permit it to develop and market its proposed products. Research and development alone is estimated to require up to $12 million over the next four years. Enterprises is dependent on additional capital to execute its business plan. While it is actively pursuing possible sources of investment, there can be no assurance that such investment will materialize.

         In 2000 and the first half of 2001, Enterprises' research and development activities were directed at completing development of its first products as delineated in the "Business of Enterprises". Research and development expenses in the two quarters ended June 30, 2001 amounted to $174,535, and $489,822 for the full year 2000. As a result of these investments, Enterprises has three products, its keypad/encryption device for online transactions (in standard and GPS-enabled models) and its server/software decryption/firewall system. Over the last 12 months, all research and development has been effected by John Michener, Enterprises' chief technology officer, and Michael Ryan, a staff engineer. Enterprises has not contracted with outside consultants for any research and development work. Outside consultants have been engaged to either assist in identifying products to develop or markets for products. They are paid on work performed on a per diem basis to specific requests. No consultant is on retainer, and Enterprises has no commitments under any consulting agreements.

         Enterprises has developed three products. The first is a PC accessory consisting a small keypad with card swipe. Enterprises' keypad device generates its own encryption key and identification signal, which permits it to send protected data over open systems such as the Internet. Enterprises' has also developed software, which encrypts the transmission for secrecy and affords the receiver the means by which to ensure the data has not been altered en route. Enterprises' has developed the above mentioned keypad device in another version with a fixed Global Positioning Satellite chip for personal security that has all of the functionality of the above keypads but also fixes the exact position; longitude and latitude and date and time of the transaction. The third product is a complementary computer platform device to the above listed personal security devices. This is a computer platform with designed in computer and network security. It operates on the standard Intel-based architecture. Manufacturing arrangements for both keypad accessories have been concluded. Enterprises has assembled several production models of its third product, the Sapphire One server, and can produce additional units as required using available components. The manufacturing of the keypad accessories will be contracted out. Enterprises has ordered a production run of 500 keypad accessories, some of which are GPS enabled, to be produced by a division of Panasonic, which order would be delivered in November, 2001. At the time of delivery, Enterprises will be required to pay approximately $200,000 for these 500 commercial keypad accessories, for which payment it will have to obtain financing or deposits for the sale of the units. Enterprises plans to assemble the Sapphire One server itself, utilizing commercially available components.


         In 1999, Enterprises incurred $727,617 in bad debt expense. This was primarily due to writing-off of two advances of $614,026 and $105,000 to Infotex Holdings, LTD. and Sistemas de Comercio S.A. respectively. For the year ended December 31, 1999, under the terms of the proposed merger agreement between Enterprises and Infotex, Enterprises was responsible for advancing Infotex money to cover its overhead during the due diligence and merger process. Enterprises terminated the agreement after due diligence process failed to produce auditable financial statements of Infotex. The advance was written off as a bad debt. Sistemas de Comercio S.A. was to be a joint venture between Enterprises (then American Casinos International, the predecessor to Enterprises Solutions, Inc.), and CyberGames Inc. to develop, manage and clear Internet gaming transactions. When the U.S. federal government announced the questionability of the legal status of Internet gaming within the United States, Enterprises elected to abandon the project. In 1999, Enterprises also abandoned its licensing agreement with WorldNet Gaming, Inc. for similar reasons. In doing so, Enterprises' forfeited $100,000 paid as a non-refundable down payment.

         For Enterprises, overall expenses decreased $447,427 for six months ended June 30, 2001 or 22% from the $2,039,336 experienced in the same period in 2000. Professional fees, consultants and director's fees of $784,707 in the first six months ended June 30, 2001 were $67,467 more than the $717,240 incurred in the same period in 2000. Non-employee directors, of which there is one (Charles Bobbish), receive $100 for each board meeting attended. Annually, the Chairman receives 50,000 shares and all other Board Members receive 20,000 shares of Enterprises common stock. Travel and promotion of $175,752 in the first six months ended June 30, 2001 was $92,059 more than the $83,693 incurred in the same period of 2000, reflecting more travel for discussions with potential business partners. Compensation for the six-month period ended June 30, 2001 increased $246,522 from $96,616 for six months ended June 30, 2000 to $343,168 for the same period in 2001, reflecting the hiring of full-time management at competitive market salaries and benefits. Interest expense in the first six months ended June 30, 2001 was $13,423 representing a $705,729 decrease for the same period 2000, from $719,152.



         In the year ended December 31, 2000, Enterprises' overall expenses increased $3,132,393, or 208%, from the $1,509,366 experienced in 1999. Professional fees, consultants and directors fees of $2,343,484 in 2000 were $1,949,914 more than the $393,570 incurred in 1999. The significant increase is primarily due to increased legal fees of $544,912 associated with Enterprises' defense of itself and its president in the legal proceedings more fully described under Item 3, and $1,378,111 in consulting fees for associated business development activities and preliminary marketing efforts. The major categories of consulting fees paid in 2000 are $510,000 to DVIC Consulting for joint possible venture opportunities in Europe and a possible European listing for shares of an affiliate of Enterprises, including payment for the Trautman Wasserman fairness opinion received by Enterprises' Board in connection with the Transaction (no such joint venture or listing for Enterprises resulted from DVIC's efforts); $118,333 paid to John A. Solomon, Enterprises' CEO, as part of his compensation for 2000 (Mr. Solomon was paid professional consulting fees in this amount in 2000 through June 30, prior to commencing to draw his compensation under his employment agreement as salary in July, 2000); $400,000 to Investa AG and Questos Ltd., European based companies, as fees for arranging the Waltrag AG $5,000,000 financing evidenced by the April 2, 2000 Deed Poll; $120,000 for professional consulting fees to Wayne G. Kight, a former officer and director; approximately $407,812 for product marketing; and $20,000 for architectural services. Research and development expenses in 2000, allocable primarily to development of Enterprises' planned products for 2001, were $489,822 compared with none in the prior year. Travel and promotion of $345,133 in 2000 was $257,464 more than the $87,669 incurred in 1999, reflecting substantially more travel for discussions with potential business partners. Compensation of $770,779 in the year 2000 was up $648,424 over the $122,355 in 1999, reflecting the hiring of full-time management at competitive market salaries and benefits. In December 1999, Enterprises had six full-time and one part-time employees. In June 2000 Enterprises had five full-time and one part-time employees. In December 2000 as well as June 2001 Enterprises had four full-time and two part-time employees. Interest expense in 2000 of $408,454 included $403,210 on convertible notes and $5,243 on demand loans. Of this total, $5,243 was paid in cash with the balance together with the principal amounts of the convertible notes and demand loans was converted into shares of the Delta's common stock.

Delta's Plan of Operations

         Delta's operations to date have been insignificant. Delta has not raised any substantial amount of capital to enable it to commence pursuing its original business plan. It therefore changed its plan from an internet-related business to the acquisition of another technology business. See "Business of Delta".

         In its acquisition of Enterprises, Delta will be acquiring substantially all of the assets of a company that has had no revenues from the beginning of its development stage through June 30, 2001. Enterprises plans to commence marketing its products in 2001; however, it is expected that additional capital will be required in 2001, as well as 2002, until revenues from product sales are adequate to cover administrative, operational and product development costs. There is, of course, no assurance that the revenue stream, if any, from the sale of these products will be sufficient at any time in the future to result in profitable or continuing operations for Delta following completion of the transaction.


         Among the assets to be acquired from Enterprises is a promissory note of Enterprises' former CEO, John Solomon, for $750,000 advanced to Mr. Solomon in connection with his employment. In November 2001, Delta borrowed $250,000 from Rosanne Solomon, Mr. Solomon's widow. Such note is payable on or before December 31, 2002, with interest at 10%. Delta and Mrs. Solomon both have the right to apply the balance due on such note to acquire Mr. Solomon's $750,000 note in the event the acquisition is consummated and Delta becomes the holder of Mr. Solomon's note. In effect, at any time before December 31, 2002, either party may cancel Delta's indebtedness to Mrs. Solomon in exchange for cancellation of Mr. Solomon's indebtedness to Enterprises. Delta's management is advised that there were not sufficient funds in Mr. Solomon's estate to pay off such note directly. Mrs. Solomon also has the right to convert the outstanding balance of such note into shares of Delta's common stock at the then current market price. See "Appendix C - Promissory Note".

         Subsequent to the Agreement of Sale, Delta has agreed to guarantee payment of Enterprises' legal and accounting fees incurred in connection with the transaction, subject to such transaction being consummated.


         Delta anticipates that it will market Enterprises' products directly through marketing employees on a salary and bonus basis, and through marketing representatives who will be compensated on a commission basis. It will also seek to license original equipment manufacturers to incorporate Enterprises' technology in their products, and will seek the right to sell equipment manufactured by others under Delta's name as a value added reseller. Delta will initially target government agencies and their contractors, and the financial and gaming industries. Such marketing efforts have commenced, but approximately $2 million of financing will be required to effect Delta's full-scale marketing plan.

         Following its acquisition of Enterprises' assets, Delta does not plan any significant capital expenditures for infrastructure or equipment, but, subject to availability of financing, plans to add 16 engineers, 6 marketing and 4 administrative personnel in the period 2001 to 2002. Delta expects that in 2001 and 2002, its activities will be concentrated on developing the other planned products discussed under "Business of Enterprises -- Products Available for Marketing" and "-- Products Under Development for 2002".


         Delta and Enterprises estimate that over the next four years an additional $12 million will be required for research and development of the other proposed products (see "Business of Enterprises", pages 46 and 47 above). Much of such engineering will be performed in house; if financing permits, additional engineers will be added to the staff and outside consultants will be retained. Neither Enterprises nor Delta has any contracts with any independent consultants for engineering services at this time. In addition to such engineering costs, it is estimated that $2 million will be required for overhead, including administration and marketing, before cash flow suffices to cover expenses. Enterprises believes it will require approximately $200,000 to make payment for the order of a small number of the keypad/encryption devices for demonstration and marketing purposes. It will require an additional $300,000 in order to obtain the minimum amount required by the manufacturer for production models of its decryption/firewall server and to additional staff. An additional $2 million is being sought for possible acquisitions. No arrangements have been made for such financing, and there can be no assurance that such financing will be available.

                               DELTA MUTUAL, INC.

                                      INDEX

Financial Statements

                                                                                                   Page


         Historical Financial Data of Delta                                                         F-1

         Independent Auditors' Report                                                               F-2

         Balance Sheets as of September 30, 2001 (unaudited)
          and December 31, 2000 and 1999 (audited)                                                  F-3

         Statement of Operations for the Nine Months Ended September 30, 2001
          (unaudited), the years ended December 31, 2000 and 1999 (audited) and the Period November 17, 1999 (Date of Formation) through
          September 30, 2001 (unaudited)                                                            F-4

         Statement of Stockholders' Deficiency for the Nine
          Months Ended September 30, 2001 (unaudited), the years
          ended December 31, 2000 and 1999 (audited)                                                F-5

         Statements of Cash Flows for the Nine Months Ended September 30, 2001
          (unaudited), the years ended December 31, 2000 and 1999 (audited) and the Period November 17, 1999 (Date of Formation) through
          September 30, 2001 (unaudited)                                                            F-6

         Notes to Financial Statements (unaudited)                                              F-7 - F-12

                       HISTORICAL FINANCIAL DATA OF DELTA

         The following historical financial data for Delta should be read in conjunction with the consolidated financial statements of Delta including the related footnotes and "Management's Discussion and Analysis or Plan of Operation" contained in Delta's Form 10-KSB for the year ended December 31, 2000, and its Form 10-QSB for the quarter ended September 30, 2001.

         The information as of September 30, 2001 and for the nine months ended September 30, 2001 and 2000 is derived from unaudited financial statements. The unaudited financial statements and related notes have been prepared in accordance with the rules and regulations of the SEC and on substantially the same basis as the annual financial statements. In the opinion of Delta's management, the financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position, operating results, and cash flows for those periods presented.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Delta Mutual, Inc.

We have audited the accompanying balance sheet of Delta Mutual, Inc. (a development stage company) (the "Company") as of December 31, 2000, and the related statements of operations, stockholders' deficiency and cash flows for the year ended December 31, 2000 and for the period November 17, 1999 (Date of Formation) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Delta Mutual, Inc. as of December 31, 1999 were audited by other auditors whose report dated August 23, 2001 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements referred to above present fairly, in all material respects, the financial position of Delta Mutual Inc. at December 31, 2000 and 1999, and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999 and for the period November 17, 1999 (Date of Formation) through December 31, 2000, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company is a development stage enterprise. The Company is pursuing other business opportunities as it has been unable to implement its mortgage business. As more fully explained in Note 1 of the financial statements, the Company needs to obtain additional financing to fulfill its developmental activities and achieve a level of sales adequate to support its cost structure. These uncertainties raise substantial doubt about the Company's ability to continue as a going concern. Management's plans are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties should the Company be unable to continue as a going concern.




WIENER, GOODMAN & COMPANY, P.C.
Certified Public Accountants
Eatontown, New Jersey

February 25, 2001

                         DELTA MUTUAL INC.
                   (A DEVELOPMENT STAGE COMPANY)
                           BALANCE SHEET

                                     ASSETS
                                                                                                           December 31,
                                                                                    September 30,  ---------------------------
                                                                                        2001           2000           1999
                                                                                    ------------   ------------   ------------
                                                                                    (Unaudited)
Current Assets:
    Cash                                                                            $     11,671   $        421   $      5,383
                                                                                    ------------   ------------   ------------

         TOTAL ASSETS                                                               $     11,671   $        421   $      5,383
                                                                                    ============   ============   ============


                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities:
    Accounts payable and accrued expenses                                           $      2,265   $     23,538   $      2,714
    Due to Enterprise Solutions, Inc.                                                     54,414           --             --
    Loan from stockholder                                                                 27,578          4,950          4,950
                                                                                    ------------   ------------   ------------
         Total Liabilities                                                                84,257         28,488          7,664
                                                                                    ------------   ------------   ------------

Stockholders' Deficiency:
    Common stock $0.0001 par value - authorized
      20,000,000 shares; 557,000, 557,000 and
      485,000  shares issued and outstanding                                                  56             56             49
    Additional paid-in-capital                                                            20,688         10,694          3,501
    Deficit accumulated during
      the development stage                                                              (93,330)       (38,817)        (5,831)
                                                                                    ------------   ------------   ------------
         Total Stockholders' Deficiency                                                  (72,586)       (28,067)        (2,281)
                                                                                    ------------   ------------   ------------

         TOTAL LIABILITIES AND
           STOCKHOLDERS' DEFICIENCY                                                 $     11,671   $        421   $      5,383
                                                                                    ============   ============   ============


                       See notes to financial statements.

                                DELTA MUTUAL INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF OPERATIONS

                                                                                                                   Period from
                                         Nine Months              Three Months              Years Ended          November 17, 1999
                                      Ended September 30,      Ended September 30,          December 31,       (Date of Formation)
                                    ----------------------   ----------------------   ----------------------        through
                                      2001         2000        2001         2000        2000         1999      September 30, 2001
                                    ---------    ---------   ---------    ---------   ---------    ---------   -------------------
                                          (Unaudited)              (Unaudited)
Costs and Expenses
    General and administrative
      expenses                      $  54,513    $  23,858   $  28,721    $  17,263   $  32,986    $   5,831   $            93,330
                                    ---------    ---------   ---------    ---------   ---------    ---------   -------------------

    Net (loss)                        (54,513)     (23,858)    (28,721)     (17,263)    (32,986)      (5,831)              (93,330)
                                    ---------    ---------   ---------    ---------   ---------    ---------   -------------------

    (Loss) per common share
      basic and diluted             $   (0.10)   $   (0.05)  $   (0.05)   $   (0.03)  $   (0.06)   $   (0.01)
                                    =========    =========   =========    =========   =========    =========

    Weighted average number of
      common shares outstanding-
      basic and diluted               557,000      531,124     557,000      557,000     543,433      485,000
                                    =========    =========   =========    =========   =========    =========


                       See notes to financial statements.

                                DELTA MUTUAL, INC
                          (A DEVELOPMENT STAGE COMPANY)
                      STATEMENT of STOCKHOLDERS' DEFICIENCY

                                                                                                    Deficit
                                           Number of                                              Accumulated
                                            Common             Common            Paid in       During Development
                                            Shares             Stock             Capital             Stage              Total
                                       ----------------   ----------------   ----------------   ----------------   ----------------
Balance at formation
    (November 17, 1999                             --     $           --     $           --     $           --     $           --
Sale of common stock
    (at $0.0001 - $0.10 per share)              485,000                 49              3,501                                 3,550
Deficit for the period from
    November 17, 1999
    (Date of formation) through
    December 31, 1999                              --                 --                 --               (5,831)            (5,831)
                                       ----------------   ----------------   ----------------   ----------------   ----------------
Balance, December 31, 1999                      485,000                 49              3,501             (5,831)            (2,281)

Sale of common stock
    (at $0.10 per share)                         72,000                  7              7,193                                 7,200

Net (loss)                                                                                               (32,986)           (32,986)
                                       ----------------   ----------------   ----------------   ----------------   ----------------
Balance, December 31, 2000                      557,000                 56             10,694            (38,817)           (28,067)

Conversion of debt to
    paid-in-capital                                                                     9,994                                 9,994

Net (loss)                                                                                               (25,792)           (25,792)
                                       ----------------   ----------------   ----------------   ----------------   ----------------
Balance, June 30, 2001
    (Unaudited)                                 557,000                 56             20,688            (64,609)           (43,865)

Net (loss)                                                                                               (28,721)           (28,721)
                                       ----------------   ----------------   ----------------   ----------------   ----------------
Balance, September 30, 2001
    (Unaudited)                                 557,000   $             56   $         20,688   $        (93,330)  $        (72,586)
                                       ================   ================   ================   ================   ================


                       See notes to financial statements.

                                DELTA MUTUAL INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS

                                                                                                             Period
                                                  Nine Months Ended                                      November 17, 1999
                                                     September 30,            Years Ended December 31,  (Date of Formation)
                                              ---------------------------   ---------------------------      through
                                                   2001          2000           2000           1999     September 30, 2001
                                              ------------   ------------   ------------   ------------ ------------------
                                                     (Unaudited)
Cash flows from operating
    activities:

    Net loss                                  $    (54,513)  $    (23,858)  $    (32,986)  $     (5,831)  $     (93,330)
    Changes in operating assets
    and liabilities:                               (21,229)        16,686         20,824          2,714           2,309
                                              ------------   ------------   ------------   ------------   -------------
Net cash (used in) operating activities:           (75,742)        (7,172)       (12,162)        (3,117)  $     (91,021)
                                              ------------   ------------   ------------   ------------   -------------

Cash flows from financing activities:
    Proceeds from sale of common stock                --            7,200          7,200          3,550          10,750
    Proceeds from officer                           32,578           --             --            4,950          42,478
    Proceeds from loans                            494,414           --                                         494,414
    Payment of loan                               (440,000)          --                                        (440,000)
    Payment to officer                                --           (4,950)                                       (4,950)
                                              ------------   ------------                                 -------------
    Net cash provided by
      financing activities                          86,992          2,250          7,200          8,500         102,692
                                              ------------   ------------   ------------   ------------   -------------

    Net increase (decrease) in cash                 11,250         (4,922)        (4,962)         5,383          11,671
    Cash - Beginning of year                           421          5,382          5,383           --              --
                                              ------------   ------------   ------------   ------------   -------------
    Cash - Ending of year                     $     11,671   $        460   $        421   $      5,383   $      11,671
                                              ============   ============   ============   ============   =============


    Non-cash financing activities:
     Conversion of debt to paid in capital    $       --     $       --     $       --     $       --     $       4,994
                                              ============   ============   ============   ============   =============

    Supplementary information:
      Cash paid during year for:
         Interest                             $       --     $         50   $       --     $       --
                                              ============   ============   ============   ============
         Income taxes                         $       --     $        425   $        285   $       --
                                              ============   ============   ============   ============

    Changes in operating assets and
      liabilities consists of:
      Increase in accounts payable
         and accrued expenses                 $    (21,229)  $     16,668   $     20,824   $      2,714
                                              ============   ============   ============   ============


                       See notes to financial statements.

                                DELTA MUTUAL INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
           (Information for September 30, 2001 and 2000 is unaudited)

1.       DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

         Delta Mutual, Inc. (the "Company" or "Delta") was incorporated on November 17, 1999 in the State of Delaware. From inception through December 31, 2000 the Company has not yet commenced operations and no revenue has been derived. Accordingly, the Company is considered a development stage enterprise. The Company is a development stage company that intended to provide mortgage services through the Internet to the "sub-prime" market. The sub-prime market consists of borrowers having substandard credit. The Company intends to offer varied levels of mortgage and lending services by capitalizing on the popularity of the Internet based financial services companies. The Company believes both consumers and investors would be interested in its business plan and the services the Company intends to offer. The Company secured the domain name rights to the name deltamutual.com.

         While the Company continues to explore the feasibility of implementing its original business plan, given its lack of success at securing sufficient financing to develop an Internet based mortgage business, we believe it is in the best interests of Delta and its shareholders to consider other business opportunities. Additionally, the Company believes it may be necessary to acquire another business to prevent having to cease operations. As of the date of this report, the Company is focusing its efforts on identifying such a business.

         The Company does not intend to restrict its search to any specific business, industry, or geographical location and the Company may participate in a business venture of any kind or nature. The Company may seek business opportunities with entities that have recently commenced operations, or that wish to utilize the public marketplace in order to raise additional capital to expand into new products or markets, to develop a new product or service, or for other corporate purposes. The Company may acquire assets and establish wholly-owned subsidiaries in various businesses or acquire existing businesses as subsidiaries. Therefore, the Company has virtually unlimited discretion to search for and enter into negotiations with potential business opportunities. It is impossible to predict at this time the status of any business in which the Company may become engaged, in that such business may need to seek additional capital, may desire to have its shares publicly traded, or may seek other perceived advantages which the Company may offer.

NATURE OF BUSINESS AND LIQUIDITY

         The Company's financial statements for the year ended December 31, 2000 have been prepared on a going concern basis which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. Management recognizes that the Company's continued existence is dependent upon its ability to obtain needed working capital through additional equity and/or debt financing and the commencement of its planned principal operations.

         The Company's business is subject to most of the risks inherent in the establishment of a new business enterprise. The likelihood of success of the Company must be considered in light of the expenses, difficulties, delays and unanticipated challenges encountered in connection with the formation of a new business, raising operating and development capital, and the marketing of a new product.

         On May 11, 2001 the Company entered into an agreement of sale (the "Agreement") with Enterprise Solutions Inc, ("ESI"). Pursuant to the agreement, the Company shall acquire substantially all of the assets of ESI in exchange for approximately 10,500,000 shares of the Company's common stock.

         The Company presently does not have sufficient liquid assets to finance its anticipated funding needs and obligations or to proceed with the acquisition of Enterprises Solutions, Inc. The Company's continued existence and completion of the Enterprises Solutions, Inc. transaction is dependent upon its ability to obtain needed working capital through additional equity and/or debt financing. Management is actively seeking additional capital to ensure the continuation of its operations and to complete this acquisition. However, there is no assurance that additional capital will be obtained. These uncertainties raise substantial doubt about the ability of the Company to continue as a going concern.

         The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

LOSS PER COMMON SHARE

         Basic and diluted loss per common share are computed by dividing the net loss by the weighted average number of common shares outstanding during the year. Diluted earnings per common share are computed by dividing net earnings
(loss) by the weighted average number of common shares and potential common shares outstanding during the year.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         For financial instruments including cash, accounts payable and accrued expenses, it was assumed that the carrying amount approximated fair value because of the short maturities of such instruments.

INCOME TAXES

         At December 31, 2000 the Company has a net operating loss ("NOL") carryforward of approximately $38,900 for financial reporting purposes and zero for tax purposes. The difference between financial reporting and tax purposes results from temporary differences caused by capitalization of start-up expenditures for tax purposes as required by Internal Revenue Code Section 195. The Company has not reflected any benefit of such net operating loss carryforward in the accompanying financial statements in accordance with Financial Accounting Standards Board Statement No. 109 as the realization of this deferred tax benefit is not more than likely.

NEW FINANCIAL ACCOUNTING STANDARDS

         In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements". SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company adopted the provisions of SAB 101 during the fourth quarter ended December 31, 2000. Such adoption has not resulted in a material impact on the Company's consolidated results of operations, financial position or cash flows.

         In March, 2000, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 44 (FIN No. 44), Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB 25. FIN No. 44 clarifies
(i) the definition of employees for purposes of applying APB Opinion No. 25,
(ii) the criteria for determining whether a plan qualifies as a noncompensatory plan, (iii) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (iv) the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 was effective July 1, 2000. This standard has not had a significant impact on the Company's results of operations, financial position or cash flows.

UNAUDITED QUARTERLY FINANCIAL INFORMATION

         In the opinion of management, the Company's unaudited financial statements contain all adjustments (consisting of normal and recurring adjustments), necessary for a fair presentation of the Company's financial position and results of operations at such dates and for such periods.

2. - COMMON STOCK

         The Company has a single class of Common Stock with a par value of $0.0001 per share. There are 20 million shares authorized, and at September 30, 2001, December 31, 2000 and 1999, respectively,557,000, 557,000 and 485,000 shares were issued and outstanding. The president of the Company purchased 300,000 shares in November of 1999.

            Such shares were issued without registration in reliance on an exemption in federal securities laws that permit issuance of stock up to $1 million without registration of the securities.

3. - RELATED PARTY TRANSACTIONS

         In connection with the initial capitalization of the Company, its principal stockholder loaned the Company $4,950. An additional $5,000 was loaned by the officer/shareholder during the first quarter ended March 31, 2001. Interest is accrued at 10%. The loan and accrued interest were converted into additional paid-in-capital as of March 31, 2001. The loan payable to the former officer/stockholder at September 30, 2001, December 31, 2000 and 1999 was $-0-, $4,950 and $4,950, respectively. For the period ended September 30, 2001, December 31, 2000 and 1999, interest of $-0-, $30 and $14, respectively, has been accrued on this loan.

         In April, 2001 the new principal shareholder advanced the Company $27,578 to fund the Company's current operations. No interest has been accrued on the advances.

         In connection with the acquisition of ESI, the Company was advanced $8,084 by ESI as of June 30, 2001.

         As described in Note 2, the president of the Company purchased 300,000 shares in November of 1999.

4.       SUBSEQUENT EVENTS

         a. On April 20, 2001, Kelcon, Inc., a Delaware corporation purchased 450,000 shares of common stock, $.0001 par value from the officers of Delta Mutual Inc, effectively changing the ownership of the Company.

         b. In May 2001, Delta and ESI entered into an agreement whereby ESI will sell its assets to Delta for 1.2676 newly issued Delta common shares for each common share of ESI outstanding. Delta is then expected to pay all of ESI's remaining liabilities. ESI will then be liquidated in accordance with the Plan of Liquidation and Dissolution. Approximately 10,500,000 shares of Delta are expected to be issued to ESI shareholders. In short, ESI shareholders will hold approximately 95% of the total issued and outstanding shares of Delta after the transaction. Also, the continuing business of the new entity will be that of ESI. For these reasons, this transaction is considered to be a merger and will be accounted for as if ESI were the surviving entity.

            Although the transaction documents refer to Delta as purchasing the net assets of ESI, the transaction for accounting purposes is considered a merger between two companies. As a result, the net assets of ESI are not revalued but are carried over to the new entity at their net asset values as reflected on ESI's books pre merger. Delta will record the transaction at the par value of the newly issued stock and adjust the additional paid-in capital account for the par value of ESI's retired stock and the elimination of Delta's deficit.

            The Agreement is conditioned on the effectiveness of the registration statement required to be filed with the Securities and Exchange Commission for the Acquisition, approval of the sale of substantially all of the assets of ESI as part of the Acquisition transaction by the stockholders of ESI, and on the approval by the stockholders of the Company of the recapitalization. Following the recapitalization, the Company will have an authorized capitalization of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock.

            The following consolidated pro forma condensed statements of operations for the nine and three months ended September 30, 2001 and 2000 give effect to the transaction as if it occurred on January 1, 2000.

                                               Nine Months Ended             Three Months Ended
                                                 September 30,                  September 30,
                                             2001             2000            2001            2000
                                         -------------   -------------   -------------   -------------

Revenue                                  $        --     $        --     $        --     $        --
Total operating costs and expenses       $   1,617,701   $   2,045,931   $     727,866   $     976,466
Net (loss)                               $  (1,563,927)  $  (2,018,776)  $    (710,516)  $    (929,062)
Net (loss) per common share              $       (0.14)  $       (0.18)  $       (0.06)  $       (0.08)
Weighted average number of
  common shares outstanding                 11,032,000      11,032,000      11,057,000      11,057,000
                                         =============   =============   =============   =============

                   Delta's Historical Quarterly Financial Data

                                                                   For The Three Months Ended
                                  September 30,      June 30,     March 31,  December 31, September 30,      June 30,      March 31,
                                          2001          2001          2001          2000          2000          2000           2000
                                   -----------   -----------   -----------   -----------   -----------   -----------    -----------
Revenue                            $        --   $        --   $      --     $      --     $       --    $       --     $      --

(Loss) before extraordinary items  $   (28,721)      (13,113)    (12,679)       (3,297)        (17,263)       (2,389)       (10,037)

Net (Loss)                         $   (28,721)      (13,113)    (12,679)       (3,297)        (17,263)       (2,389)       (10,037)

(Loss) per common share            $     (0.10)  $     (0.02)  $   (0.02)    $   (0.01)    $     (0.03)  $     (0.00)   $     (0.02)

                                       From November 17, 1999
                                  (Inception) to December 31, 1999
                                  --------------------------------

Revenue                                       $      --

(Loss) before extraordinary items                (5,831)

Net (Loss)                                       (5,831)

(Loss) per common share                       $   (0.01)

               HISTORICAL UNAUDITED FINANCIAL DATA OF ENTERPRISES

         The following financial data for Enterprises should be read in conjunction with the financial statements of Enterprises including the related footnotes and "Plan of Operation" contained in Enterprises' Form 10-KSB for year ended December 31, 2000 and Form 10-QSB for the nine months ended September 30, 2001 and 2000, and the quarter ended September 30, 2001 and 2000.

         The information as of September 30, 2001 and for the nine months ended September 30, 2001 and 2000, and the quarter ended September 30, 2001 and 2000 is derived from unaudited financial statements. The unaudited accompanying financial statements have been prepared in accordance with the rules and regulations of the SEC and do not include all the information and footnotes required by generally accepted accounting policies for complete financial statements. The accompanying financial statements include all adjustments (consisting of normal recurring adjustments), which in the opinion of management are necessary in order to make the interim financial statements not misleading.

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS
                           SEPTEMBER 30, 2001 AND 2000
                                   (UNAUDITED)

                                     ASSETS

                                                                                         2001            2000
                                                                                    ------------     ------------

Current assets
        Cash and cash equivalents                                                   $    183,566     $  2,306,267
        Loans receivable-Delta Mutual                                                     56,808               --
        Accrual interest receivable                                                       35,042            7,497
        Loans receivable-CODIS                                                                --          150,000

     Total Current Assets                                                                275,416        2,463,764
                                                                                    ------------     ------------

        Fixed assets, net of accumulated depreciation of                                  81,095          100,259
        Loans receivable-DIGITAL                                                              --           25,000
                                                                                    ------------     ------------

     Other Assets                                                                         81,095          125,259
                                                                                    ------------     ------------

Total Assets                                                                        $    356,511     $  2,589,023
                                                                                    ============     ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
        Accounts payable and accrued expenses                                       $    212,500     $    246,538
        Accrued interest payable                                                           4,950          272,917
        Convertible loans payable                                                         99,000        5,250,000
        Demand loans payable                                                                  --          362,323
                                                                                    ------------     ------------

     Total Current Liabilities                                                           316,450        6,131,778
                                                                                    ------------     ------------

Shareholders' Equity
     Preferred stock; $0.001 par value; 5,000,000 shares authorized; -0- and
     148,500 shares issued and outstanding at September 30, 2001 and 2000,
     respectively                                                                            --               148
     Common stock; $0.001 par value; 100,000,000 shares authorized;
     8,689,780 and 4,309,500 shares issued and outstanding at September 30, 2001
     and 2000, respectively                                                                8,697            4,310
        Additional paid-in-capital                                                    11,135,350        3,369,305
        (Less) officer loans                                                            (763,030)        (650,000)
        Retained (Deficit)                                                            (1,633,508)      (1,633,508)
        (Deficit) accumulated during the development stage                            (8,707,448)      (4,633,010)
                                                                                    ------------     ------------

     Total Shareholders' Equity                                                           40,061       (3,542,755)
                                                                                    ------------     ------------

Total Liabilities & Shareholders' Equity                                            $    356,511     $  2,589,023
                                                                                    ============     ============

                  See notes to unaudited financial statements.

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
           FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000 AND
            FOR THE PERIOD FROM JANUARY 1, 1998 TO SEPTEMBER 30, 2001
                                   (UNAUDITED)




                                                           For The Nine                     For The Three
                                                           Months Ended                      Months Ended
                                                   --------------------------------- --------------------------
                                                           September 30,                    September 30,        For the Period From
                                                   --------------------------------- --------------------------  January 1, 1998 To
                                                       2001            2000            2001            2000      September 30, 2001
                                                   -----------     -----------     -----------     -----------   ------------------

Revenue                                            $        --     $        --     $        --     $        --       $        --
                                                   -----------     -----------     -----------     -----------       -----------

Costs and Expenses:
   Bad debt expense                                    160,952              --              --              --           913,569
   Compensation                                        526,261         270,273         183,093         173,657         1,419,395
   Professional, consultants and directors fees      1,050,568       1,076,404         265,817         359,163         3,765,626
   Rent                                                 15,120          36,485           5,040           8,865            91,775
   Insurance                                            27,313          37,200           4,372           8,693            94,650
   Communications                                       29,912          42,292          10,941          15,738            95,028
   Office expenses                                      78,364          64,010          54,037          20,870           167,652
   Relocation expenses                                      --              --              --              --            48,474
   Stock transfer and related expenses                  27,472          50,056           4,525          21,149           108,693
   Abandonment of licensing agreement                       --              --              --              --           100,000
   Travel and promotion                                232,589         262,810          56,839          90,017           665,391
   Research and development                            285,506         380,578         110,971         117,670           775,328
   Interest                                             15,898         860,819           2,475         141,667         1,007,011
   Depreciation                                          2,093           1,712           1,035           1,714            19,990
                                                   -----------     -----------     -----------     -----------       -----------

Total Costs and Expenses                             2,452,048       3,082,639         699,145         959,203         9,272,582
                                                   -----------     -----------     -----------     -----------       -----------

Operating (Loss)                                    (2,452,048)     (3,082,639)       (699,145)       (959,203)       (9,272,582)
   Interest income                                      71,124          78,403          17,350          47,404           186,461
                                                   -----------     -----------     -----------     -----------       -----------

Net (Loss) before extraordinary item                (2,380,924)     (3,004,236)       (681,795)       (911,799)       (9,086,121)

Extraordinary item:
   Gain on extinguishment of debt                           --              --              --              --           378,673
                                                   -----------     -----------     -----------     -----------       -----------

Net (Loss)                                         $(2,380,924)    $(3,004,236)    $  (681,795)    $  (911,799)      $(8,707,448)
                                                   ===========     ===========     ===========     ===========       ===========

Basic and diluted net (loss) per common share      $     (0.28)    $     (0.70)    $     (0.08)    $     (0.21)              N/A
                                                   ===========     ===========     ===========     ===========       ===========

Weighted average common shares outstanding           8,411,600       4,309,500       8,271,400       4,309,500               N/A
                                                   ===========     ===========     ===========     ===========       ===========


                  See notes to unaudited financial statements.

                             ENTERPRISES SOLUTIONS, INC.
                            (A DEVELOPMENT STAGE COMPANY)
                               STATEMENTS OF CASH FLOWS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
               FOR THE PERIOD FROM JANUARY 1, 1998 TO SEPTEMBER 30, 2001
                                      (UNAUDITED)


                                                                          For The Nine
                                                                          Months Ended
                                                                 ---------------------------------
                                                                          September 30,                 For The Period From
                                                                 ---------------------------------      January 1, 1998 To
                                                                     2001                2000           September 30, 2001
                                                                 -----------          -----------       ------------------

CASH FLOWS FROM OPERATING ACTIVITIES
     Net (loss)                                                  $(2,380,924)         $(3,004,236)         $(8,707,448)
     Adjustments to reconcile net (loss) to net cash
      (used) by operating activities
         Extraordinary gain                                               --                   --              378,673
         Interest income                                              (4,500)              (7,497)              (4,500)
         Depreciation                                                 29,054                7,158               46,951
         Charge officer advance to payroll                            25,000                   --               25,000
         Stock issued for services                                   156,000                   --            1,651,249
         Interest expense                                             15,897              855,576            1,001,162
         Bad debts                                                   160,952                   --              925,374
         Loans - Delta Mutual                                        (56,808)                  --              (56,808)
         Accrued interest income                                     (29,263)                  --              (41,493)
         Accounts payable and accrued expenses                       177,500                   28              212,924
         Commissions payable                                        (500,000)                  --                   --
         Consulting service                                               --              250,000                   --
                                                                 -----------          -----------          -----------

     NET CASH (USED) BY OPERATING ACTIVITIES                      (2,407,092)          (1,898,971)          (5,326,262)
                                                                 -----------          -----------          -----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase fixed assets                                           (20,627)            (107,418)            (128,045)
     Officer loans                                                    (5,530)            (650,000)            (763,030)
     Loans and advances                                                   --             (150,000)            (889,242)
     Officer advance                                                      --                   --              (25,000)
                                                                 -----------          -----------          -----------

     NET CASH (USED) BY INVESTING ACTIVITIES                         (26,157)            (907,418)          (1,805,317)
                                                                 -----------          -----------          -----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from issuance of shares of common stock                     --                   --            1,048,500
     Proceeds from issuance of shares of preferred stock                  --                   --              148,500
     Proceeds from convertible notes                                 577,125            5,250,000            6,634,625
     Demand loan advances                                                 --              323,225              683,975
     Repay convertible notes                                              --             (250,000)            (250,000)
     Demand loan repayments                                               --             (242,150)            (318,800)
     Underwriting expenses                                                --                   --             (633,133)
                                                                 -----------          -----------          -----------

     NET CASH PROVIDED BY FINANCING ACTIVITIES                       577,125            5,081,075            7,313,667
                                                                 -----------          -----------          -----------

Net (decrease) increase in cash                                   (1,856,124)           2,274,686              182,088

Cash and equivalents at beginning of year                          2,039,690               31,581                1,478
                                                                 -----------          -----------          -----------

Cash and equivalents at end of period                            $   183,566          $ 2,306,267          $   183,566
                                                                 ===========          ===========          ===========



                  See notes to unaudited financial statements.

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO THE UNAUDITED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001 AND 2000


1.       GENERAL

         Enterprises Solutions, Inc. (ESI) (Company), a Nevada Corporation, plans to provide both government and commercial enterprises with high assurance security technology.

         The Company is in the development stage and currently has no revenue of a continuing nature. It is management's plan to develop and provide high assurance security computer networks and related products and services.

         During 2000, the Company concluded that it had no plans for its subsidiary and that the cost of maintaining it was not in the Company's best interest. The subsidiary had not had any operations in the years 2000, 1999 and 1998. The accompanying financial statements are those of the Company alone for all years presented, reflecting the change in accounting entity. The effect of this change on the net loss and related basic and diluted net loss per share amounts for all periods presented is zero.

         In March 1999, the Company amended its certificate of incorporation to change its name from American Casinos International, Inc. (ACII) to Enterprises Solutions, Inc. (ESI), to alter the authorized number of common shares to 25,000,000 shares, par value $0.001, and to authorize 5,000,000 preferred shares, par value $0.001, with the Board of Directors authorized to determine, among others, the series, etc. In August 2000, the Company amended its certificate of incorporation to increase the authorized number of common shares to 100,000,000, par value $0.001. These changes were made retroactively in these financial statements.

         In June 1999, the Company declared a 50% common stock split which totaled 1,238,383 common shares. This adjustment was reported in these financial statements as if it had occurred in the earliest date presented.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Responsibilities for Financial Statements

         The unaudited financial statements reflect all adjustments (consisting of normal and recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the unaudited financial position and operating results for the interim periods presented. The unaudited financial statements should be read in conjunction with the financial statements and notes thereto contained the Company's Annual Report on Form 10-K for the year ended December 31, 2000. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of the results for the entire year ending December 31, 2001. Certain prior year amounts have been reclassified to conform to the 2001 financial statement presentation.

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO THE UNAUDITED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001 AND 2000


         Method of Accounting

         Assets, liabilities, revenues and expenses are recognized on the accrual method of accounting for financial statement presentation and for federal income tax purposes. The Company's year-end is December 31.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Cash Equivalents

         The Company considers cash in operating bank accounts, demand deposits and highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

         Loan Receivable

         In March 2000, the Company provided a foreign entity with $150,000 in unsecured loans at 6% interest, originally due May 29, 2000 but extended to June 30, 2001. At June 30, 2001, the Company determined the loan plus accrued interest of $11,952 to be worthless and wrote them off to bad debts.

         Officers Loans

         At September 30, 2001, the Company had advanced $754,530 to its president and $8,500 to its treasurer. The loans bear simple interest at the rate of 7% per year, with interest payable on a monthly basis. The president's loan is repayable no later then May 31, 2010 and the treasurer's no later then October 17, 2002. Accrued interest on the loans through September 30, 2001 is $35,042. Both loans are secured by Company stock equal in value to 125% of the outstanding principal balance. The actual number of shares securing the loans is determined by a formula set out in the notes. At September 30, 2001, approximately 525,000 shares secured the president's loan and approximately 9,375 shares secured the treasurer's loan. Each officer has executed a stock pledge agreement.

         The Company and its former Chief Executive Officer and a director negotiated a settlement of the CEO's employment contract that is contingently effective on the closing of the Agreement of Sale between the Company and Delta Mutual, Inc. The settlement agreement proposes that the former CEO and the Company sign mutual releases in exchange for the CEO giving up all claims under his employment contract and being issued 2,000,000 warrants to purchase the Company's common stock for $1, expiring in 5 years. The former CEO is also permitted to keep options to purchase 100,000 shares of the Company's common stock at an exercise price of $6.25, expiring in March 2003.

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO THE UNAUDITED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001 AND 2000


         In the normal course of business, the Company routinely performs ongoing assessments of collectibility of its receivables. No allowance is provided herein as management deems this amount collectible.

         Office Equipment And Furniture

         Office equipment and furniture is depreciated on the straight-line basis over 36 months.

         Software Development

         The Company develops software for sale, lease or subject to other marketing arrangements. The Company follows the guidance contained in Statement of the Financial Accounting Standards Board No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." The Company expenses (as Research & Development) the costs of research and development associated with establishing the technological feasibility of a software product. A software product's feasibility is established when a detail program design or working model has been completed. After that point, the Company intends to capitalize its direct costs associated with producing the software.


         Convertible Notes And Demand Loans

         During the nine months ended September 30, 2001 and 2000, the Company raised $577,125 and $5,573,225, respectively, from the issuance of convertible notes and demand loans.

         In April 2000, the Company received $5,000,000 from a convertible note, bearing interest at 10%. In connection with the financing, the agent received a note in the amount of $250,000 for fees associated with raising capital, which was charged to additional paid-in capital as an incremental cost of raising capital. The $5,250,000 was convertible for a period of one year commencing from the time of issuance at a rate of 90% of the 22 day moving average of the Company's stock price at the time of conversion. At the time of issuance, the 22 day moving average of the Company's stock was $9.61, or $8.65 for the conversion feature. The resulting difference between the fair value of the Company's stock ($9.61) and the conversion amount ($8.65) was multiplied times the number of shares that could have been issued from conversion (606,936 shares) yielding interest expense of $582,659. This amount was charged to interest expense in the Statement of Operations. The total of these notes plus the accrued interest of $389,794 was converted into 2,015,000 shares of the Company's common stock effective December 2000. In connection with this conversion, the Company issued to the convertible note holders warrants to purchase 320,000 shares of the Company's common stock at a purchase price of $1.00 per share on or before December 31, 2003. These warrants were not valued separately as there is no market for them.

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO THE UNAUDITED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001 AND 2000


         In the nine months ended September 30, 2001, the Company received $577,125 from the issuance of 10% promissory notes (notes) convertible into common shares of the Company at the rate of approximately $3.37 per share. At the time of issuance, the notes were convertible, including accrued but unpaid interest, at any time prior to their maturity. There were no warrants attached to these notes. Through September 30, 2001, $623,125 of principal together with $11,417 of interest, or $634,542, was converted into 188,016 shares of the Company's common stock. At September 30, 2001 there is one note for $99,000 outstanding, which is due October 25, 2001.

         During the nine months ended September 30, 2000, the Company received $323,225 from demand loans and repaid $242,150 of such loans. The Company also repaid $250,000 of convertible notes during this period.

         Research And Development Expenses

         Research and development expenses (R&D), consisting primarily of rent, salaries, wages and taxes, and other costs, are incurred to blend currently available technologies into new and novel solutions. Depreciation expense associated with these activities has been included with other depreciation in the Statements of Operations. Among the various R&D activities, the Company develops software for sale, lease or subject to other marketing arrangements. The Company's R&D costs of software development include those to establish that the product can be produced in accordance with its design specifications (technological feasibility). Technological feasibility is not established until the Company has completed the product design, the detail program design, determined that the necessary skills, hardware, and software technology are available to produce the product, and confirmed that the detail program design is complete and consistent with the product design. Costs and expenses incurred after the point of technological feasibility are capitalized and the Company's policies in regard to these are more fully discussed under Software Development.

         The Company currently has three prototype products available for testing. The costs and expenses associated with the construction of these prototypes have been expensed as R& D costs.

         Income Taxes

         At September 30, 2001, the Company has a current net operating loss, and, therefore a provision for income taxes has not been provided. At September 30, 2001, the Company has net operating loss carry forwards of approximately $10.3 million available to offset future taxable income, which if unused, expire in varying amounts through 2021.

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO THE UNAUDITED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001 AND 2000


         The Company's loss carry forwards give rise to a deferred tax benefit, which has been fully offset by valuation allowance due to uncertainties as to whether the results of future operations will enable the Company to realize the tax benefits arising from these loss carry forwards.

         Basic and Diluted Net (Loss) Per Common Share

         Basic and diluted net (loss) per common share has been computed by dividing the net (loss) by the weighted average number of common shares outstanding during the period.


3.       GOING CONCERN

         Currently, the Company has no revenues of a continuing nature, has suffered recurring losses from operations and depends on outside sources for its working capital. Although the Company has sufficient cash to maintain itself for approximately 4 to 7 months, management is currently seeking additional sources of equity or a company whose stock is publicly traded as a merger partner. During this period, the Company is continuing its efforts to implement its plan of operations. However, this is not expected to be successful before additional funding is needed. Management believes that by merging with a company whose stock is already trading, raising equity capital will be that much easier. In the meantime, management continues to seek additional sources of capital. There can be no assurance that the Company will be successful in implementing any of its plans or that whatever is accomplished will be sufficient. This conditions raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


4.       SHAREHOLDERS' EQUITY

         During the nine months ended September 30, 2001, the Company issued 387,103 shares of its common stock as compensation for services rendered (employees and non-employees received 109,000 shares and 278,103 shares, respectively). The Company's president received 24,000 shares under his employment contract and 26,000 shares for services as a Company director; the Company's treasurer received 20,000 shares for services as a director; a director received 20,000 shares for services as a director; and, other consultants received 258,103 shares for services. Compensation to employees aggregated $109,000 while $278,103 was for non-employee services. All shares were issued at $1 per share, which approximates fair value in management's estimation. This estimation gives weight to the value of the services as bargained between unrelated parties or, in the case of employees or related parties, the fair value of the Company's stock. The value of the Company's stock reflects the Company's financial condition, the stock's lack of marketability, the lack of reliable quotes and a not very active market.

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO THE UNAUDITED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001 AND 2000


5.       STOCK AND OPTION PLANS

         Compensatory Stock Options

         The Company accounts for compensatory stock option plans under APB Opinion No. 25, under which no compensation expense has been recognized, as options have been granted with an exercise price equal to the market value of the Company's stock at the date of grant. The fair value of the options is estimated to equal the market value of the Company's common stock. In the nine months ended September 30, 2001, the Company issued 25,000 options to purchase Company shares at $3.50 per share. These options expire on June 30, 2002.


         Board of Directors Option Plan

         The Company grants stock options for a fixed number of shares to members of the Board of Directors with an exercise price equal to the fair market value of the shares at the date of grant. The options are to expire two years after the resignation of a Director who has served in that capacity at least one year, unless otherwise modified by an action of a majority of the Board of Directors. At September 30, 2001, there were 172,500 options outstanding, exercisable at per share amounts of $0.667 (22,500 options), $5.67 (15,000 options), $7.50
         (10,000 options) and $6.25 (125,000 options). These options are for a term of three years. As of September 30, 2001, none of these options have been exercised.


         2000 Restricted Stock Plan

         The Company's Board of Directors on August 7, 2000 approved the Company's 2000 Restricted Stock Plan (Plan), which reserves 1,000,000 shares of the Company's common stock for issuance as compensation for services rendered or to be rendered to the Company in accordance with the Plan's provisions. During the nine months ended September 30, 2001, the Company issued 86,000 shares under the Plan, leaving -0- shares for the future. The Company received no proceeds from the issuances and valued them at approximately $1.00 per share.

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO THE UNAUDITED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001 AND 2000


         Options Summary

                                                                                                                Weighted
                                                                                                  Options       Average
                                                                                      # of       Exercised      Exercise
                                               # of               Option             Shares        During       Price of
                                              Options              Price             Issuable      the Year     Options
                                           -------------       -------------       ------------- -----------  -------------


Balance, December 31, 1998                   1,800,000  a-)        $ 2.00            1,800,000           -       $   2.00
                                           -------------                           ------------

1999 Activity:

Issued to directors (Non-employee)              47,500        $ 0.667 to $ 7.50          47,500           -       $   3.69
                                           -------------                           ------------  -----------  -------------

Balance, December 31, 1999                   1,847,500                               1,847,500            -       $   2.04
                                           -------------                           ------------  -----------  -------------

2000 Activity:


Issued to employees                            160,000        $ 3.50 and $ 6.25        160,000            -       $   5.22

Issued to directors (Non-employee)              25,000             $ 6.25               25,000            -       $   6.25


Note holders                                   637,000  a-)   $ 1.00 to $ 6.00         637,000            -       $   2.01
                                           -------------                           ------------  -----------  -------------

Balance, December 31, 2000                   2,669,500                               2,669,500            -       $   2.27
                                           -------------                           ------------  -----------  -------------

2001 Activity:


Expired                                       (217,000)               $1.667          (217,000)           -       $  1.667


Issue to employees                              25,000  a-)            $3.50            25,000            -       $   3.50


Note holders                                   200,000  a-)            $1.00           200,000            -       $   1.00
                                           -------------                           ------------  -----------  -------------

Balance, September 30, 2001                  2,677,500                               2,677,500            -       $   2.23
                                           =============                           ============  ===========  =============

Exercisable at end of period                 2,677,500                                                            $   2.23
                                           =============                                                       ============

Weighted average fair value of options
granted                                                                                                           $   0.00 b-)
                                                                                                               ============

(a- These were not issued pursuant to any formal plan.

(b- The Company does not separately value its option as there is no market for them. All options are granted with an exercise price equal to the Company's market price at date of grant.

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO THE UNAUDITED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001 AND 2000


6.             SUPPLEMENTAL CASH FLOW ITEMS

         During the nine months ended September 30, 2000, the Company paid interest of $5,243.

         During the nine months ended September 30, 2001, the Company converted convertible notes of $623,125 into 188,016 shares of the Company's common stock


7.       COMMITMENTS AND CONTINGENCIES

         Leases

         The Company leases facilities and equipment in both Massachusetts and California. The term of these agreements varies from a month-to-month basis to a three-year term. The facilities in Massachusetts are leased on a month-to-month basis, with a monthly rental cost of $1,680. The facilities in California are leased for a 36-month term, expiring in September 2002, with a base monthly rental cost of $5,919. The Company is responsible for annual operating expenses, services and utilities.

         The minimum lease payments under the long-term lease for the next 12 months are $71,028.

         Legal Proceedings

         The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the Company.

         Employment Agreements

         The Company has employment agreements with its 3 employees for periods up to 5 years. In accordance with certain provisions, the Company has agreed to issue to its President sufficient common stock to maintain his interest in the Company at 9% and to pay him a bonus of no less than 7% of net before tax profits of the Company. In the event of a change in control, as defined in the agreements, the Company would be required to make payments equal to the unpaid portion of salaries. Annual salaries payable to the Company's president, treasurer and other employee equal $500,000, $83,500 and $120,000, respectively.

         The Company and its former Chief Executive Officer and a director negotiated a settlement of the CEO's employment contract that is contingently effective on the closing of the Agreement of Sale between the Company and Delta Mutual, Inc. The settlement agreement proposes that the former CEO and the Company sign mutual releases in exchange for the CEO giving up all claims under his employment contract and being issued 2,000,000 warrants to purchase the Company's common stock for $1, expiring in 5 years. The former CEO is also permitted to keep options to purchase 100,000 shares of the Company's common stock at an exercise price of $6.25, expiring in March 2003.

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO THE UNAUDITED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2001 AND 2000


8.       Historical Quarterly Financial Data - Unauditied

                                                                       For The Three Months Ended
                                      --------------------------------------------------------------------------------------------
                                        Sep. 30,      Jun. 30,      Mar. 31,     Dec. 31,    Sep. 30,     Jun. 30,     Mar. 31,
                                          2001          2001          2001         2000        2000         2000         2000
                                      --------------------------------------------------------------------------------------------


Revenues                               $         -  $           -   $        -   $         -  $       -   $         -  $        -

(Loss) before extraordinary items      $ (681,795)  $ (1,071,791)  $ (627,296)   (1,638,777)  (911,799)   (1,668,363) $ (424,074)

Net (Loss)                             $ (681,795)  $ (1,071,791)  $ (627,296)   (1,260,104)  (911,799)   (1,668,363) $ (424,074)

(Loss) per common share                $    (0.08)  $     (0.13)   $    (0.08)  $     (0.39) $   (0.21)  $     (0.39) $    (0.10)


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

CAUTIONARY INFORMATION

Certain statements in this report are, and statements in other material filed or to be filed with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company) are, or will be, forward-looking within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements include, without limitation, statements regarding: expectations as to operational improvements; expectations as to cost savings, the time by which certain objectives will be achieved; proposed new products and services; expectations that claims, lawsuits, commitments, contingent liabilities, or other matters will not have a material adverse effect on its financial position, results of operations or liquidity; and statements concerning projections, predictions, expectations, estimates or forecasts as to the Company's business, financial and operational results, and future economic performance, statements of management's goals and objectives and other similar expressions concerning matters that are not historical facts.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.

Important factors that could cause such differences include, but are not limited to, whether the Company is fully successful in implementing their financial and operational initiatives; industry competition, conditions, performance and consolidation; legislative and/or regulatory developments; the effects of adverse general economic conditions, both within the United States and globally; and the outcome of claims and litigation.

Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect thereto or with respect to other forward-looking statements.

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                               For The Years Ended
                           December 31, 2000 And 1999
                               And For The Period
                              From January 1, 1998
                              To December 31, 2000

                                TABLE OF CONTENTS


                                                                        PAGE NO.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT                           F-30

FINANCIAL STATEMENTS

        Balance Sheets                                                     F-31

        Statements of Operations                                           F-32

        Statements of Cash Flows                                           F-33

        Statements of Shareholders' Equity                                 F-34

        Notes to the Financial Statements                                  F-35

                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT

To the Shareholders of
Enterprises Solutions, Inc.

We have audited the accompanying balance sheets of Enterprises Solutions, Inc., (A Development Stage Company) as of December 31, 2000 and 1999, and the related statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2000 and for the period from January 1, 1998 to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enterprises Solutions, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended and for the period from January 1, 1998 to December 31, 2000 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Enterprises Solutions, Inc. will continue as a going concern. As discussed in
Note 3 to the financial statements, the Company has no revenues of a continuing nature, has suffered recurring losses from operations and depends on outside sources for its working capital. This condition raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                           /s/ Van Buren & Hauke, LLC


New York, NY
March 27, 2001

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEETS
                            DECEMBER 31, 2000 AND 1999


                                                                              December 31,
                                                                   ----------------------------------
                                                                       2000                 1999
                                                                    ------------         ------------
                                      Assets
Current assets
 Cash and equivalents                                              $   2,039,690         $     31,581
  Loan receivable                                                        150,000                 --
  Officer advance                                                         25,000                 --
  Interest receivable                                                     12,230                 --
                                                                    ------------         ------------
Total current assets                                                   2,226,920               31,581
                                                                    ------------         ------------
  Office equipment and furniture, net of
   accumulated depreciation of $17,897 in 2000                            89,521                 --
                                                                    ------------         ------------

Total assets                                                        $  2,316,441         $     31,581
                                                                    ============         ============

                      Liabilities and Shareholders' Equity

Current liabilities
 Accounts payable and accrued expenses                             $     35,604         $    246,510
 Commissions payable                                                    500,000                 --
 Convertible loan payable                                               145,000                 --
 Demand loans payable                                                      --                256,250
                                                                   ------------         ------------
Total current liabilities                                               680,604              502,760
                                                                   ------------         ------------

Commitments and contingencies

Shareholders' equity
 Preferred stock; $0.001 par value; 5,000,000 shares
 authorized; -0- and 148,500 shares issued and outstanding
 at December 31, 2000 and 1999, respectively                               --                    148
 Common stock; $0.001 par value; 100,000,000 shares
 authorized; 8,121,574 and 4,706,987 shares issued and
 outstanding at December 31, 2000 and 1999, respectively                  8,122                4,707
 Additional paid-in capital                                          10,345,248            2,786,249
  (Less) officers loans                                                (757,500)                --
 Retained (deficit)                                                  (1,633,509)          (1,633,509)
 (Deficit) accumulated during the development stage                  (6,326,524)          (1,628,774)
                                                                   ------------         ------------
Total shareholders' equity                                            1,635,837             (471,179)
                                                                   ------------         ------------

Total liabilities and shareholders' equity                         $  2,316,441         $     31,581
                                                                   ============         ============


                            See accompanying notes.

                           ENTERPRISES SOLUTIONS, INC
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
          AND FOR THE PERIOD FROM JANUARY 1, 1998 TO DECEMBER 31, 2000

                                                              Years Ended
                                                              December 31,                For the Period From
                                                   -----------------------------------      January 1, 1998 To
                                                        2000               1999            December 31, 2000
                                                   ----------------   ----------------  -------------------------
Revenue                                               $      --            $     --            $     --
                                                   ----------------   ----------------  -------------------------

Costs and Expenses:
 Bad debt expense                                           25,000             727,617             752,617
 Compensation                                              770,779             122,355             893,134
 Professional, consultants and directors fees            2,310,498             387,739           2,715,058
 Rent                                                       29,991              46,664              76,655
 Insurance                                                  36,193              31,144              67,337
 Telephone                                                  54,742              10,374              65,116
 Office expenses                                            53,814              30,450              89,288
 Relocation expenses                                          --                48,474              48,474
 Stock transfer and related expenses                        66,450              11,049              81,221
 Abandonment of licensing agreement                           --                  --               100,000
 Travel and promotion                                      345,133              87,669             432,802
 Research and development                                  489,822                --               489,822
 Interest                                                  991,113                --               991,113
 Depreciation                                               17,897                --                17,897
                                                       -----------         -----------         -----------

Total Costs and Expenses                                 5,191,432           1,503,535           6,820,534
                                                       -----------         -----------         -----------

Operating (Loss)                                        (5,191,432)         (1,503,535)         (6,820,534)
 Interest income                                           115,009                --               115,337
                                                       -----------         -----------         -----------

Net (Loss) before extraordinary item                    (5,076,423)         (1,503,535)         (6,705,197)
                                                      -----------         -----------         -----------

Extraordinary item:
 Gain on extinguishment of debt                            378,673                --               378,673
                                                       -----------         -----------         -----------

Net (Loss)                                             $(4,697,750)        $(1,503,535)        $(6,326,524)
                                                       ===========         ===========         ===========

Basic and diluited net (loss) per common share
 before extraordinary item                             $     (1.17)        $     (0.40)                N/A
                                                                                              ===========

Extraordinary gain                                            0.09                --                   N/A
                                                       -----------         -----------         ===========

Basic and diluited net (loss) per common share         $     (1.08)        $     (0.40)                N/A
                                                       ===========         ===========         ===========

Weighted average common shares                           4,324,022           3,714,010                 N/A
                                                       ===========         ===========         ===========

                             See accompanying notes.

                          ENTERPRISES SOLUTIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
          AND FOR THE PERIOD FROM JANUARY 1, 1998 TO DECEMBER 31, 2000

                                                                    Years Ended
                                                                    December 31,                   For the Period From
                                                          -----------------------------------       January 1, 1998 To
                                                               2000               1999              December 31, 2000
                                                          ----------------   ----------------    ----------------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)                                                    $(4,697,750)        $(1,503,535)        $(6,326,524)
Adjustments to reconcile net (loss) to net cash (used)
by operating activities
   Extraordinary gain                                             378,673                --               378,673
   Bad debts                                                       25,000             739,422             764,422
   Depreciation                                                    17,897                --                17,897
   Accrued interest income                                        (12,230)               --               (12,230)
   Stock issued for services                                    1,495,249                --             1,495,249
   Interest expense                                               985,265                --               985,265
   (Decrease) increase in:                                           --
     Accounts payable and accrued expenses                       (210,906)            246,510              35,424
     Commissions payable                                          500,000                --               500,000
                                                              -----------         -----------         -----------

NET CASH (USED) BY OPERATING ACTIVITIES                        (2,276,148)           (517,603)         (2,919,170)
                                                              -----------         -----------         -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase office equipment and furniture                       (107,418)               --              (107,418)
   Officers' loans                                               (757,500)           (614,242)         (1,371,742)
   Loans and advances                                            (150,000)               --              (275,000)
   Officer advance                                                (25,000)               --               (25,000)
                                                              -----------         -----------         -----------

NET CASH (USED) BY INVESTING ACTIVITIES                        (1,039,918)           (614,242)         (1,779,160)
                                                              -----------         -----------         -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Demand loan proceeds                                           323,225             349,250             683,975
   Demand loan repayments                                        (225,800)               --              (225,800)
   Proceeds from issuance of shares of common stock                  --               802,500           1,048,500
   Proceeds from issuance of shares of preferred stock               --                48,500             148,500
   Proceeds from convertible notes                              6,057,500                --             6,057,500
   Repay convertible notes                                       (250,000)            (93,000)           (343,000)
   Subscription receivable                                           --                50,000                --
   Underwriting expenses                                         (580,750)            (32,618)           (633,133)
                                                              -----------         -----------         -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                       5,324,175           1,124,632           6,736,542
                                                              -----------         -----------         -----------

Net increase (decrease) in cash                                 2,008,109              (7,213)          2,038,212

Cash and equivalents at beginning of year                          31,581              38,794               1,478
                                                              -----------         -----------         -----------

Cash and equivalents at end of year                           $ 2,039,690         $    31,581         $ 2,039,690
                                                              ===========         ===========         ===========

                            See accompanying notes.

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                       Common Stock             Preferred Stock
                                               --------------------------- --------------------------
                                                   Shares        Amount       Shares        Amount
                                               -------------- ------------ ------------- ------------
Balance, January 1, 1998                        317,340    $        318            --     $       --

1998 Activity:
    Preferred shares issued                        --              --           100,000            100

    Common shares issued                      2,084,000           2,084            --             --

    Common shares issued in stock split       1,042,000           1,042            --             --

    Capitalize shareholder loans
    and accrued payables                           --              --              --             --

    (Less) underwriting expenses                   --              --              --             --

    (Less) subscription receivable                 --              --              --             --

    Net (loss)                                     --              --              --             --
                                           ------------    ------------    ------------   ------------

Balance, December 31, 1998                    3,443,340    $      3,444         100,000   $        100

1999 Activity:
    Preferred shares issued                        --              --            48,500             48

    Common shares issued                        361,424             361            --             --

    Common shares issued in stock split          90,543              90            --             --

    Common shares issued in cashless
    warrant exercise                            811,680             812            --             --

    Subscription receivable-paid                   --              --              --             --

    (Less) costs of raising capital                --              --              --             --

    Net (loss)                                     --              --              --             --
                                           ------------    ------------    ------------   ------------

Balance, December 31, 1999                    4,706,987    $      4,707         148,500   $        148
                                           ------------    ------------    ------------   ------------

    Cancel preferred stock                         --              --          (148,500)          (148

    Stock issued for services                 1,180,250           1,180            --             --

    Debt Conversions                          2,234,337           2,235            --             --

    Beneficial conversion feature of
       convertible note                            --              --              --             --

    (Less) costs of raising capital                --              --              --             --

    Net (Loss)                                     --              --              --             --
                                           ------------    ------------    ------------   ------------

Balance, December 31, 2000                    8,121,574    $      8,122            --     $       --
                                           ============    ============    ============   ============

                                              Additional                          Total
                                               Paid-In          Retained       Shareholders'
                                               Capital          (Deficit)        Equity
                                          ----------------- --------------- -----------------
Balance, January 1, 1998                   $    859,772     $ (1,633,509)    $   (773,419)

1998 Activity:
    Preferred shares issued                      99,900             --               --

    Common shares issued                        243,916             --               --

    Common shares issued in stock split          (1,042)            --               --

    Capitalize shareholder loans
    and accrued payables                        786,397             --               --

    (Less) underwriting expenses                (19,765)            --               --

    (Less) subscription receivable              (50,000)            --               --

    Net (loss)                                     --           (125,239)        (125,239)
                                           ------------     ------------     ------------

Balance, December 31, 1998                 $  1,919,178     $ (1,758,748)    $    163,974

1999 Activity:
    Preferred shares issued                      48,452             --             48,500

    Common shares issued                        802,139             --            802,500

    Common shares issued in stock split             (90)            --               --

    Common shares issued in cashless
    warrant exercise                               (812)            --               --

    Subscription receivable-paid                 50,000             --            50,000

    (Less) costs of raising capital             (32,618)           --            (32,618)

    Net (loss)                                     --         (1,503,535)      (1,503,535)
                                           ------------     ------------     ------------

Balance, December 31, 1999                 $  2,786,249     $ (3,262,283)    $   (471,179)
                                           ------------     ------------     ------------

    Cancel preferred stock                          148             --               --

    Stock issued for services                 1,494,069             --          1,495,249

    Debt Conversions                          6,312,873             --          6,315,108

    Beneficial conversion feature of
       convertible note                         582,659             --            582,659

    (Less) costs of raising capital            (830,750)            --           (830,750)

    Net (Loss)                                     --         (4,697,750)      (4,697,750)
                                           ------------     ------------     ------------

Balance, December 31, 2000                 $ 10,345,248     $ (7,960,033)    $  2,393,337
                                           ============     ============     ============

                            See accompanying notes.

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


1.       GENERAL

         Enterprises Solutions, Inc. (ESI) (Company), a Nevada Corporation, plans to provide both government and commercial enterprises with high assurance security technology.

         The Company is in the development stage and currently has no revenue of a continuing nature. It is management's plan to develop and provide high assurance security computer networks and related products and services.

         During 2000, the Company concluded that it had no plans for its subsidiary and that the cost of maintaining it was not in the Company's best interest. The subsidiary had not had any operations in the years 2000, 1999 and 1998. The accompanying financial statements are those of the Company alone for all years presented, reflecting the change in accounting entity. The effect of this change on the net loss and related basic and diluted net loss per share amounts for all periods presented is zero.

         In March 1999, the Company amended its certificate of incorporation to change its name from American Casinos International, Inc. (ACII) to Enterprises Solutions, Inc. (ESI), to alter the authorized number of common shares to 25,000,000 shares, par value $0.001, and to authorize 5,000,000 preferred shares, par value $0.001, with the Board of Directors authorized to determine, among others, the series, etc. In August 2000, the Company amended its certificate of incorporation to increase the authorized number of common shares to 100,000,000, par value $0.001. These changes were made retroactively in these financial statements.

         In June 1999, the Company declared a 50% common stock split which totaled 1,238,383 common shares. This adjustment was reported in these financial statements as if it had occurred in the earliest date presented.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Method of Accounting

         Assets, liabilities, revenues and expenses are recognized on the accrual method of accounting for financial statement presentation and for federal income tax purposes. The Company's year-end is December 31.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


         Cash Equivalents

         The Company considers cash in operating bank accounts, demand deposits and highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

         Loan Receivable

         In March 2000, the Company provided a foreign entity with $150,000 in unsecured loans at 6% interest, originally due May 29, 2000 but extended to June 30, 2001. At December 31, 2000, accrued interest is $6,452. Principal and interest is payable June 30, 2001, the note's due date.

         In the normal course of business, the Company routinely performs ongoing assessments of collectibility of its receivables. No allowance is provided herein as management deems this amount collectible.

         Officers Loans

         During 2000, the Company advanced $750,000 to its president and $7,500 to its treasurer. The loans bear simple interest at the rate of 7% per year, with interest payable on a monthly basis. The president's loan is repayable no later then May 31, 2010 and the treasurer's no later then October 17, 2002. Accrued interest on the loans through December 31, 2000 is $5,778. Both loans are secured by Company stock equal in value to 125% of the outstanding principal balance. The actual number of shares securing the loans is determined by a formula set out in the notes. At December 31, 2000, approximately 475,000 shares secured the president's loan and approximately 9,375 shares secured the treasurer's loan. Each officer has executed a stock pledge agreement.

         In the year 2000, the Company accrued $28,543 of interest income and received $22,765 in cash.

         In the normal course of business, the Company routinely performs ongoing assessments of collectibility of its receivables. No allowance is provided herein as management deems this amount collectible.

         Office Equipment And Furniture

         Office equipment and furniture is depreciated on the straight-line basis over 36 months. Of the total year 2000 depreciation expense, $8,625 is allocated to the Company's research and development activities and has been included in total year depreciation of $17,897.

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


         Software Development

         The Company develops software for sale, lease or subject to other marketing arrangements. The Company follows the guidance contained in Statement of the Financial Accounting Standards Board No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." The Company expenses (as Research & Development) the costs of research and development associated with establishing the technological feasibility of a software product. A software product's feasibility is established when a detail program design or working model has been completed. After that point, the Company intends to capitalize its direct costs associated with producing the software. During the year 2000 and 1999, the Company expensed approximately $124,612 and $-0-, respectively, for feasibility.

         Convertible Notes And Demand Loans

         During 2000, the Company raised $6,380,725 from the issuance of convertible notes ($6,057,500) and demand loans ($323,225).

         In April 2000, the Company received $5,000,000 from a convertible note, bearing interest at 10%. In connection with the financing, the agent received a note in the amount of $250,000 for fees associated with raising capital, which was charged to additional paid-in capital as an incremental cost of raising capital. The $5,250,000 was convertible for a period of one year commencing from the time of issuance at a rate of 90% of the 22 day moving average of the Company's stock price at the time of conversion. At the time of issuance, the 22 day moving average of the Company's stock was $9.61, or $8.65 for the conversion feature. The resulting difference between the fair value of the Company's stock ($9.61) and the conversion amount ($8.65) was multiplied times the number of shares that could have been issued from conversion (606,936 shares) yielding interest expense of $582,659. This amount was charged to interest expense and the additional paid-in capital in the year 2000 Statement of Operations. The total of these notes plus the accrued interest of $389,794 was converted into 2,015,000 shares of the Company's common stock effective December 2000. In connection with this conversion, the Company issued to the convertible note holders warrants to purchase 320,000 shares of the Company's common stock at a purchase price of $1.00 per share on or before December 31, 2003. These warrants were not valued separately as there is no market for them.

         Primarily, in the fourth quarter of 2000, the Company received $1,057,500 from the issuance of 10% promissory notes (notes) convertible into common shares of the Company at the rate of approximately $3.37 per share. At the time of issuance, the notes were convertible, including accrued but unpaid interest, at any time prior to their maturity. There were no warrants attached to these notes. Through December 31, 2000, $250,000 of notes were repaid and $662,500 of principal together with $12,812 of interest, or $675,812, was converted into 202,042 shares of the Company's common stock. At December 31, 2000 there is one note for $145,000 outstanding, which is due March 12, 2001. The note, including accrued interest, was converted in March 2001 into shares of the Company's common stock at the conversion ratio of $3.375 of convertible note for each share of stock.

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


         During the year 2000, the Company received $323,225 from demand loans, repaid $225,800 of such loans and settled the balance of $378,673 (including $281,248 of demand loans outstanding at December 31, 1999) for no cash and the issuance of 217,000 warrants that the Company has nominally valued. The settlement of this liability for nominal consideration has resulted in an extraordinary gain of $378,673 or $0.09 per share in the year 2000. The 217,000 warrants are exercisable at $1.67 per share and expire September 6, 2001. During 1999, the Company borrowed $349,250, repaying $93,000 in the same period.

         In raising the $6,057,500 from convertible notes, the Company incurred incremental fees/commissions of $830,750, comprised of cash payments of $80,750, stock valued at $250,000 and commissions payable of $500,000. These amounts have been charged to additional paid-in capital.

         Research And Development Expenses

         Research and development expenses (R&D), consisting primarily of rent ($125,585), salaries, wages and taxes ($341,597), and other costs ($22,640), are incurred to blend currently available technologies into new and novel solutions. Depreciation expense of $8,625 associated with these activities has been included with other depreciation in the 2000 Statements of Operations. Among the various R&D activities, the Company develops software for sale, lease or subject to other marketing arrangements. The Company's R&D costs of software development include those to establish that the product can be produced in accordance with its design specifications (technological feasibility). Technological feasibility is not established until the Company has completed the product design, the detail program design, determined that the necessary skills, hardware, and software technology are available to produce the product, and confirmed that the detail program design is complete and consistent with the product design. Costa and expenses incurred after the point of technological feasibility are capitalized and the Company's policies in regard to these types of costs are more fully discussed under Software Development.

         The Company intends to expense the costs associated with the construction of any prototypes.

         Income Taxes

         At December 31, 2000, the Company has a current net operating loss, and, therefore a provision for income taxes has not been provided. At December 31, 2000 the Company has net operating loss carry forwards of approximately $8.1 million available to offset future taxable income, which if unused, expire through 2020.

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


         The Company's loss carry forwards give rise to a deferred tax benefit, which has been fully offset by valuation allowance due to uncertainties as to whether the results of future operations will enable the Company to realize the tax benefits arising from these loss carry forwards.

         Basic and Diluted Net (Loss) Per Common Share

         Basic and diluted net (loss) per common share has been computed by dividing the net (loss) by the weighted average number of common shares outstanding during the period.


3.       GOING CONCERN

         Currently, the Company has no revenues of a continuing nature, has suffered recurring losses from operations and depends on outside sources for its working capital. Although the Company has sufficient cash to maintain itself for approximately 9 to 11 months, management is currently seeking additional sources of equity or a company whose stock is publicly traded as a merger partner. During this period, the Company is continuing its efforts to implement its plan of operations. However, this is not expected to be successful before additional funding is needed. Management believes that by merging with a company whose stock is already trading, raising equity capital will be that much easier. In the meantime, management continues to seek additional sources of capital. There can be no assurance that the Company will be successful in implementing any of its plans or that whatever is accomplished will be sufficient. This conditions raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


4.       SHAREHOLDERS' EQUITY

         During 2000, the Company issued 1,180,250 shares of its common stock as compensation and for services rendered in the year 2000 (employees and non-employees received 639,000 shares and 541,250 shares, respectively). The Company's president received 425,000 shares under his employment contract and 50,000 shares for services as a Company director; the Company's treasurer received 24,000 shares under his employment contract and 20,000 shares for services as a director; the Company's former president received 120,000 shares for past services; a director received 20,000 shares for services as a director; the Company's legal counsel received 100,000 shares for legal fees; other consultants received 303,750 shares for services; a finders fee was paid worth 100,000 shares; and, 17,500 shares were issued for other services. Compensation to employees aggregated $639,000 while $856,249 was for non-employee services. All shares were issued at either $1 or $4 per share, which approximates fair value in management's estimation. This estimation gives weight to the value of the services as bargained between unrelated parties or, in the case of employees or related parties, the fair value of the Company's stock. The value of the Company's stock reflects the Company's financial condition, the stock's lack of marketability, the lack of reliable quotes and a not very active market.

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


         In 1999, the company issued 451,967 common shares (adjusted for the stock split in June 1999), raising $802,500. In connection with certain of these issuances, warrants were issued to purchase 1,225,000 shares of common stock at $2.50 per common share, with an expiration date of September 6, 2000. The warrants were not valued separately as there was no market for them. These warrants provided the investors with a cashless exercise option where a reduced number of common shares could be purchased with no additional cash payment. All of these warrants were exercised, during 1999. In accordance with the cashless exercise option, 811,680 shares of common stock were issued with no additional proceeds being received by the Company. The Company recorded the issuance of these warrants by increasing capital stock by the par value of the shares issued, or $811, and reducing additional paid-in capital by a similar amount.

         At December 31, 1999, the Company had 1,800,000 warrants outstanding to purchase an equal number of the Company's common shares, exercisable at $2.00 per share. These warrants expire July 2003 and as of December 31, 2000 none had been exercised. During 2000, the Company issued 537,000 warrants, exercisable at $1.00 per share (320,000 warrants to be issued effective December 31, 2000) and $1.67 per share (217,000 warrants), to purchase an equal number of the Company's common stock through December 31, 2003 and September 6, 2001, respectively. At December 31, 2000 none of these warrants had been exercised.


5.       STOCK AND OPTION PLANS

         Compensatory Stock Options

         The Company accounts for compensatory stock option plans under APB Opinion No. 25, under which no compensation expense has been recognized, as options have been granted with an exercise price equal to the market value of the Company's stock at the date of grant. The fair value of the options is estimated to equal the market value of the Company's common stock. In the year 2000, the Company issued 60,000 options to purchase Company shares at $3.50 per share. These options have no expiration date.

         In 2000, the Company's pro forma net (loss) would increase by additional compensation expense of approximately $42,000 or $0.01 per share.

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


         Board of Directors Option Plan

         The Company grants stock options for a fixed number of shares to members of the Board of Directors with an exercise price equal to the fair market value of the shares at the date of grant. The options are to expire two years after the resignation of a Director who has served in that capacity at least one year, unless otherwise modified by an action of a majority of the Board of Directors. At December 31, 1999, there were 47,500 options outstanding, exercisable at per share amounts of $0.667 (22,500 options), $5.67 (15,000 options) and $7.50 (10,000 options). In 2000, the Company issued 125,000 options, exercisable at $6.25 per share. These options are for a term of three years. As of December 31, 2000, none of these options have been exercised.

         Other Option Issuances

         During 2000, the Company's Board of Directors authorized the issuance of 637,000 options to purchase an equal number of the Company's common shares. The Company received no proceeds from the issuances, which expire in approximately 3 years. The options are exercisable from $1.00 to $6.00 per share.

         2000 Restricted Stock Plan

         The Company's Board of Directors on August 7, 2000 approved the Company's 2000 Restricted Stock Plan (Plan), which reserves 1,000,000 shares of the Company's common stock for issuance as compensation for services rendered or to be rendered to the Company in accordance with the Plan's provisions. During 2000, the Company issued 926,500 shares under the Plan, leaving 73,500 shares for the future. The Company received no proceeds from the issuances and valued them at approximately $1.00 per share.

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999



         Options Summary

                                                                                                            Weighted
                                                                                              Options       Average
                                                                                # of         Exercised      Exercise
                                         # of                Option            Shares          During       Price of
                                       Options                Price           Issuable        the Year      Options
                                     ------------       -----------------   -------------   ------------  ------------

Balance, December 31, 1998             1,800,000  a-)         $2.00           1,800,000             --      $    2.00
                                      ----------                             ----------

1999 Activity:
Issued to directors

   (Non-employee)                         47,500         $0.667 to $7.50         47,500             --           3.69
                                      ----------                             ----------      -----------
Balance, December 31, 1999             1,847,500                              1,847,500             --
                                      ----------                             ----------      -----------

2000 Activity:
Issued to
   employees                             160,000          $3.50 and $6.25       160,000             --           5.22
Issued to directors
   (Non-employee)                         25,000              $6.25              25,000             --           6.25
Note holders                             637,000  a-)     $1.00 to $6.00        637,000             --      $    2.01
                                      ----------                             ----------      -----------    ---------
Balance, December 31, 2000             2,669,500                              2,669,500             --      $    2.27
                                      ==========                             ==========      ===========    =========

Exercisable at end of year             2,669,500                                                            $    2.27
                                      ==========                                                            =========

Weighted average fair value of options
granted                                                                                                     $    0.00  b-)
                                                                                                            =========

(a-   These were not issued pursuant to any formal plan.

(b- The Company does not separately value its option as there is no market for them. All options are granted with an exercise price equal to the Company's market price at date of grant.


6.       SUPPLEMENTAL CASH FLOW ITEMS

         During the year 2000, the Company paid interest of $5,243.

         During 2000, the Company converted convertible notes of $6,315,108 into 2,234,337 shares of the Company's common stock. The Company also settled $378,673 of demand loans for no cash, realizing an extraordinary gain of $378,673. The Company recorded interest expense of $582,659 resulting from the beneficial conversion feature of the $5,250,000 of convertible notes.

         In June 1998, the Company owed former shareholders $786,397. On June 10, 1998 these shareholders (representing 46% of the then issued and outstanding shares) sold their entire interest directly to unrelated parties and as part of the sale agreed to capitalize their loans. The Company recorded the transaction in 1998 as an increase in additional paid-in capital.

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


7.       COMMITMENTS AND CONTINGENCIES

         Leases

         The Company leases facilities and equipment in both Massachusetts and California. The term of these agreements varies from a month-to-month basis to a three-year term. The facilities in Massachusetts are leased on a month-to-month basis, with a monthly rental cost of $1,680. The facilities in California are leased for a 36-month term, expiring in September 2002, with a base monthly rental cost of $5,919. The Company is responsible for annual operating expenses, services and utilities.

         The minimum lease payments under the long-term lease is as follows:

                            Calendar Year               Amount
                            -------------               ------
                                2001                   $71,028
                                2002                    53,271

         Legal Proceedings

         The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the Company.

         Employment Agreements

         The Company has employment agreements with its 3 employees for periods up to 5 years. In accordance with certain provisions, the Company has agreed to issue to its President sufficient common stock to maintain his interest in the Company at 9% and to pay him a bonus of no less than 7% of net before tax profits of the Company. In the event of a change in control, as defined in the agreements, the Company would be required to make payments equal to the unpaid portion of salaries. Annual salaries payable to the Company's president, treasurer and other employee equal $500,000, $83,500 and $120,000, respectively.

                           ENTERPRISES SOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


                                         Historical Quarterly Financial Data - Unauditied

                                                                      For The Three Months Ended
                                    --------------------------------------------------------------------------------------------
                                       June 30,       March 31,      December 31,   September 30,     June 30,        March 31,
                                         2001           2001            2000            2000            2000            2000
                                     -----------     -----------     -----------     -----------     -----------     -----------

Revenue                              $      --       $     --        $     --        $     --        $     --        $     --


(Loss) before extraordinary items    $(1,071,791)    $ (627,296)      (1,638,777)       (994,139)     (2,012,181)    $  (431,326)


Net (Loss)                           $(1,071,791)    $ (627,296)      (1,260,104)       (994,139)     (2,012,181)    $  (431,326)

(Loss) per common share              $     (0.13)    $    (0.08)     $     (0.39)    $     (0.23)    $     (0.37)    $     (0.09)


                                                                                     For The Three Months Ended
                                                                     -----------------------------------------------------------
                                                                     December 31,   September 30,     June 30,        March 31,
                                                                         1999           1999            1999             1999
                                                                     -----------     -----------     -----------     -----------

Revenue                                                              $      --       $      --       $      --       $      --


(Loss) before extraordinary items                                       (593,826)       (832,152)        (45,410)    $   (32,147)


Net (Loss)                                                              (593,826)       (832,152)        (45,410)    $   (32,147)


(Loss) per common share                                              $     (0.14)    $     (0.24)    $     (0.02)    $     (0.00)

                                   APPENDIX A

                             PLAN OF LIQUIDATION AND
                   DISSOLUTION OF ENTERPRISES SOLUTIONS, INC.

         The following Plan of Liquidation and Dissolution (the "Plan") shall effect the complete liquidation and dissolution of Enterprises Solutions, Inc. ("Enterprises"), a Nevada corporation, in accordance with Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code") and the Nevada Private Corporations Act (the "Act").

         1. ADOPTION OF PLAN. The Plan shall become effective upon the approval of the voluntary dissolution of Enterprises by the affirmative vote of the holders of record of a majority of the shares entitled to vote on the voluntary dissolution at a shareholders' meeting called for such purpose (the "Effective Date").

         2. CERTIFICATE APPROVING DISSOLUTION. As soon as possible after the Effective Date, Enterprises shall file with the Secretary of State for the State of Nevada a Certificate Approving Dissolution pursuant to Section 78.580 of the Act, which shall have the effect specified in the Act.

         3. SALE OF ASSETS. As soon as possible after filing the Certificate Approving Dissolution, Enterprises shall consummate the sale of substantially all of Enterprises' assets to Delta Mutual, Inc. in exchange for shares of common stock of Delta Mutual, Inc., on terms satisfactory to Enterprises' board of directors (the "Board").

         4. PAYMENT OF CREDITORS. After approval and adoption of the Plan and the filing of the Certificate Approving Dissolution, the Board shall, as soon as possible, ascertain and pay or make provision for the payment of all obligations of and claims against Enterprises.

         5. DISSOLUTION OF ENTERPRISES. After paying or making provision for the payment of all obligations of and claims against Enterprises, Enterprises shall make one or more pro rata distributions to its shareholders of its remaining assets (the "Liquidating Distribution").

         6. CANCELLATION OF COMMON STOCK. The Liquidating Distribution shall be in complete redemption and cancellation of all of the outstanding common stock of Enterprises. The Board may direct that Enterprises' stock transfer books be closed as of the close of business on the record date fixed by the Board for the first or any subsequent installment of any Liquidating Distribution as the board, in its absolute discretion, may determine (the "Record Date"). Thereafter, certificates representing common stock shall not be assignable or transferable on the books of Enterprises except by will, intestate succession or operation of law. The shareholders shall surrender their Enterprises stock certificates (or, if so required by the Board in its absolute discretion, furnish indemnity bonds in the case of lost or destroyed certificates) immediately following the Record Date as a condition to their receipt of any Liquidating Distribution.

         7. MISSING SHAREHOLDERS. If any Liquidating Distribution to a shareholder cannot be made, whether because the shareholder cannot be located, has not surrendered a certificate evidencing the common stock of Enterprises as required hereunder, or for any other reason, then the distribution to which such shareholder is entitled shall be transferred to and deposited with the state official authorized by the laws of the State of Nevada to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such shareholder as the sole equitable owner thereof and shall escheat to the State of Nevada or be treated as abandoned property in accordance with the laws of the State of Nevada. In no event shall the proceeds of any such distribution revert to or become the property of Enterprises.

         8. POWER OF BOARD OF DIRECTORS AND OFFICERS. The Board and the officers of Enterprises shall have authority to do or authorize any and all acts and things as provided for in the Plan and any and all such further acts and things as they may consider desirable to carry out the purposes of the Plan, including the execution and filing of all such certificates, documents, information returns, tax returns, and other documents which may be necessary or appropriate to implement the Plan. The Board may authorize such variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effectuate the complete liquidation and dissolution of Enterprises and the distribution of its assets to its shareholders in accordance with the Act and
Section 368(a)(1)(C) of the Code.

         9. AMENDMENT. The Plan may be amended by the Board at any time, whether before or after the shareholders' approval of the voluntary dissolution of Enterprises.


         Adopted this ______ day of ______________, 2001, by the Board of Directors of Enterprises.





  ---------------------------------------------
  Secretary

                                   APPENDIX B

                                AGREEMENT OF SALE

         THIS AGREEMENT OF SALE ("Agreement") dated this _____ day of May, 2001, by and between Enterprises Solutions, Inc., a Nevada corporation ("Seller"), with an office located at 140 Wood Road, Suite 200, Braintree, MA 02184, and Delta Mutual, Inc., a Delaware corporation ("Buyer"), with an office located at 1730 Rhode Island Ave., N.W., Suite 812, Washington, D.C. 20036.

                              W I T N E S S E T H:

           WHEREAS, the Seller desires to dissolve, and in conjunction therewith, to sell to the Buyer, and the Buyer desires to purchase from the Seller, substantially all of its tangible and intangible assets, subject only to certain liabilities of the Seller described in this Agreement;

           NOW, THEREFORE, in consideration of the mutual promises herein set forth and subject to the terms and conditions of this Agreement, the parties agree as follows:

         1. Definitions. As used in this Agreement, terms defined in the preamble and recitals of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:

           "Act" shall mean the Securities Act of 1933, as amended.

           "Affiliate" shall mean, with respect to any person or entity, the shareholders, subsidiaries, officers, directors and/or partners of such person or entity and any other person which directly or indirectly controls, is controlled by or is under common control with such person or entity.

           "Agreement" shall mean this Agreement of Sale and all Exhibits to this Agreement.

           "Assignment Agreements" shall mean the Assignment Agreements to be delivered by Seller to Buyer pursuant to Paragraph 4(a).

           "Assumed Liabilities" shall mean the Liabilities of the Seller described in Exhibit A to this Agreement.

           "Bills of Sale" shall mean the Bill(s) of Sale to be delivered by Seller to Buyer pursuant to Paragraph 4(a).

           "Buyer's Disclosure Statement" shall mean the disclosure statement and attachments thereto delivered in draft form by Buyer to Seller simultaneously with the signing of this Agreement and in final form at Closing.

           "Buyer's SEC Documents" shall mean all forms, documents, financial statements and schedules included therein filed by Buyer with the SEC under the Exchange Act or the Act since May 5, 2000, and on or before the Closing Date.

           "Closing" shall mean the closing of the transactions contemplated by this Agreement, which shall occur at the offices of Jackson & Campbell, P.C., 1120 20th Street, N.W., Washington, D.C. 20036, at 10:00 a.m. one (1) day after approval of the dissolution of the Seller by holders of a majority of the outstanding voting shares of the Seller at the Special Meeting ("Closing Date"). The Closing may be postponed to a later date (in which case all references to the Closing Date or Closing in this Agreement shall refer to the postponed date) or time by mutual agreement of the Seller and Buyer.

           "Code" shall mean the Internal Revenue Code of 1986 and all regulations promulgated thereunder, as the same have from time been amended.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (and any section of the Code amended by it) and all regulations promulgated thereunder, as the same have from time to time been amended.

           "Escrow Agreement" shall mean the mutually agreeable escrow agreement to be entered into at the Closing between Buyer, American Stock Transfer & Trust Company (or other escrow agent acceptable to both parties), providing that the percentage of the Shares specified in Paragraph 3(a)(i) be held in escrow for a period of ninety (90) days in order to secure Seller's indemnity obligations under Paragraph 14 of this Agreement.

           "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.

           "Financial Statements" shall mean the financial statements of Buyer or Seller (as applicable) included in such party's SEC Documents.

           "GAAP" shall mean generally accepted accounting principles.

           "Indemnity Loss" shall mean any demand, suit, claim, action or cause of action, assessment, loss, damage, liability, settlement, penalty, or forfeiture, and reasonable costs and expenses (including court costs, and any other litigation related expenses incident thereto) which individually, or when aggregated with any directly related claims, exceeds $5,000.

           "Intellectual Property" shall mean all patents, patent applications, patent registrations, trademarks, trademark applications, trademark registrations, copyrights, copyright applications, copyright registrations, trade names, formulae, trade secrets, know-how, inventions and royalties, technology, licenses relating to intellectual property, permits relating to intellectual property, technology and "know-how" owned by Seller.

           "Leases" shall mean the Lease or License agreements acceptable to Buyer for the operation of Seller's business and premises located at: (a)140 Wood Road, Suite 200, Braintree, MA 02184; (b) 50 Ragsdale Drive, Suite 150, Monterey, California 93940; and (c) 46040 Center Oak Plaza, Suite 165, Sterling, VA 20166.

           "Liabilities" shall mean all debts, liabilities, Taxes (including any sales or transfer taxes on the sale of the Purchased Assets), obligations under contracts, leases, agreements and commitments, and other obligations of every kind and character of the Seller as the same may exist as of the Closing Date (whether accrued, absolute, contingent or otherwise, and whether due or to become due) or which may arise in the future based upon events or a state of facts existing as of the Closing Date.

           "Proxy Statement" shall mean the Proxy Statement as described in Paragraph 9 of this Agreement.

           "Purchased Assets" shall mean all of the Seller's properties and assets, personal, tangible and intangible, of every kind and wherever situated, which are owned by the Seller or in which the Seller has any right, title or interest, including, without limiting the generality of the foregoing, its goodwill, franchises and telephone numbers; its trademarks, trademark registrations, trademark applications, trade names, copyrights, copyright applications, copyright registrations, patents, patent applications, patent registrations, its Intellectual Property, permits, licenses, processes, formulae, trade secrets, inventions and royalties (including all rights to sue for past infringement); its supplies; its commercial paper, stocks, bonds and other investments; its accounts receivable; its insurance policies (excluding director and officer insurance); its causes of action, judgments, claims and demands of whatever nature; its tangible and intangible personal property of all kinds; its deferred charges, advance payments, pre-paid items, claims for refunds, rights of offset and credits of all kinds; all credit balances of or inuring to it under any state unemployment compensation plan or fund; restrictive covenants and obligations of present and former officers and employees and of individuals and corporations; its accounts, general intangibles, returned and repossessed goods, and rights as an unpaid vendor, secured party or lienor; its credit balances, documents, instruments and other choses in action; its rights (but not liabilities other than the Assumed Liabilities) under contracts, purchase orders, personal property, leases, joint venture agreements or arrangements and other agreements; its files, papers and records relating to the aforesaid business, properties and assets; its inventory, securities, machinery, equipment, software, pre-paid expenses, work in process, contracts, tools, dies, office furniture and equipment, drawings, product literature, and customer records; provided that the Purchased Assets shall not include the Retained Assets.

           "Registration Statement" shall mean the Registration Statement described in Paragraph 9 of this Agreement.

           "Retained Assets" shall mean the assets and properties of Seller described in Exhibit C to this Agreement.

           "Retained Liabilities" shall mean all Liabilities of the Seller which are not Assumed Liabilities.

           "SEC" shall mean the Securities and Exchange Commission.

         "Seller's Common Stock" shall mean the common stock, par value $.001 per share, of Seller.

           "Seller's Disclosure Statement" shall mean the disclosure statement and attachments thereto delivered in draft form by Seller to Buyer simultaneously with the signing of this Agreement and in final form at Closing.

           "Seller's Majority Shareholder Approval" shall mean the approval of this Agreement and the dissolution of the Seller by the holders of a majority of the outstanding voting shares of the Seller at the Special Meeting.

           "Seller's SEC Documents" shall mean all forms, documents, financial statements and schedules included therein filed by Seller with the SEC under the Exchange Act or the Act since April 12, 2000 and on or before the Closing Date.

           "Shares" shall mean the shares of voting common stock of Buyer, par value $.0001 per share, to be issued in accordance with this Agreement.

           "Special Meeting" shall mean the Special Meeting of the shareholders of Seller described in Paragraph 9 of this Agreement.

           "Subsidiaries" shall mean any entity in which a person holds, directly or indirectly, a majority of the outstanding voting rights or equity interest in such entity.

           "Taxes" shall mean all federal, state, local and foreign taxes, including, without limitation, income taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll taxes, property taxes, import duties and interest and penalties in connection with any of the foregoing.

         "Tax Returns" for any specified year shall mean the federal and state tax returns of the Seller as of and for the period ending December 31 of such year prepared by the Seller and filed with the appropriate taxing authority, true and correct copies of which were previously supplied by Seller to Buyer.

           2. Sale of Purchased Assets. Subject to and upon the terms and conditions of this Agreement, at the Closing, the Seller will sell, transfer, assign, convey and deliver to the Buyer, and the Buyer will purchase, accept and acquire from the Seller all of the Purchased Assets.

           3. (a) Purchase Price for Purchased Assets. The aggregate consideration to be paid by the Buyer for the Purchased Assets ("Consideration") at the Closing will be the issuance and delivery of the Shares and the assumption by the Buyer of the Assumed Liabilities. The Buyer and Seller shall agree that the Consideration shall be allocated as provided in an Allocation Agreement to be entered into between Buyer and Seller prior to Closing ("Allocation") and such Allocation shall be used by Seller and Buyer for all tax return filings and payments.

                           (i)      Shares.    Subject to the terms of this
Agreement, Buyer will issue and deliver to the Seller at the Closing 1.2676 Shares for each share of Seller's Common Stock outstanding as of the Closing Date (the "Exchange Ratio"), of which (a) one (1) Share for each share of Seller's Common Stock outstanding as of the Closing Date shall be immediately issued to Seller's stockholders of record as of the Closing Date, and (b) .2676 Shares for each share of Seller's Common Stock outstanding as of the Closing Date shall be delivered to the Escrow Agent under the Escrow Agreement and held as security for undisclosed liabilities of Seller for a period of ninety (90) days, and then, to the extent not returned to Buyer pursuant to the terms of the Escrow Agreement to satisfy Indemnity Loss asserted against Seller by Buyer, shall then be issued to Seller's stockholders of record as of the Closing Date, and (c) any additional Shares required to be delivered to Seller under Paragraph 25 hereof. Buyer shall reserve a sufficient number of Shares for issuance upon exercise of the options and warrants listed in Exhibit A and assumed by Buyer as part of the Assumed Liabilities. No fractional Shares shall be issuable pursuant to this Paragraph 3(a)(i), and no adjustment shall be made with respect to such fractional Shares not issued. Any Shares not issued pursuant to the above provisions by reason of the lack of adjustment for fractional shares shall be retransferred forthwith by Seller to Buyer.

                                    (ii)     Assumed Liabilities.   The Buyer
will assume the Assumed Liabilities. Each option or warrant to purchase Seller's Common Stock listed in Exhibit A and assumed by Buyer as part of the Assumed Liabilities, shall, as of the Closing Date, constitute an option or warrant to purchase such number of Shares as results from application of the Exchange Ratio to the number of shares of Seller's Common Stock as to which such option or warrant is exercisable.

           4. Instruments of Transfer; Payment of Purchase Price and Assumption of Liabilities; Further Assurances.

         (a) Seller's Deliveries at Closing. At the Closing, the Seller shall execute and deliver to Buyer:

         (i) Bill(s) of Sale and/or Assignment Agreements for the Purchased Assets in form(s) reasonably satisfactory to the Buyer;

         (ii) Assignment of the Leases;

         (iii) Assignment to Buyer of the Intellectual Property in form reasonably satisfactory to Buyer;

         (iv) Legal Opinion by Seller's counsel in form reasonably satisfactory to Buyer and consistent with the provisions set forth in Paragraph 12(f) of this Agreement;

         (v) Evidence of the authorization of this Agreement and the transactions contemplated or required under this Agreement by Seller's Board of Directors and Shareholders;

         (vi) Such other instrument or instruments of transfer in such form as shall be reasonably necessary or appropriate to vest in the Buyer good and valid title to the Purchased Assets;

         (vii) The Escrow Agreement; and

         (viii) UCC, Judgment and Tax Lien searches confirming that the Purchased Assets are free and clear of any liens, encumbrances, pledges, security interests, claims and other encumbrances not satisfactory to Buyer.

         (b) Buyer's Deliveries at Closing. At the Closing, the Buyer shall execute and/or deliver to the Seller:

         (i) the Shares to be delivered pursuant to Paragraph 3(a)(i) and Paragraph 25 of this Agreement;

         (ii) the Escrow Agreement;

         (iii) an instrument under which Buyer will assume the Assumed Liabilities in a form reasonably satisfactory to the Seller;

         (iv) Evidence of the authorization of this Agreement and the transactions contemplated or required under this Agreement by Buyer's Board of Directors; and

         (v) Legal Opinion by Buyer's counsel in form reasonably satisfactory to Seller and consistent with the provisions set forth in Paragraph 11(g) of this Agreement.

         (d) Other Transfer Instruments; Inspection Rights. Following the Closing, at the request of the Buyer, the Seller shall (i) deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate (A) to vest in the Buyer all of the Seller's rights and title in and to the Purchased Assets, and (B) to transfer to the Buyer all of the Seller's rights to licenses and permits necessary for the operation of the Purchased Assets (to the extent such licenses and permits are transferable), and (ii) permit the Buyer or representatives of the Buyer during normal business hours upon reasonable notice to inspect and make copies of the Seller's books of account and other records which are Retained Assets.

           5. Transfer of Name. From and after the Closing, Buyer shall own the rights of Seller in and to the names "Enterprises Solutions, Inc.", "TAD", "GPS Enabled TAD", "Bonded Network Architecture", "Bondable Network Architecture", "SAPPHIRE ONE OSS", "Trusted Hardened Server", "Trusted TAD Key Loader" and "Hardened DHCP". Notwithstanding the above, Buyer will grant to Seller a limited right to use the name "Enterprises Solutions, Inc." for purposes of Seller's dissolution and winding down.

           6.      Representations and Warranties of the Seller.   The Seller
represents and warrants to the Buyer as follows:

                    (a) Organization; Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Seller has all requisite corporate power and authority and legal right to own, operate and lease its real and personal properties, to carry on its business as now being conducted, and to enter into this Agreement and perform its obligations under this Agreement. Except as disclosed in Seller's Disclosure Statement, the Seller is qualified to do business in each jurisdiction where the conduct of its business or the ownership of its property requires such qualification and where the failure to so qualify would have an adverse effect on the business of Seller. The Seller has no outstanding shares of Preferred Stock. The Seller is not a party to any shareholder control agreements. The chief executive office and principal place of business and the place where the Seller maintains all records relating to its business is 140 Wood Road, Suite 200, Braintree, MA 02184.

                    (b) Seller's SEC Documents. The Seller has filed with the SEC, and has made available to Buyer through EDGAR true and complete copies of Seller's SEC Documents. The Financial Statements included in the Seller's SEC Documents (i) were prepared from, and were in accordance with, the books and records of the Seller as of the dates thereof or for the periods presented therein, (ii) were prepared in accordance with GAAP applied on a consistent basis as of the dates thereof or for the periods presented therein (except as otherwise noted therein and except that the quarterly financial statements were subject to year end adjustment and do not contain all footnote disclosures required by GAAP), (iii) complied in all respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of the dates thereof or for the periods presented therein and
(iv) fairly presented in all material respects the financial position and the results of operations and cash flows of the Seller all as of the dates thereof or for the periods presented therein.

                    (c) Absence of Certain Changes. Except as disclosed in the Seller's SEC Documents, this Agreement and Seller's Disclosure Statement, from December 31, 2000, to the execution of this Agreement: (i) the business of the Seller has been conducted in the ordinary course of business, consistent with past practice; and (ii) there has been no material adverse change in the financial condition, properties, business or results of operations of the Seller taken as a whole including (i) any damage, destruction or loss having a material adverse effect on the properties, business, financial condition or results of operations of the Seller, taken as a whole; (ii) any declaration, setting aside of funds for or payment of any dividend or other distribution in respect of any shares of the Seller's stock or any direct or indirect redemption, purchase or other acquisition of any of the Seller's stock by Seller, or (iii) any general increase in the rate of payment of the salaries, wages, bonuses or commissions of any of the Seller's employees or individual increase for any employee whose annual rate of compensation exceeds $40,000.

                    (d) Tax Returns and Payments. Except as disclosed in Seller's Disclosure Statement, Seller has duly filed all state, federal, local and foreign tax returns and reports (or extension with respect thereto) required to be filed by the date hereof and has paid all amounts owed for any and all federal, state and local taxes. All monies required to be withheld by the Seller from employees for income taxes, Social Security and unemployment insurance taxes have been collected or withheld, and either paid to the respective governmental agencies or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of the Seller. The Seller has furnished to the Buyer true and complete copies of the federal income tax returns of the Seller and any amendments thereto for each of fiscal years ended December 31, 1998, 1999, and 2000.

                    (e) Title to Purchased Assets. Except as disclosed in Seller's Disclosure Statement, the Seller has good and valid title to all of the Purchased Assets, subject in each case, to no mortgage, pledge, option, escrow, hypothecation, lien, security interest, financing statement, lease, charge, encumbrance, easement or conditional sale or other title retention agreement.

                    (f) Completeness and Condition of Property. The Purchased Assets include all of the properties, software, documents, equipment, licenses, patents, patent applications, patent registrations, technology, trademarks, trademark applications, trademark registrations, copyrights, copyright applications, copyright registrations, Intellectual Property and rights which are necessary to conduct the Seller's business substantially as conducted immediately prior to the execution of this Agreement.

                    (g) Trademarks, Copyrights, Licenses, etc. A list and brief description of the Intellectual Property are included in Seller's Disclosure Statement. Seller owns or possesses the right to the Intellectual Property, described in Seller's Disclosure Statement, necessary for the conduct of its business and Seller has not received notice of any conflict with the rights of others, or any use by others which conflicts in any respect with the rights of the Seller in the Intellectual Property described in Seller's Disclosure Statement. Except as disclosed in Seller's Disclosure Statement, the Intellectual Property is fully assignable without the consent of any third party. Seller has not received or given notice of any default or claimed or purported or alleged default on the part of any party in the performance or payment of any material obligation to be performed or paid by any party under the Intellectual Property described in Seller's Disclosure Statement. During the past two years the only names by which the Seller has been known or which Seller has used are. Seller will deliver to Buyer true and correct copies of each agreement, patent, copyright or trademark described in Seller's Disclosure Statement.

                    (h) Litigation; Compliance with Laws; etc. Except as included in Seller's Disclosure Statement, there is (i) no suit or action pending or to Seller's knowledge threatened, against Seller or the property of Seller, or (ii) no governmental investigation or inquiry pending or to Seller's knowledge threatened against the Seller, affecting Seller or its business operations, of which Seller has received notice, which matter referred to in clauses (i) and (ii) above would, severally or in the aggregate, have an adverse affect on the condition (financial or otherwise) of the business of Seller (taken as a whole) or the Purchased Assets (taken as a whole). Seller has complied with and to its knowledge is not in default in any respect under any laws, ordinances or governmental requirements, regulations or orders applicable to its business and properties where such failure or default would have an adverse affect on the condition (financial or otherwise), business of the Seller

(taken as a whole) or the Purchased Assets (taken as a whole). To Seller's knowledge, no investigation is pending by any federal, state or local government, or by any agency or instrumentality thereof, the effect of which would have an adverse affect on the business of the Seller (taken as a whole) or the Purchased Assets (taken as a whole).

                    (i) Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated or required under this Agreement have been duly authorized by all necessary corporate action on the part of the Seller subject to the approval of the dissolution of Seller by the shareholders of the Seller. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes, subject to the approval of the dissolution of Seller by the shareholders of the Seller, a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and principles of equity.

                    (j) Compliance with Other Instruments, etc. Except as the terms of the leases and agreements provided in Seller's Disclosure Statement so specify, to Seller's knowledge, neither the execution and delivery of the Agreement nor the consummation of the transactions contemplated under this Agreement will conflict with or result in any violation of or constitute a default under any term of the certificate of incorporation or by-laws of Seller or any agreement, mortgage, indenture, franchise, license, permit, authorization, lease or other instrument, judgment, decree or order involving the Seller, its assets or the Purchased Assets, or, to the knowledge of Seller, any law or regulation, by which the Seller, its assets, or the Purchased Assets are bound.

                    (k) Governmental and Other Consents. Except as otherwise disclosed by the Seller to Buyer in Seller's Disclosure Statement, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental authority is required by or with respect to the Seller in connection with the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated or required hereby, except for (i) the filing of the Proxy Statement with the SEC in connection with Special Meeting described in Paragraph 9 of this Agreement, (ii) the filing and effectiveness of the Registration Statement to be filed with the SEC, and (iii) filings and effectiveness of the Registration Statement to be filed with various Blue Sky authorities.

                    (l) Agreements, etc. Seller's Disclosure Statement contains a true, correct and complete list of all real property leases, personal property leases, distributor agreements, sale, agency or marketing agreements, licensing agreements, royalty agreements, development agreements and franchise agreements to which Seller is a party or in which the Seller has an interest. Except as the terms of the leases and agreements listed on Seller's Disclosure Statement so specify, Seller is not aware of any reason why such leases and agreements are not fully assignable without the consent of any third party. To Seller's knowledge, there exists no default or claimed or purported or alleged default of any party in the performance of any obligation to be performed or paid by any party under any contracts, plans or other instruments or arrangements referred to in or submitted as a part of Seller's Disclosure Statement. Seller has not received or given notice of any default or claimed or purported or alleged default on the part of any party in the performance or payment of any obligation to be performed or paid by any party under any contracts, plans or other instruments or arrangements referred to in or submitted as a part of Seller's Disclosure Statement.

                    (m)      ERISA.   Seller has no "employee benefit plans:
subject to ERISA or other federal and state statutes and regulations relating to "employee benefit plans," as such term is defined inss.3(3) of ERISA.

                    (n) Safety Deposit Boxes, Lock Boxes, Securities. A list and brief description of all safe deposit boxes, lock boxes, stocks, bonds and other securities in the names of or owned or controlled by the Seller and details about persons having access thereto is included in Seller's Disclosure Statement.

                    (o) Environmental Compliance. There are no facts or circumstances which now exist of which Seller has direct knowledge that could form the basis for the assertion of a claim against the Seller relating to past or present environmental practices of Seller asserted under the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA") or any other federal, state or local environmental statute, which claim, if adversely determined would have an adverse effect on the business, properties or condition (financial or otherwise) of the Seller, taken as a whole.

                    (p) Customers and Suppliers. A complete list of names and addresses of the potential customers and suppliers of Seller is included in Seller's Disclosure Statement. The Seller has no knowledge of any intention of any customer or supplier to terminate, cancel, modify, or change its business relationship with the Seller which individually or in the aggregate would be materially adverse to the business of the Seller taken as a whole. Except as to the agreements listed in Seller's Disclosure Statement which may not be assigned pursuant to their terms, the Seller has no knowledge of any existing events or conditions or state of facts or circumstances relating to the Seller's relationships with customers and suppliers that will prevent the Buyer from conducting the business of the Seller after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it had been conducted by the Seller prior to the Closing Date.

                    (q) Permits and Licenses. Included in Seller's Disclosure Statement is a list and brief description of all permits, licenses, notices and similar filings that are required in the Seller's operation of its business in each jurisdiction in which it conducts business, the failure of which to possess would have an adverse effect on the business, properties or condition (financial or otherwise) of the Seller, taken as a whole. Except as set forth in Seller's Disclosure Statement, all such permits, licenses, notices and similar filings may be freely transferred to the Buyer.

                    (r) Accuracy of Documents. All agreements, contracts, leases, titles, patents, copyrights, licenses, permits, trademarks and other documents delivered by the Seller to the Buyer for the Buyer's review in connection with this Agreement and the transactions contemplated hereby, including without limitation, the certificate of incorporation, by-laws, corporate minutes and tax returns are true, correct and complete copies of all such agreements, contracts, titles and other documents.

                    (s) Inventory. Except as set forth in Seller's Disclosure Statement, the Seller has no inventory.

                    (t) Accounts Receivable. All of Seller's accounts receivable represent bona fide amounts due for sales of goods or provision of services; arose in the ordinary course of business; and except as set forth in Seller's Disclosure Statement, all of the accounts receivable are fully collectible. Except as set forth in Seller's Disclosure Statement, the Seller has no knowledge of any accounts receivable that are being contested or disputed by the obligor thereon, or which the Seller has reason to believe will be contested or disputed.

                    (u) Transactions with Affiliates. No transaction in excess of $5,000 between the Seller and any Affiliate, relating to Purchased Assets or Assumed Liabilities, has been fraudulent with respect to any creditor of the Seller or any of its Affiliates.

             (v) Product Warranties. Seller's Disclosure Statement includes a copy of the standard maintenance and warranty policy for the proposed products to be sold by Seller. The Seller (i) has not made any warranties other than specified in the agreements listed in Seller's Disclosure Statement and the standard warranties disclosed in Seller's Disclosure Statement; (ii) has not received written notice of any claim based on any product warranty and/or based upon any alleged failure to meet Seller's specifications; and (iii) has no knowledge or any reasonable ground to know of any claim (actual or threatened) based on any product warranty of which it has received no written notice.

                   (w) Brokers' or Finder's Fee. Except as disclosed in Seller's Disclosure Statement, no agent, broker, investment banker, or other firm acting on behalf of Seller, or any shareholder of Seller, or under the authority of any of them, is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Seller or any such shareholder in connection with any of the transactions contemplated by this Agreement.

                   (x) Securities Law Compliance. The information supplied by the Seller for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to shareholders of the Seller, at the time of the Special Meeting, and at the time of Closing, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading. If at any time prior to the Closing, any event relating to the Seller or any of its Affiliates should be discovered by the Seller which should be set forth in a supplement to the Proxy Statement, the Seller shall promptly inform the Buyer. Notwithstanding the foregoing, the Seller makes no representation, warranty or covenant with respect to any information supplied by the Buyer that is contained in any of the foregoing documents.

           7. Representations and Warranties of Buyer. Buyer represents and warrants to the Seller as follows:

                    (a) Organization; Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. The Buyer has all requisite corporate power and authority and legal right to own, operate and lease its real and personal properties, to carry on its business as now being conducted, and to enter into this Agreement and perform its obligations under this Agreement. The Buyer is qualified to do business in each jurisdiction where the conduct of its business or the ownership of its property requires such qualification and where the failure to so qualify would have an adverse effect on the business of Buyer.

                    (b) Buyer's SEC Documents. The Buyer has filed with the SEC, and has made available to Seller through EDGAR true and complete copies of Buyer's SEC Documents. The Financial Statements included in the Buyer's SEC Documents (i) were prepared from, and are were in accordance with, the books and records of the Seller as of the dates thereof or for the periods presented therein, (ii) were prepared in accordance with GAAP applied on a consistent basis as of the dates thereof or for the periods presented therein (except as otherwise noted therein and except that the quarterly financial statements were subject to year end adjustment and do not contain all footnote disclosures required by GAAP), (iii) complied in all respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of the dates thereof or for the periods presented therein and
(iv) fairly presented in all material respects the financial position and the results of operations and cash flows of the Seller all as of the dates thereof or for the periods presented therein.

               (c) Absence of Certain Changes. Except as disclosed in the Buyer's SEC Documents, this Agreement and Disclosure Statement, from December 31, 2000, to the execution of this Agreement, the business of the Buyer has been conducted in the ordinary course of business, consistent with past practice. From December 31, 2000, to the execution of this Agreement, there has been no material adverse change in the financial condition, properties, business or results of operations of the Buyer taken as a whole including (i) any damage, destruction or loss having a material adverse effect on the properties, business, financial condition or results of operations of the Buyer, taken as a whole; or (ii) any declaration, setting aside of funds for or payment of any dividend or other distribution in respect of any shares of the Buyer's stock or any direct or indirect redemption, purchase or other acquisition of any of the Buyer's stock by Buyer.

                  (d) Tax Returns and Payments. Except as disclosed in Buyer's Disclosure Statement, Buyer has duly filed all state, federal, local and foreign tax returns and reports (or extension with respect thereto) required to be filed by the date hereof and has paid all amounts owed for any and all federal, state and local taxes. All monies required to be withheld by the Buyer from employees for income taxes, Social Security and unemployment insurance taxes have been collected or withheld, and either paid to the respective governmental agencies or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of the Buyer.

                  (e) Litigation; Compliance with Laws; etc. Except as included in Buyer's Disclosure Statement or the Buyer's SEC Documents, there is (i) no suit or action pending or to Buyer's knowledge threatened, against Buyer or the property of Buyer, or (ii) no governmental investigation or inquiry pending or to Buyer's knowledge threatened against the Buyer, affecting Buyer or its business operations, of which Buyer has received notice, which matter referred to in clauses (i) and (ii) above would, severally or in the aggregate, have a material adverse affect on the condition (financial or otherwise) of the business of Buyer (taken as a whole) or the Buyer's ability to acquire the Purchased Assets (taken as a whole) as contemplated by this Agreement. Buyer has complied with and to its knowledge is not in default in any respect under any laws, ordinances or governmental requirements, regulations or orders applicable to its business and properties where such failure or default would have a material adverse affect on the condition (financial or otherwise), of the business of the Buyer (taken as a whole) or the Buyer's ability to acquire the Purchased Assets (taken as a whole) as contemplated by this Agreement. To Buyer's knowledge, no investigation is pending by any federal, state or local government, or by any agency or instrumentality thereof, the effect of which could have a material adverse affect on the business of the Buyer (taken as a whole) or the Buyer's ability to acquire the Purchased Assets (taken as a whole) as contemplated by this Agreement.

                    (f) Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated or required hereby have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer enforceable in accordance with its terms except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and principles of equity.

                  (g) Compliance with Instruments, Consents, Adverse Agreements. Neither the execution and the delivery of this Agreement nor the consummation of the transaction contemplated hereby will conflict with or result in any violation of or constitute a default under the Buyer's organization documents or any agreement, mortgage, indenture, license, permit, lease or other instrument, judgment, decree, order, or, to the knowledge of the Buyer, any law or regulation by which the Buyer is bound. No consent, approval or authorization of or designation, declaration or filing with any governmental authority or persons or entities on the part of the Buyer is required in connection with the execution or delivery of this Agreement, or the consummation of the transaction contemplated hereby except for the Proxy Statement and Registration Statement described in Paragraph 9 of this Agreement. The Buyer is not a party to or subject to any agreement or instrument, or subject to any charter or other restriction or any judgment, order, writ, injunction, decree, law, rule or regulation which adversely affects or, so far as the Buyer can now reasonably foresee, may in the future adversely affect the business operations, prospects, properties, assets or condition, financial or otherwise, of the Buyer.

               (h) Brokers' or Finder's Fee. No agent, broker, investment banker, or other firm acting on behalf of Buyer, or any shareholder of Buyer, or under the authority of any of them, is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Buyer or any such shareholder in connection with any of the transactions contemplated by this Agreement.

               (i) Registration Statement; Proxy Statement/Prospectus. The information to be supplied by Buyer for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. If at any time prior to the Closing, any event relating to the Buyer or any of its Affiliates should be discovered by the Buyer which should be set forth in an amendment to the Registration Statement, the Buyer shall promptly inform the Seller. Notwithstanding the foregoing, the Buyer makes no representation, warranty or covenant with respect to any information supplied by Seller that is contained in any of the foregoing documents.

               (j) Title to Shares. All Shares to be transferred to Seller at Closing will be fully paid and nonassessable and shall be free and clear of all liens and encumbrances.

               (k) Preemptive Rights. There are no preemptive rights or other rights to subscribe for or to purchase any shares of capital stock of the Buyer pursuant to Buyer's articles of incorporation, bylaws or any agreement or other instrument to which Buyer is a party or by which Buyer is bound which would be triggered by the transactions contemplated or evidenced by this Agreement.

           8.      Conduct of Business.

                    (a) After the execution by both parties of this Agreement and up to and including the Closing Date, the Seller will:

                    (i) use commercially reasonable efforts to preserve its business organization intact, to keep available the services of its employees and representatives and to preserve the goodwill of its employees, customers, suppliers and others having business relations with the Seller; and (ii) maintain its books, accounts and records in the usual manner on a basis consistent with prior years.

                    (iii) maintain in good repair, working order and condition, reasonable wear and tear excepted, all items of tools, furniture, machinery, vehicles, equipment and all other items of tangible personal property included in the Purchased Assets.

                    (b) After the execution by both parties of this Agreement and up to and including the Closing Date, the Seller will not, without the prior written consent of Buyer:

                    (i) modify its practices with respect to employee compensation or benefits, enter into any new oral or written compensation agreements with employees or amend any existing oral or written compensation agreements (except for annual increases in compensation of employees in the ordinary course of business and consistent with past practice);

                    (ii) issue or contract to issue any debt or guarantees of debt other than draws under existing lines of credit;

                    (iii) enter into any joint venture, partnership or other similar arrangement for the conduct of its business;

                    (iv) make any loans or advances to any employee, officer, director or Affiliate of the Seller; provided, that Seller may settle its obligations to John A. Solomon under its employment agreement with John A. Solomon for not more than the amount determined in good faith by the Board of Directors of Seller to represent Seller's obligation thereunder to John A. Solomon;

                    (v) directly or indirectly dispose or accelerate realization of any of its assets, including inventory and receivables, except in the ordinary course of business and consistent with past practice;

                    (vi) change the character of its business; or

                    (vii) enter into any other transaction not in the ordinary course of business;

                    (viii) enter into any contract to merge or consolidate with any other corporation; or

                    (ix) sell, transfer, or otherwise dispose of or encumber all or any part of the Purchased Assets, other than in the ordinary course of business.

                  (c) After the execution by both parties of this Agreement and up to and including the Closing Date, the Buyer will not, without the prior written consent of Seller, issue additional Shares; provided that Buyer may issue up to an additional 11,000,000 Shares to equity investors in Buyer.

           9.      Additional Covenants.

                  (a) Access to Properties and Records. Seller shall permit the Buyer reasonable access to its properties, and shall disclose and make available to the Buyer hereto all books, papers and records relating to the Purchased Assets, including, but not limited to, all books of account, the general ledger, tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, employees, and any other business activities or prospects in which the Buyer may have a reasonable interest in light of the transactions contemplated or required under this Agreement.

                  (b) Confidentiality. All information furnished by each party hereto to the other shall be treated as the sole property of the party furnishing the information except that, after the Closing, all information relating to the Purchased Assets shall be treated as the sole property of the Buyer. If this Agreement shall be terminated, the party receiving the information shall return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five (5) years from the date this Agreement is terminated and shall not apply to any information which (i) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the information; (ii) was at the time of disclosure generally known to the public; (iii) thereafter became known to the public through no fault of the party receiving the information; (iv) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality; (v) is required to be disclosed in accordance with an order of a court of competent jurisdiction; or (vi) is required to be disclosed upon the advice of counsel in any document which must be publicly filed as a result of this Agreement and the transactions evidenced thereby.

                    (c) Proxy Statement/Prospectus; Registration Statement. As promptly as practical after execution of this Agreement, Buyer and Seller shall prepare and file with SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. The Buyer and Seller shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practical. The Proxy Statement, and any supplement thereto, shall include the recommendation of the Board of Directors of Seller in favor of this Agreement, provided that the Board of Directors of the Seller may withdraw such recommendation if it believes in its good faith reasonable judgment, based upon and consistent with advice received in consultation with outside legal counsel, that the withdrawal of such recommendation is necessary for the Board of Directors of Seller to comply with its fiduciary duties under applicable law.

                    (d) Approval of Seller's Stockholders; Proxy Statement. The Seller shall cause the Special Meeting to be duly called and held for the purpose of approving the dissolution of the Seller, which approval will result in Seller causing the transactions contemplated by this Agreement to occur. The Seller will use its best efforts to call and hold the Special Meeting as promptly as practicable following the effective date of the Registration Statement. The Seller shall cause the Proxy Statement to be distributed to each shareholder of record of the Seller as of the record date for the Special Meeting in accordance with Regulation 14A under the Exchange Act and applicable state law. The Seller will deliver to Buyer promptly after the conclusion of the Special Meeting a certificate of its Secretary stating the number of shares voted for and against such proposal as well as the number of abstentions and broker non-votes.

              (e) Approval of Buyer's Stockholders; Proxy Statement. The Buyer shall cause a Special Meeting of Stockholders to be duly called and held (the "Buyer's Special Meeting") for the purpose of approval of a recapitalization of Buyer to increase its authorized common stock to 100,000,000 shares and to authorize a class of 5,000,000 shares of preferred stock and to change its name to "Internet High Assurance Corporation" (iHAC), or such other name as is mutually agreeable to Buyer and Seller. The Buyer will use its best efforts to call and hold Buyer's Special Meeting as promptly as practicable following the effective date of the Registration Statement. The Buyer shall cause the Proxy Statement to be distributed to each shareholder of record of the Buyer as of the record date for the Buyer's Special Meeting in accordance with Regulation 14A under the Exchange Act and applicable state law. The Buyer will deliver to Seller promptly after the conclusion of the Special Meeting a certificate of its Secretary stating the number of shares voted for and against such proposal as well as the number of abstentions and broker non-votes.

                    (f) Regulatory Filings. The Seller and Buyer will take all such action as may be necessary under the federal securities laws applicable to or necessary for, and will file and, if appropriate, use their best efforts to have declared effective or approved all documents and notifications with the SEC and other governmental or regulatory bodies which they deem necessary or appropriate for the consummation of this Agreement and the transactions contemplated or required hereby under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder, and each party shall give the other information reasonably requested by such other party pertaining to it and its subsidiaries and Affiliates to enable such other party to take such actions.

                    (g) Public Announcements. At all times until the approval of Seller's shareholders as described in Paragraph 9(d), each party shall promptly advise and cooperate with the other before issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue any press release or other public announcement to the press or any third party with respect to this Agreement or the transactions contemplated or required hereby.

                    (h) Certain Notices. Each of the parties hereto shall promptly notify the other in writing upon becoming aware of (i) any order or decree or any complaint (or threat thereof) seeking any order or decree restraining or enjoining or seeking damages in connection with the consummation of this Agreement or any of the transactions contemplated or required under this Agreement, or upon receiving any notice from any person, firm or corporation or any governmental department, court, agency or commission of his or its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin or to seek damages in connection with the consummation of this Agreement, or to nullify or render ineffective this Agreement or such transactions contemplated or required under this Agreement or (ii) the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused a breach had such event occurred or been known prior to the date hereof, of any of its representations and warranties contained in this Agreement.

                    (i) OTC Bulletin Board Listing. Buyer will maintain the OTC Bulletin Board listing for the Shares and shall use its best efforts to cause all Shares issued to Seller to be approved for quotation on the OTC Bulletin Board.

                    (j) Assignment of Leases. Buyer agrees to assume all obligations of Seller under the Leases arising on or after the date of Closing.

                    (k) Insurance. If requested by Buyer, Seller shall cause Buyer to be named as an additional insured under all of Seller's existing corporate insurance policies provided that Buyer pays any additional costs for such coverage.

           10. Survival of Representations and Warranties. The parties hereto agree that all representations and warranties made in this Agreement or in any Exhibit attached hereto, certificate or document delivered herewith or at the Closing shall survive the execution and delivery thereof and the Closing hereunder for the period of ninety (90) days from the Closing Date.

           11. Conditions Precedent to the Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part at or prior to the Closing Date by
Seller:

                    (a) Buyer's Representations and Warranties. The representations and warranties of Buyer herein contained shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated or permitted by this Agreement.

                    (b) Buyer's Covenants. Buyer shall have performed all of its obligations and agreements and complied with all its covenants contained in this Agreement to be performed and complied with by Buyer on or prior to the Closing Date.

                    (c) No Litigation. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced and still be pending, no investigation by any governmental or regulatory authority shall have been commenced and still be pending, and no action, suit or proceeding by any governmental or regulatory authority shall have been commenced against Buyer, seeking to restrain, prevent or change the transactions contemplated under this Agreement or questioning the validity or legality of any of such transactions.

                    (d) Registration Statement, Proxy Statement, State Securities Laws. The conditions described in Paragraph 12(g) of this Agreement shall have been fulfilled.

                    (e) Seller's Shareholders Approval. Seller shall have obtained the approval of the shareholders of Seller for the dissolution of the Seller under Paragraph 9(d).

                    (f) Documentation. All matters and proceedings taken in connection with the sale of the Purchased Assets as herein contemplated, including forms of instruments and matters of title, shall be reasonably satisfactory to Seller and its counsel.

                    (g) Buyer's Counsel's Opinion. Counsel for Buyer shall have delivered to Seller an opinion, dated the Closing Date, in form and substance satisfactory to counsel for Seller, to the following effect:

                    (i) Buyer (A) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and (B) has all corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                    (ii) Buyer has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and thereunder.

                    (iii) The execution, delivery and performance of this Agreement, (A) have been duly authorized by all necessary action of Buyer, and
(B) do not violate any provision of the certificate of incorporation or by-laws of Buyer.

                    (iv) This Agreement has been duly executed and delivered by the Buyer. Assuming due execution and delivery by Seller, this Agreement constitutes the valid and binding obligations of Buyer enforceable in accordance with their respective terms, subject to the qualifications that (A) the rights and remedies of Seller hereunder and thereunder may be limited by bankruptcy, reorganization and other laws of general application relating to or affecting the enforcement of creditors rights, and (B) equitable remedies are subject to the discretion of the court before which any proceedings therefore may be brought.

                    (v) Such counsel does not have any actual knowledge of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending against the Buyer in which the alleged damages exceed $25,000 except as described in Buyer's SEC Documents.

                    (vi) All Shares issued to Seller have been duly authorized, validly issued and delivered by Buyer.

                    (vii) There are no preemptive rights or other rights to subscribe for or to purchase any shares of capital stock of Buyer pursuant to Buyer's articles of incorporation, bylaws or any agreement or other instrument known to such counsel to which Buyer is a party or by which Buyer is bound which would be triggered by the transactions evidenced or contemplated by this Agreement.

                    (viii) The Registration Statement has been declared effective by order of the SEC, and to such counsel's knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been instituted or is pending or threatened under the Securities Act.

                    (xi) All Shares to be transferred to Seller at Closing are free and clear of all liens and encumbrances.

                    (h) Registration Statement, Proxy Statement, State Securities Laws. The Registration Statement described in Paragraph 9 of this Agreement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose and no similar proceeding in respect of the Proxy Statement shall have been initiated or threatened by the SEC. Buyer shall have received all state securities laws or "Blue Sky" permits and other authorizations necessary to consummate this Agreement and the transactions contemplated by this Agreement.

                    (i) Leases. The Buyer shall have accepted the assignment of the Leases.

                    (j) OTC Bulletin Board Listing. The Shares of the Buyer shall be listed for trading in the OTC Bulletin Board Market as of the Closing Date. .

                    (k) The shareholders of Buyer shall have approved the recapitalization of Buyer as set forth in Section 9(e).


           12. Conditions Precedent to the Obligations of Buyer. All obligations of Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part at or prior to the Closing by Buyer:

            (a) Seller's Representations and Warranties. The representations and warranties of Seller herein contained shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated or permitted by this Agreement.

            (b) Seller's Covenants. Seller shall have performed all of its obligations and agreements and complied with all of its covenants contained in this Agreement to be performed and complied with by Seller on or prior to the Closing Date.

            (c) No Litigation. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced and still be pending, no investigation by any governmental or regulatory authority shall have been commenced and still be pending, and no action, suit or proceeding by any governmental or regulatory authority shall have been commenced against Seller, seeking to restrain, prevent or change the transactions contemplated under this Agreement or questioning the validity or legality of any of such transactions.

            (d) Consents. Buyer shall have received evidence, satisfactory to Buyer and its counsel, that all of the consents disclosed in the Seller's Disclosure Statement have been duly obtained, and that all permits, licenses, franchises, and other authorizations necessary to the operation of the business of Seller have been transferred to or issued to Buyer.

            (e) Documentation. All matters and proceedings taken in connection with the sale of the Purchased Assets by Seller to Buyer as herein contemplated, including forms of instruments and matters of title, shall be reasonably satisfactory to Buyer and its counsel

            (f) Seller's Counsel's Opinion. Counsel for Seller, Messrs. Jackson & Campbell, P.C. shall have delivered to Buyer an opinion, dated the Closing Date, in form and substance satisfactory to counsel for Buyer, to the following effect:

                (i) Seller (A) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and (B) has all corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                    (ii) Seller has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and thereunder.

                    (iii) The execution, delivery and performance of this Agreement, (A) have been duly authorized by all necessary action of Seller, and
(B) do not violate any provision of the certificate of incorporation or by-laws of Seller.

                    (iv) This Agreement has been duly executed and delivered by the Seller. Assuming due execution and delivery by Buyer, this Agreement constitutes the valid and binding obligations of Seller enforceable in accordance with their respective terms, subject to the qualifications that (A) the rights and remedies of Buyer hereunder and thereunder may be limited by bankruptcy, reorganization and other laws of general application relating to or affecting the enforcement of creditors rights, and (B) equitable remedies are subject to the discretion of the court before which any proceedings therefore may be brought.

                    (v) Such counsel does not have any actual knowledge of any mortgage, lien, encumbrance, security interest or other claim upon or with respect to any of the Purchased Assets except for those disclosed in the Seller's Disclosure Statement.

                    (vi) Except as described in this Agreement, such counsel does not have any actual knowledge of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending against the Seller.

            (g) Registration Statement, Proxy Statement, State Securities Laws. The Registration Statement described in Paragraph 9 of this Agreement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose and no similar proceeding in respect of the Proxy Statement shall have been initiated or threatened by the SEC. Buyer shall have received all state securities laws or "Blue Sky" permits and other authorizations necessary to consummate this Agreement and the transactions contemplated by this Agreement.

            (h) Leases. Seller shall have assigned the Leases to Buyer.

            (i) Seller's Shareholders Approval. The condition described in Paragraph 11(e) of this Agreement shall be satisfied.

            (k) Escrow Agreement. The Escrow Agreement shall have been executed.

            (l) OTC Bulletin Board Listing. The Shares of the Buyer shall be listed for trading in the OTC Bulletin Board Market as of the Closing Date.

            (m) Agreements with Affiliates Not less than ten (10) days prior to the Closing, the Seller shall deliver to Buyer a list of its Affiliates, identifying all persons who are reasonably and in good faith believed to be, at the time of the Special Meeting, Affiliates of the Seller for purposes of Rule 145 under the Act. The Seller shall use its best efforts to cause each person who is identified as an Affiliate in the list referred to above to deliver to Buyer on or prior to the effective date of the Registration Statement a written agreement, in form reasonably satisfactory to Buyer whereby such persons acknowledge (i) the restrictions on the transfer of Shares issued to Affiliates necessary or advisable to comply with Rule 145 under the Act, and (ii) the appropriate legending of the certificates for the Shares to be issued pursuant to this Agreement. Notwithstanding Paragraph 3 of this Agreement, no stockholder who at the time of the effective date of the Registration Statement was so identified as an Affiliate of the Seller shall be entitled to receive certificates for Buyer's Shares until such stockholder has complied with any and all provisions of this Paragraph 12(m).

           13.      Shareholder Approval.

                    Simultaneously upon Seller's execution of this Agreement, the directors and executive officers of Seller shall have delivered their approval of this Agreement and the dissolution of the Seller and have agreed to vote their shares of Seller in favor of the dissolution of the Seller at the Special Meeting.

           14.      Indemnification.

                    (a) Indemnification by Seller. Seller shall indemnify, defend, and hold Buyer and their respective officers, directors, employees, and shareholders and their respective successors and assigns (collectively, "Buyer's Indemnified Persons") harmless from and against an Indemnity Loss asserted against, suffered, or incurred by any of Buyer's Indemnified Persons arising out of or in any way related to:

                               (i)      Any misrepresentation in or breach
of the representations and warranties of Seller or the failure of Seller to perform any of its covenants or obligations contained in this Agreement, the Assignment Agreements, or in any exhibit, schedule, certificate or other instrument or document furnished to or to be furnished by Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                               (ii)      Except with respect to the Assumed
Liabilities assumed by Buyer under this Agreement, the operation of Seller's business or the use of the Purchased Assets prior to the date hereof;

                               (iii)      Any actions, claims, suits, or
proceedings asserted by third parties alleging personal injury or property damage due to, arising out of, or by reason of the design, manufacture or use of any products of the Seller's business manufactured on or prior to the Closing Date;

                               (iv)      Any worker's compensation claims of
any employee or former employee of Seller relating to events occurring on or prior to the Closing Date;

                               (v)      Any and all claims for compensation
and other employee benefits (including, but not limited to, severance pay, outplacement benefits, disability benefits, health, retiree medical, worker's compensation, tuition assistance, death benefits, and pension and profit sharing plans and claims relating to employment or termination of employment) accruing on or prior to the date hereof, or on or after the date hereof with respect to the payment of severance benefits and other welfare benefit payments, if any, with respect to (A) employees in the Seller's business who are laid off on or prior to the date hereof and (B) employees in the Seller's business who, on the date hereof, are on medical leave or disability, and related costs and liabilities, regardless of whether such claims and related costs and liabilities are made or incurred before, on or after the Closing Date;

                               (vi)      All claims, investigations, actions,
suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees and expenses, incident to the foregoing (other than Assumed Liabilities); or

                               (vii)      Any liabilities, obligations or
expenses of Seller not included in the Assumed Liabilities assumed by Buyer pursuant to the provisions of the Agreement.

                    (b) Indemnification by Buyer. Buyer shall indemnify, defend, and hold Seller, and its officers, directors, employees, and shareholders and their respective successors and assigns (collectively "Seller's Indemnified Persons"), harmless from and against any Indemnity Loss asserted against, suffered or incurred by any of Seller's Indemnified Persons arising out of or in any way related to:

                               (i)      Any misrepresentation in or
breach of the representations and warranties of Buyer or the failure of Buyer to perform any of their covenants or obligations contained in this Agreement, the Assignment Agreements, or in any exhibit, schedule, certificate or other instrument or document furnished or to be furnished by Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                               (ii)      The use by Buyer of the Purchased
Assets after the Buyer has received good and valid title to the Purchased
Assets;

                              (iii)      The Assumed Liabilities;

                              (iv)      All claims, investigations, actions,
suits, proceedings, demands, assessments, judgments, costs, and expenses, including reasonable attorneys' fees and expenses, incident to the foregoing;

                               (v)      Any actions, investigations, actions,
suits, proceedings, demands, assessments, judgments, costs, and expenses, including reasonable attorneys' fees and expenses (incurred thereon at trial and upon appeal), incident to the foregoing;

                    (c) Notice. If any party believes that it has suffered or incurred any Indemnity Loss, that party shall so notify the indemnifying party promptly in writing describing such loss or expense, the amount thereof, if known, and the method of computation of such Indemnity Loss, all with reasonable particularity. If any action at law, suit in equity or administrative action is instituted by or against a third party with respect to which any party intends to claim any liability or expense as an Indemnity Loss under this Paragraph 14, such party shall promptly notify the indemnifying party of such action.

                    (d) Defense of Claims. The indemnifying party shall have ten
(10) business days after receipt of either notice referred to in Paragraph 14(c) of this Agreement to notify the indemnified party that it elects to conduct and control any legal or administrative action or suit with respect to an indemnifiable claim. If the indemnifying party does not give such notice, the indemnified party shall have the right to defend, contest, settle or compromise such action or suit in the exercise of its exclusive discretion, and the indemnifying party shall, upon request from the Indemnified Person promptly pay the indemnified person in accordance with the other terms and conditions of this Paragraph 14, the amount of any Indemnity Loss resulting from its liability to the third party claimant. If the indemnifying party gives such notice, it shall have the right to undertake, conduct and control, through counsel of its own choosing (which counsel shall be satisfactory to the indemnified party in the reasonable judgment of the indemnified party) and at its sole expense, the conduct and settlement of such action or suit, and the indemnified party shall cooperate with the indemnifying party in connection therewith; provided, however, that (i) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse change securing the claims indemnified hereunder upon any asset of the indemnified party, (ii) the indemnifying party shall not thereby consent to the imposition of any injunction against the indemnified party without the prior written consent of the indemnified party,
(iii) the indemnifying party shall permit the indemnified party to participate in such conduct or settlement through counsel chosen by the indemnified party, but the fees and expenses of such counsel shall be borne by the indemnified party except as provided in clause (iv) below, and (iv) upon a final determination of such action or suit, the indemnifying party shall agree promptly to reimburse to the extent required under this Paragraph 14 the indemnified party for the full amount of any Indemnity Loss resulting from such action or suit and all reasonable and related expenses incurred by the indemnified party, except fees and expenses of counsel for the indemnified party incurred after the assumption of the conduct and control of such action or suit by the indemnifying party. So long as the indemnifying party is contesting any such action in good faith, the indemnified party shall not pay or settle any such action or suit. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such action or suit, provided that in such event the indemnified party shall waive any right to indemnity therefor from the indemnifying party and no amount in respect therefor shall be claimed as a Indemnity Loss under this Agreement.

                    (e) Cooperation. If requested by the indemnifying party, the indemnified person shall cooperate with the indemnifying party and its counsel in contesting any claim which the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the claim, or any cross-complaint against any person, and further agrees to take such other action as reasonably may be requested by an indemnifying party to reduce or eliminate any loss or expense for which the indemnifying party would have responsibility, but the indemnifying party will reimburse the indemnified person for any expenses incurred by it in so cooperating or acting at the request of the indemnifying party.

                    (f) Right to Participate. The indemnified party shall afford the indemnifying party and its counsel (at the indemnifying party's own expense) the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any claim against the indemnified party or conferences with representatives of or counsel for such persons.

                    (g) Payment of Losses. The indemnifying party shall promptly pay to the indemnified person in cash the amount of any Indemnity Loss to which the indemnified person is entitled by reason of the provision of this Agreement. Any claim for which indemnification occurs under this Agreement shall be assigned (without recourse) to the indemnifying party.

                    (h) Subrogation. In the event of any payment by an indemnifying party to an indemnified party in connection with any Indemnity Loss, the indemnifying party shall be subrogated to and shall stand in the place of the indemnified party as to any events or circumstances in respect of which the indemnified party may have any right to claim against any third party relating to such event of indemnification. The indemnified party shall cooperate with the indemnifying party in any reasonable manner in prosecuting any subrogated claim.

                    (i) Limitation on Indemnification. Neither Buyer nor Seller shall assert a claim for an Indemnity Loss pursuant to Paragraph 14 of this Agreement unless and until the cumulative aggregate of such Indemnity Loss incurred by Buyer or Seller exceeds $50,000, after which point such party will be obligated to indemnify against all such Indemnity Loss, including the first $50,000.

                    (j) Maximum Liability. The total liability of either the Buyer or the Seller for any claim for an Indemnified Loss under Paragraph 14 of this Agreement, or for a breach of this Agreement, shall not exceed the value of those Shares placed in escrow pursuant to the Escrow Agreement. Further, neither party shall be entitled to assert a claim for indemnification against the other party after ninety (90) days following the Closing.

                    (k) Knowledge of Party Seeking Indemnification. Neither party shall be entitled to seek indemnification from the other party for any matters, claims or facts of which such party had knowledge prior to entering into this Agreement.

                    (l) The Buyer and Seller acknowledge and agree that following the Closing, the indemnification provisions contained in this Paragraph 14 shall be the exclusive remedies of Buyer and Seller for any claims of the type described in this Paragraph 14, including without limitation, any breach of the representations and warranties under this Agreement.

           15. Seller's Claims. Buyer acknowledges that Seller intends to liquidate and dissolve shortly after the consummation of the transactions set forth in this Agreement and to distribute all of the shares received from Buyer pursuant to this Agreement. Any claims Seller may have hereunder may be brought by Seller or by a designee on behalf of the shareholders of Seller.

           16. Non-Compete. To induce Buyer to enter into this Agreement, Seller covenants and agrees that commencing on the Closing Date and for a period of two years thereafter, Seller shall not, directly or indirectly, as an owner, shareholder, partner, agent, representative or in any other manner enter into, or in any manner take an active part in, any business which is or may be in competition with the business of Buyer within the United States. Seller expressly acknowledges that in addition to all rights and remedies at law available to Buyer to enforce the terms of this Paragraph, Buyer shall have the right to seek and obtain equitable relief, including injunctive relief, against Seller for violating the terms of this Paragraph 16.

           17. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be enforceable to the fullest extent permitted by law.

           18. Applicable Law. This Agreement shall be governed and construed and interpreted in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of laws.

           19. Waivers and Notices. Any failure by any party to this Agreement to comply with any of its obligations, agreement or covenants hereunder may be waived by the Seller in the case of a default by the Buyer and by the Buyer in the case of a default by the Seller. All waivers under this Agreement and all notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed certified first class mail, postage prepaid, return receipt requested:

 (a)     If to the Seller:                  Copy to:
         Enterprises Solutions, Inc.        Michael Paige, Esq.
         140 Wood Road, Suite 200           Jackson & Campbell, P.C.
         Braintree, MA 02184                1120 20th Street, N.W., South Tower
         Attn: John A. Solomon, CEO         Washington, D.C. 20036

 (b)     If to the Buyer:
         Delta Mutual, Inc.
         1730 Rhode Island Ave., N.W.
         Suite 812
         Washington, D.C. 20036
         Attn: Kenneth A. Martin, President

or to such other person or persons at such address or addresses as may be designated by written notice to the other parties hereunder.

           20. Access to Books and Records Post-Closing. After the Closing, (i) the Seller shall provide the Buyer full access during normal business hours (upon reasonable prior notice) to all books and records which are part of the Retained Assets insofar as they relate to any Purchased Assets or Assumed Liabilities or the conduct of the business after the Closing and (ii) the Buyer shall provide the Seller full access during normal business hours (upon reasonable prior notice) to all books and records which are part of the Purchased Assets or which relate to the Purchased Assets, Assumed Liabilities or the conduct of the business of Seller prior to the Closing.

           21. Entire Agreement. This Agreement, together with the other writings delivered in connection herewith, embodies the entire Agreement and understanding of the parties hereto and supersedes all prior agreements or understandings between the parties, oral or written, express or implied. This Agreement cannot be amended orally, but only by a writing duly executed by the parties.

           22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

           23. Headings. Headings of the Paragraphs in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

           24. Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that nothing in this Agreement shall be construed to confer any rights, remedies, obligations or liabilities on any person other than the parties hereto or their respective successors and assigns.

           25. Expenses. (a) All costs and expenses, including legal and accountant's fees, incurred by Seller in connection with this Agreement and the transactions contemplated or required hereby, including, but not limited to, all costs of dissolving the Seller and all costs relating to the typesetting, printing, edgarizing, mailing, and distribution of the Proxy Statement and the Registration Statement (including all supplements and amendments thereto) (the "Transaction Costs"), shall be paid by the Seller at Closing, except that Buyer shall pay up to a maximum of Two Hundred Thousand (200,000) additional Shares in the event Seller's aggregate Transaction Costs exceed One Hundred Thousand ($100,000) Dollars, such Shares to be valued at $1.00 each for purposes of this Paragraph. All costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated or required hereby, including legal and accountants fees, and all costs relating to the issuance and distribution of the Shares to the Seller shall be paid by Buyer.

                           (b)      Either party may make an advance or
advances to the other party to cover such other party's closing costs. Any such advance or advances shall be repaid at Closing, with interest thereon at a rate of Twelve (12%) Percent per annum.

           IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

SELLER:                                  BUYER:

ENTERPRISES SOLUTIONS, INC.              DELTA MUTUAL, INC.


By: /s/ JOHN A. SOLOMON                   By: /s/ KENNETH A. MARTIN
--------------------------------          ------------------------------------
    John A. Solomon,                          Kenneth A. Martin,
    CEO                                       President

                                    EXHIBIT A

                               ASSUMED LIABILITIES

The Assumed Liabilities shall be limited to:


                    1. All warranty obligations of Seller specified in Seller's Disclosure Statement.

                    2. Liabilities under the Employment Agreements of Seller with employees listed below:

                    Employment Agreement between Seller and Alfred T. Saker, and Addendum thereto.

                    Employment Agreement between Seller and John Michener, and Addendum thereto.

                    Employment Agreement between Seller and Paul Ryan (to be executed).


                    3. The following outstanding options and warrants of Seller, as also described in Seller's Disclosure Statement, copies of which are attached to Seller's Disclosure Statement:

Dr. John A Solomon                   100,000       Cashless Option @ $6.25
John Michener                         60,000       Cashless Option @ $3.50 plus:
                                                   25,000 Cashless Options  - Due every 6 months.
                                                   6/30 & 12/31 for 3 years + renewals.
Jeffrey Moritz                        22,500       @ $0.667
Jeffrey Moritz                        15,000       @ $5.67
Nina Cannon                           10,000       @ $7.50
Nina Cannon                           25,000       @ $6.25
Marshall Charitable Settlement       100,000       Cashless Option @ $6.00

Warrants:
Effingham                             18,500       @ $1.667 expiring 09/06/01
Rowan House                          198,500       @ $1.667 expiring 09/06/01
Various holders                    1,800,000       @ $2.00 expiring 06/20/03
Waltrag                              320,000       @ $1.00 expiring 12/31/03
Michael J. Marshall
 Settlement Trust                    200,000       @ $1.00 expiring 04/12/03
Global Financial Group*               60,000       @ $7.625  per Agreement of 02/24/00
Global Financial Group*              163,500       @ $3.058 per Agreement of 02/24/00

Global Financial Group*                7,603       @ $3.289 per Agreement of 02/24/01


-------------
* Under negotiation with Global Financial Group.

4. All obligations under the leases and consulting and other agreements specified in Seller's Disclosure Statement accruing on and after the Closing Date.

5. All deductibles for claims made after the Closing Date under those insurance policies of Seller for which Buyer has elected, at its option, to be named as an additional insured.

6. Registration rights for Seller's common stock held by investors in Seller.

7. Warrant Agreement, dated as of September 19, 2000, between Seller and American Stock Transfer & Trust Company, as Warrant Agent.

8. Promissory Note, dated October 18, 2000, of Alfred T. Saker to Seller.

9. Pledge Agreement, dated October 10, 2000, of Alfred T. Saker to Seller.

10.                 2000 Restricted Stock Plan of Seller.

11. Memorandum of Agreement, dated as of December 31, 2000, between the Seller and Waltrag, A.G.

12. Agreement, dated September 12, 2000, between Victor Chandler International and Seller.

13.                 Promissory Note of CODIS Computer GmbH.

                                    EXHIBIT B

                             NON-ASSUMED LIABILITIES

Buyer is not assuming any liabilities of Seller except for those expressly identified in Exhibit A.

                                    EXHIBIT C

                                 RETAINED ASSETS

The Retained Assets consist of the following:

 1. Seller's minute book, stock record book and similar organizational documents.

 2.      The receivable, plus accrued interest, representing the note of John
A. Solomon to Seller and all obligations of Seller pursuant to the Employment Agreement, dated January 10, 2001, between Seller and John A. Solomon.

 3. All corporate insurance policies of Seller and any remaining benefits under the term of such policies. Seller shall retain any and all refunds or rebates of premiums under Seller's Director and Officer Liability policy. Refunds or rebates under all other corporate insurance policies are included in the Purchased Assets of Buyer.

4.       Cash not in excess of $50,000.

                                 Amendment No. 1

                                       To

                                AGREEMENT OF SALE

         AMENDMENT NO. 1, dated September 10, 2001 ("this Amendment"), to the AGREEMENT OF SALE ("Agreement") dated the 11th day of May, 2001, by and between Enterprises Solutions, Inc., a Nevada corporation ("Seller"), with an office located at 140 Wood Road, Suite 200, Braintree, MA 02184, and Delta Mutual, Inc., a Delaware corporation ("Buyer"), with an office located at 1730 Rhode Island Ave., N.W., Suite 812, Washington, D.C. 20036.

                              W I T N E S S E T H:

         WHEREAS, on May 11, 2001, the parties entered into the Agreement with respect to the sale by the Seller to Buyer of substantially all of Seller's tangible and intangible assets, subject only to certain liabilities of the Seller described in this Agreement, and the liquidation and dissolution of Seller;

         NOW, THEREFORE, in consideration of the mutual promises herein set forth and subject to the terms and conditions of this Amendment, the parties agree to amend the Agreement as follows:

         1. Definitions. As used in this Amendment, the defined terms shall have the meanings set forth in the Agreement.


         2. Section 11 of the Agreement is amended by the addition of a new subsection (l) to read as follows:

         "(l) Opinion of Special Tax Counsel to Seller. Seller shall have received the opinion of McGuireWoods LLP to the effect that the discussion of the Federal income tax consequences of the Transaction to Enterprises' stockholders under the caption "Material United States Federal Income Tax Consequences of the Transaction" in the Registration Statement is accurate."

         3. Exhibits. Exhibits A, B and C to the Agreement are respectively amended to read as Exhibits A, B and C attached to this Amendment.

         4. Entire Agreement. This Amendment, together with the Agreement and the other writings delivered in connection herewith, embodies the entire Agreement and understanding of the parties hereto and supersedes all prior agreements or understandings between the parties, oral or written, express or implied. This Agreement cannot be amended orally, but only by a writing duly executed by the parties.

         5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

         6. Headings. Headings of the Paragraphs in this Amendment are for reference purposes only and shall not be deemed to have any substantive effect.

         7. Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that nothing in this Agreement shall be construed to confer any rights, remedies, obligations or liabilities on any person other than the parties hereto or their respective successors and assigns.

           IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

SELLER:                                      BUYER:

ENTERPRISES SOLUTIONS, INC.                  DELTA MUTUAL, INC.

By:  /s/ John A. Solomon                          By: /s/ Kenneth A. Martin
----------------------------                      ------------------------------
John A. Solomon,                                  Kenneth A. Martin,
CEO                                               President

                                    EXHIBIT A

                               ASSUMED LIABILITIES

The Assumed Liabilities shall be limited to:

1.   All warranty obligations of Seller specified in Seller's Disclosure
     Statement.

2. Liabilities under the Employment Agreements of Seller with employees listed below:

     Employment Agreement between Seller and Alfred T. Saker, and Addendum thereto.

     Employment Agreement between Seller and John Michener, and Addendum thereto.

     Employment Agreement between Seller and Paul Ryan.

3. The following outstanding options and warrants of Seller, as also described in Seller's Disclosure Statement, copies of which are attached to Seller's Disclosure Statement:

Dr. John A Solomon                      100,000 Cashless Option @ $6.25
John Michener                            60,000 Cashless Option @ $3.50 plus:
                                         25,000 Cashless Options  - Due every 6 months.
                                                6/30 & 12/31 for 3 years + renewals.
Jeffrey Moritz                           22,500 @ $0.667
Jeffrey Moritz                           15,000 @ $5.67
Nina Cannon                              10,000 @ $7.50
Nina Cannon                              25,000 @ $6.25
Marshall Charitable Settlement          100,000 Cashless Option @ $6.00
Warrants:
Various holders                       1,800,000 @ $2.00 expiring 06/20/03
Waltrag                                 320,000 @ $1.00 expiring 12/31/03
Michael J. Marshall Settlement Trust    200,000 @ $1.00 expiring 04/12/03
John A. Solomon                       2,000,000 @1.00 expiring August 31, 2006

4. All obligations under the leases and consulting and other agreements specified in Seller's Disclosure Statement accruing on and after the Closing Date.

5. All deductibles for claims made after the Closing Date under those insurance policies of Seller for which Buyer has elected, at its option, to be named as an additional insured.

6. Registration rights for Seller's common stock held by investors in Seller.

7. Warrant Agreement, dated as of September 19, 2000, between Seller and American Stock Transfer & Trust Company, as Warrant Agent.

                                    EXHIBIT B

                             NON-ASSUMED LIABILITIES

Buyer is not assuming any liabilities of Seller except for those expressly identified in Exhibit A.

                                    EXHIBIT C

                                 RETAINED ASSETS

The Retained Assets consist of the following:

1. Seller's minute book, stock record book and similar organizational documents.

2. All corporate insurance policies of Seller and any remaining benefits under the term of such policies. Seller shall retain any and all refunds or rebates of premiums under Seller's Director and Officer Liability policy. Refunds or rebates under all other corporate insurance policies are included in the Purchased Assets of Buyer.

3.    Cash not in excess of $50,000.

                                 Amendment No. 2

                                       To

                                AGREEMENT OF SALE

         AMENDMENT NO. 2, dated November 27, 2001 ("this Amendment"), to the AGREEMENT OF SALE ("Agreement") dated the 11th day of May, 2001, by and between Enterprises Solutions, Inc., a Nevada corporation ("Seller"), with an office located at 140 Wood Road, Suite 200, Braintree, MA 02184, and Delta Mutual, Inc., a Delaware corporation ("Buyer"), with an office located at 1730 Rhode Island Ave., N.W., Suite 812, Washington, D.C. 20036.

                              W I T N E S S E T H:

         WHEREAS, on May 11, 2001, the parties entered into the Agreement with respect to the sale by the Seller to Buyer of substantially all of Seller's tangible and intangible assets, subject only to certain liabilities of the Seller described in this Agreement, and the liquidation and dissolution of Seller;

         NOW, THEREFORE, in consideration of the mutual promises herein set forth and subject to the terms and conditions of this Amendment, the parties agree to amend the Agreement as follows:

         1. Definitions. As used in this Amendment, the defined terms shall have the meanings set forth in the Agreement.

         2. The Agreement is hereby amended so as to make all provisions thereof subject to and conforming with the Proxy Statement/Registration Statement jointly filed with the Securities and Exchange Commission by the Seller and the Buyer, and all amendments thereto, and all provisions of the Agreement, as from time to time amended, shall be deemed changed insofar as necessary to conform with such filings.

         3. Section 19 of the Agreement is amended by substituting a new name in the attention line of Seller's address to read as follows:

                           If to Seller:
                           Enterprises Solutions, Inc.
                           140 Wood Road, Suite 200
                           Braintree, MA 02814
                           Attn: Alfred Saker, acting CEO

         4. Section 9(e) of the Agreement is hereby deleted in its entirety.

         5. Entire Agreement. This Amendment, together with the Agreement, Amendment No. 1, and the other writings delivered in connection herewith, embodies the entire Agreement and understanding of the parties hereto and supersedes all prior agreements or understandings between the parties, oral or written, express or implied.

         6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

         7. Headings. Headings of the Paragraphs in this Amendment are for reference purposes only and shall not be deemed to have any substantive effect.

         8. Binding Effect, Benefits. This Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that nothing in this Amendment shall be construed to confer any rights, remedies, obligations or liabilities on any person other than the parties hereto or their respective successors and assigns.

         IN WITNESS WHEREOF, the parties have executed this Amendment on the date first written above.

SELLER:                                    BUYER:

ENTERPRISES SOLUTIONS, INC.                DELTA MUTUAL, INC.

By: /s/ ALFRED SAKER                               By: /s/ KENNETH A. MARTIN
-----------------------------                      -----------------------------
Alfred Saker,                                      Kenneth A. Martin,
Acting CEO                                         President

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20 - INDEMNIFICATION OF DIRECTORS AND OFFICERS OF REGISTRANT

         The Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action which they had no reasonable cause to believe was unlawful. Pursuant to Delaware law, Delta in its Bylaws and Certificate of Incorporation has adopted broad indemnification and liability limiting provisions regarding its officers, directors and employees, including the limitation of liability for certain violations of the duty of care. Accordingly, under certain circumstances the stockholders of Delta will have more limited recourse against those individuals than would be the case in the absence of such provisions.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Delta and Enterprises have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM 21 - EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)     EXHIBITS

 2.1  Enterprises' Plan of Liquidation and Dissolution (a)

2.2 Agreement of Sale between Delta and Enterprises, dated May 11, 2001, and Amendment No. 1 thereto dated September 10, 2001 and Amendment No. 2 thereto, dated November 27, 2001 (b)

 3.1  Delta's Certificate of Incorporation (c)
 3.2  Delta's Bylaws (d)
 4.1 Paragraph "Fourth" of Delta's Certificate of Incorporation dated November 17, 1999(d)

 5.1 Opinion of Ruddy & Muir, LLP, regarding legality of securities registered (e)
 5.2  Form of Opinion of McGuireWoods, LLP (e)
 10.1 10% Convertible Promissory Note (e)
 21.1 List of Delta's Subsidiaries (f)

 23.1 Consent of Ruddy & Muir, LLP (contained in the opinion of Ruddy & Muir, LLP filed as Exhibit No. 5.1 to this Registration Statement on Form S-4)(f)

 23.2 Consent of Weiner, Goodman & Company, P.C. (f)
 23.3 Consent of Van Buren & Hauke LLC (f)



--------------------------
 (a) Included as an Appendix A to the Proxy Statement-Prospectus contained in this Registration Statement on Form S-4.
 (b) Included as Appendix B to the Proxy Statement-Prospectus contained in this Registration Statement on Form S-4.
 (c) Filed as Exhibit 3.1 to Delta's Amended Form 10-SB, filed with the Securities and Exchange Commission on June 15, 2000.
 (d) Filed as Exhibit 3.2 to Delta's Amended Form 10-SB, filed with the Securities and Exchange Commission on June 15, 2000.
 (e)  Filed as an Exhibit to this Registration Statement on Form S-4.

 (f)  Previously filed as an Exhibit to this Registration Statement.


(b)     FINANCIAL STATEMENT SCHEDULES

Not Applicable


ITEM 22 - UNDERTAKINGS

The undersigned Company hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimate maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the `Calculation of Registration Fee' table in the effective registration statement;

         (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Washington, District of Columbia, on this 30th day of November, 2001.


  DELTA MUTUAL, INC.

  /s/ Kenneth A. Martin
-------------------------
  Kenneth A. Martin
  President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




Dated: November 30, 2001      /s/ Kenneth A. Martin
                              ----------------------------
                              Director, President (Principal Executive and
                              Financial and Accounting Officer)

Dated: November 30, 2001      /s/ Sailor H. Mohler
                              ----------------------------
                              Sailor H. Mohler, Director

Dated: November 30, 2001      /s/ Phillip Chung
                              ----------------------------
                              Phillip Chung, Director and Secretary



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